     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 8, 1998

                                                      REGISTRATION NO. 333-45619
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              BROADCOM CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         CALIFORNIA                        3674                        33-0480482
(STATE OR OTHER JURISDICTION   (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
   OF INCORPORATION OR          CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)
        ORGANIZATION)

                            16251 LAGUNA CANYON ROAD
                            IRVINE, CALIFORNIA 92618
                                 (714) 450-8700
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                         HENRY T. NICHOLAS, III, Ph.D.
                    CO-CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              BROADCOM CORPORATION
                            16251 LAGUNA CANYON ROAD
                            IRVINE, CALIFORNIA 92618
                                 (714) 450-8700
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

           BRUCE R. HALLETT, ESQ.                         LARRY W. SONSINI, ESQ.
           ELLEN S. BANCROFT, ESQ.                      JAMES N. STRAWBRIDGE, ESQ.
             LEE J. LESLIE, ESQ.                           JOSE F. MACIAS, ESQ.
       BROBECK PHLEGER & HARRISON LLP                WILSON SONSINI GOODRICH & ROSATI
      4675 MACARTHUR COURT, SUITE 1000                   PROFESSIONAL CORPORATION
       NEWPORT BEACH, CALIFORNIA 92660                      650 PAGE MILL ROAD
               (714) 752-7535                        PALO ALTO, CALIFORNIA 94304-1050
                                                              (650) 493-9300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------


                   CALCULATION OF ADDITIONAL REGISTRATION FEE



=====================================================================================================
TITLE OF EACH CLASS OF                          PROPOSED ADDITIONAL MAXIMUM    AMOUNT OF ADDITIONAL
SECURITIES TO BE REGISTERED                     AGGREGATE OFFERING PRICE(1)      REGISTRATION FEE
-----------------------------------------------------------------------------------------------------
Class A Common Stock, $.0001 par value per
  share.......................................          $35,920,000                 $10,596(2)
=====================================================================================================



(1) Estimated pursuant to Rule 457(o) solely for the purpose of calculating the registration fee.



(2) The total registration fee is $26,491, of which $15,895 was previously paid by the Company.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                EXPLANATORY NOTE

     This Registration Statement covers the registration of (i) 4,025,000 shares of Class A Common Stock offered by the Company and the Selling Shareholders pursuant to an underwritten public offering, including 525,000 shares issuable upon exercise of the Underwriters' over-allotment option (the "Public Offering"), and (ii) 500,000 shares of Class A Common Stock offered to Cisco Systems, Inc. by the Company in a concurrent offering that is not underwritten (the "Cisco Offering"). Therefore, this Registration Statement contains two forms of prospectus: one to be used in connection with the Public Offering (the "Public Offering Prospectus") and the other to be used in connection with the concurrent Cisco Offering (the "Cisco Prospectus"). The Public Offering Prospectus and the Cisco Prospectus are identical in all respects except for the front cover pages, the tables of contents, the descriptions of the plan of distribution and the descriptions of legal matters. These sections of the Cisco Prospectus are included herein after the final page of the Public Offering Prospectus and are labeled "Alternate Page for Cisco Prospectus" and "Alternate Sections for Cisco Prospectus." Final forms of each prospectus will be filed with the Securities and Exchange Commission under Rule 424(b).

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (Subject to Completion)


Issued April 8, 1998

                                3,500,000 Shares

                                [BROADCOM LOGO]
                              CLASS A COMMON STOCK
                            ------------------------


OF THE 3,500,000 SHARES OF CLASS A COMMON STOCK OFFERED HEREBY, 2,750,000 SHARES
 ARE BEING SOLD BY THE COMPANY AND 750,000 SHARES ARE BEING SOLD BY THE SELLING
  SHAREHOLDERS. SEE "PRINCIPAL AND SELLING SHAREHOLDERS." THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF SHARES BY THE SELLING SHAREHOLDERS.
 THE COMPANY HAS TWO CLASSES OF COMMON STOCK: CLASS A COMMON STOCK AND CLASS B COMMON STOCK (COLLECTIVELY, THE "COMMON STOCK"). THE SHARES OF COMMON STOCK ARE
  SUBSTANTIALLY IDENTICAL EXCEPT THAT THE HOLDERS OF CLASS A COMMON STOCK ARE ENTITLED TO ONE VOTE PER SHARE, AND THE HOLDERS OF CLASS B COMMON STOCK ARE
     ENTITLED TO TEN VOTES PER SHARE, ON MATTERS SUBMITTED TO A VOTE OF THE SHAREHOLDERS. EACH SHARE OF CLASS B COMMON STOCK IS CONVERTIBLE AT THE OPTION OF
     THE HOLDER INTO ONE SHARE OF CLASS A COMMON STOCK, AND GENERALLY WILL AUTOMATICALLY CONVERT INTO ONE SHARE OF CLASS A COMMON STOCK UPON TRANSFER OF THE CLASS B COMMON STOCK FROM ITS ORIGINAL HOLDER. SEE "DESCRIPTION OF CAPITAL STOCK." PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON
STOCK OF THE COMPANY. IT IS CURRENTLY ESTIMATED THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $18 AND $20 PER SHARE. SEE "UNDERWRITERS" FOR A DISCUSSION
   OF THE FACTORS TO BE CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE. THE SHARES OF CLASS A COMMON STOCK OFFERED HEREBY HAVE BEEN APPROVED FOR
        QUOTATION ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "BRCM."

                            ------------------------

        THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                          COMMENCING ON PAGE 5 HEREOF.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                              PRICE $      A SHARE
                            ------------------------

                                                       UNDERWRITING                                    PROCEEDS TO
                                 PRICE TO             DISCOUNTS AND            PROCEEDS TO               SELLING
                                  PUBLIC              COMMISSIONS(1)            COMPANY(2)             SHAREHOLDERS
                                 --------             --------------           -----------             ------------
Per Share................           $                       $                       $                       $
Total(3).................           $                       $                       $                       $

------------

    (1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."


    (2) Before deducting expenses payable by the Company estimated at $1,050,000.


    (3) The Company and certain Selling Shareholders have granted the Underwriters an option, exercisable within 30 days from the date hereof, to purchase up to an aggregate of 525,000 additional Shares at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions, proceeds to Company and proceeds to Selling Shareholders
        will be $        , $        , $        and $        , respectively. See
        "Underwriters."
                            ------------------------

    The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Wilson Sonsini Goodrich & Rosati, counsel for the Underwriters. It is
expected that delivery of the Shares will be made on or about           , 1998
at the office of Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.
                            ------------------------

MORGAN STANLEY DEAN WITTER
                  BT ALEX. BROWN
                                    DEUTSCHE MORGAN GRENFELL
                                                 HAMBRECHT & QUIST

            , 1998

[Color work: Broadcom logo in the center of the page surrounded by five boxes labeled "High-Speed Networking," "Cable Modems," "DBS/MMDS HDTV," "xDSL" and "Cable Set-Top Boxes." Caption at bottom of the page reads "Silicon Solutions For Broadband Communications."]

INSIDE GATEFOLD

[Color work: Broadcom logo appears in the upper left hand corner of the page, next to a caption that reads "Silicon Solutions for Broadband Communications."] [A structure labeled "Enterprise Communications" appears on the left side of the gatefold and contains graphics showing switches, a repeater/hub and an enterprise router. A structure labeled "Network Service Providers" appears in the center of the gatefold and includes graphics labeled "Satellite," "Terrestrial Digital Broadcast," "Telco Twisted Pair" and "Coax Cable" leading to a house labeled "Residential Communications." The house contains different rooms which identify devices labeled "Cable Set-Top Box," "DBS Set-Top Box," "VDSL Set-Top Box," "HDTV," "Cable Modem" and "ADSL Modem."] [The following paragraphs are located in the bottom part of the gatefold under the caption "Products requiring broadband solutions:"

        High-Speed Networking is critical to easing the communications bottlenecks in enterprise networks. Fast Ethernet (100Mbps) and Gigabit Ethernet (1000 Mbps) are being introduced to replace older Ethernet (10
        Mbps) and Token Ring (16Mbps) technologies.

        Cable Set-Top Boxes facilitate high-speed digital communications between a subscriber's television and the cable network, permitting delivery of several hundred MPEG-compressed digital channels and TV-based web content.

        Cable Modems connect PCs to the cable network and provide Internet access at speeds that are up to 1000 times faster than today's fastest analog modems.

        Direct Broadcast Satellite (DBS) and Terrestrial Digital Broadcast technologies broadcast digital video and data over high-bandwidth satellites and microwave links directly to set-top boxes in the home.

        xDSL represents a family of broadband technologies, which operate over the existing copper twisted pair wiring in telephone local loops providing data and video services.]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK, INCLUDING ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by the more detailed information and Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

    Broadcom Corporation (the "Company" or "Broadcom") is a leading developer of highly integrated silicon solutions that enable broadband digital data transmission to the home and within the business enterprise. The Company's products enable the high-speed transmission of data over existing communications infrastructures, most of which were not originally intended for digital data transmission. Using proprietary technologies and advanced design methodologies, the Company has designed and developed integrated circuits for some of the most significant broadband communications markets, including the markets for cable set-top boxes, cable modems, high-speed networking, direct broadcast satellite and terrestrial digital broadcast, and xDSL. Although the communications infrastructures of these markets are very different, the Company has leveraged its core technologies and introduced silicon solutions for each market that deliver the cost and performance levels necessary to enable the widespread deployment of broadband transmission services. The Company's broadband transmission products consist primarily of high-performance digital signal processing circuits that implement complex communications algorithms, surrounded by precision high-speed analog-to-digital and digital-to-analog converter circuits. The Company's products integrate comprehensive systems solutions into single chips or chip-sets, thereby eliminating costly external components, reducing board space, simplifying the customer's manufacturing process, lowering the customer's system costs and enabling higher performance. Customers currently shipping broadband communications equipment incorporating the Company's products include 3Com, Bay Networks, Cisco Systems, General Instrument (formerly known as NextLevel Systems), Motorola and Scientific-Atlanta.

    The Company was incorporated in California in August 1991. The Company's executive offices are located at 16251 Laguna Canyon Road, Irvine, California 92618, and its telephone number is (714) 450-8700.

                                  THE OFFERING

Class A Common Stock offered...........................    3,500,000 shares, including 2,750,000 shares by the
                                                           Company and 750,000 shares by the Selling Shareholders
Common Stock to be outstanding after this
  offering(1)(2):
  Class A Common Stock (one vote per share)............    4,000,000 shares
  Class B Common Stock (ten votes per share)...........    39,205,077 shares
    Total..............................................    43,205,077 shares
Use of proceeds........................................    General corporate purposes, including working capital,
                                                           acquisition of capital equipment and repayment of debt.
                                                           See "Use of Proceeds."
Proposed Nasdaq National Market symbol.................    BRCM

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        YEAR ENDED DECEMBER 31,
                                                              --------------------------------------------
                                                               1993     1994     1995     1996      1997
                                                              ------   ------   ------   -------   -------
STATEMENT OF OPERATIONS DATA:
Total revenue...............................................  $1,138   $3,636   $6,107   $21,370   $36,955
Gross profit................................................   1,138    2,929    4,709    13,510    22,029
Total operating expense.....................................   1,127    2,690    4,822     9,208    24,267
Income (loss) from operations...............................      11      239     (113)    4,302    (2,238)
Net income (loss)...........................................      12      237        4     3,016    (1,173)
Diluted earnings (loss) per share(3)........................  $  .00   $  .01   $  .00   $   .09   $  (.04)


                                                                   AS OF DECEMBER 31, 1997
                                                                  -------------------------
                                                                  ACTUAL     AS ADJUSTED(4)
                                                                  -------    --------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................      $22,116       $75,994
Total assets................................................       45,244        99,122
Total debt..................................................        2,693           193
Total shareholders' equity..................................       33,392        89,770


------------


(1) Based on the number of shares outstanding as of December 31, 1997. Excludes
    (i) 8,277,815 shares of Class B Common Stock issuable upon the exercise of options outstanding as of March 31, 1998 at a weighted average exercise price of $5.11 per share and (ii) 8,452,748 shares of Common Stock available for issuance under the Company's employee benefit plans. See
    "Management -- Employee Benefit Plans," "Description of Capital Stock" and
    Note 5 of Notes to Financial Statements.


(2) Includes 500,000 shares of Class A Common Stock to be sold by the Company to Cisco Systems, Inc. ("Cisco Systems") concurrent with this offering pursuant to the exercise of Cisco Systems' option to purchase Common Stock at a price per share equal to the initial public offering price, net of underwriting discounts and commissions.

(3) See Note 1 of Notes to Financial Statements for an explanation of the calculation of earnings (loss) per share.


(4) Adjusted to reflect the sale of (i) 2,750,000 shares of Class A Common Stock offered by the Company hereby at an assumed initial public offering price of $19.00 per share and the application of the net proceeds therefrom and (ii) 500,000 shares of Class A Common Stock to Cisco Systems by the Company concurrent with this offering pursuant to the exercise of Cisco Systems' option to purchase Common Stock at a price per share equal to the initial public offering price, net of underwriting discounts and commissions. See "Sale of Shares to Cisco Systems," "Use of Proceeds" and "Capitalization."

     NO PERSON IS AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY ANY SELLING SHAREHOLDER OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

     UNTIL           , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary.....................    3
Risk Factors...........................    5
Sale of Shares to Cisco Systems........   16
Use of Proceeds........................   16
Dividend Policy........................   16
Capitalization.........................   17
Dilution...............................   18
Selected Financial Data................   19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   20
Business...............................   26

                                         PAGE
                                         ----
Management.............................   44
Certain Transactions...................   54
Principal and Selling Shareholders.....   56
Description of Capital Stock...........   57
Shares Eligible for Future Sale........   60
Underwriters...........................   62
Legal Matters..........................   63
Experts................................   64
Additional Information.................   64
Glossary of Technical Terms............   65
Index to Financial Statements..........  F-1

                            ------------------------

     The Company intends to furnish its shareholders with annual reports containing financial statements audited by its independent accountants and quarterly reports containing unaudited financial information for the first three quarters of each year.

                            ------------------------

     Broadcom and QAMLink are registered trademarks of the Company. This Prospectus also includes trademarks of companies other than the Company.

                            ------------------------


     Except as otherwise noted herein, information in this Prospectus assumes
(i) the conversion of all outstanding shares of convertible Preferred Stock into an aggregate of 8,453,517 shares of Class B Common Stock upon consummation of this offering, (ii) the recapitalization of the Company on March 9, 1998 to effect the conversion into Class B Common Stock of all shares of the Company's common stock issued and outstanding or reserved for issuance on March 9, 1998,
(iii) no exercise of outstanding options to purchase shares of Class B Common Stock, of which options to purchase 8,277,815 shares were outstanding at March 31, 1998, (iv) the three-for-two stock split of the Company's Class B Common Stock effected on March 9, 1998 and (v) no exercise of the Underwriters' over-allotment option.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Class A Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. The factors that may cause such a difference include, but are not limited to, those discussed below in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

     Fluctuations in Results of Operations. The Company's quarterly results of operations have fluctuated significantly in the past and may continue to fluctuate in the future based on a number of factors, many of which are not in the Company's control. Among other things, the Company's results of operations have fluctuated in the past due to competitive pressures on selling prices; the volume of product sales; the timing and cancellation of significant customer orders; lengthy sales cycles; pricing concessions on volume sales; fluctuations in manufacturing yields; changes in product and customer mix; intellectual property disputes; the Company's ability to develop, introduce and market new products and technologies on a timely basis; introduction of products and technologies by the Company's competitors; market acceptance of the Company's and its customers' products; and the amount and timing of recognition of development revenue. The Company's results of operations may also fluctuate in the future due to a number of factors, including, but not limited to, those listed above as well as general business conditions in the semiconductor industry and the broadband communications markets; availability of foundry capacity and raw materials; the quality of the Company's products; the timing of investments in research and development; the Company's ability to expand and implement its sales and marketing programs; the level of orders received that can be shipped in a quarter; currency fluctuations; and general economic conditions. The Company intends to increase its operating expenses significantly in 1998. Because a large portion of the Company's operating expense, including rent, salaries and capital lease expenses, is fixed and difficult to reduce or modify, if total revenue does not meet the Company's expectations, the material adverse effect of any revenue shortfall will be magnified by the fixed nature of these operating expenses. Based on the foregoing or other factors, it is possible that in some future periods the Company's reported or anticipated operating results will fail to meet or exceed the expectations of analysts or investors. In such event, the price of the Company's Class A Common Stock would likely be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Rapid Technological Change; Dependence on Emerging Markets. The semiconductor industry and the broadband communications markets are characterized by rapidly changing technology, frequent new product introductions and evolving industry standards. Substantially all of the Company's current product revenue is derived from sales of products for the cable set-top box, cable modem and high-speed networking markets. These markets are characterized by intense competition, rapid technological change and short product life cycles. In particular, the cable set-top box, cable modem and high-speed networking markets continue to undergo a period of rapid growth and consolidation. The Company's business, financial condition and results of operations would be materially and adversely affected in the event of a significant slowdown in these or other broadband communications markets. The Company's success will depend on the ability of its customers to develop new products and enhance existing products for the broadband communications markets and to successfully introduce and promote such products. There can be no assurance that the broadband communications markets will develop as expected by the Company. The failure of new markets to develop or the failure of the products in these markets to gain widespread acceptance could have a material adverse effect on the Company's business, financial condition and results of operations. Products for broadband communications applications are generally based on industry standards, which are continually evolving. The emergence of new industry standards could render products of the Company or its customers unmarketable or obsolete and may require the Company to incur substantial unanticipated costs to comply with any such new standards. Moreover, the Company's past sales and profitability have resulted, to a significant extent, from its ability to anticipate changes in technology and industry standards and to develop and introduce new and enhanced products. The Company's continued ability to adapt to such changes and anticipate future standards will be a significant factor in maintaining or improving its competitive position and its prospects for growth. The

Company has in the past invested substantial resources in emerging technologies, such as 100Base-T4 for high-speed networking, for which the market did not ultimately meet the Company's expectations. There can be no assurance that the Company will be able to anticipate the evolving standards in the semiconductor industry and, in particular, the broadband communications markets, or that the Company will be able to successfully develop and introduce new products into such markets. The failure of the Company to anticipate technological change and introduce new products that achieve market acceptance could materially and adversely affect the Company's business, financial condition and results of operations. See "Business--Markets" and "--Core Technologies."

     Dependence on Development of New Products. The Company's future success will depend upon its ability to develop new silicon solutions for existing and new markets, introduce such products in a timely and cost-effective manner and have such products selected for design into new products of leading equipment manufacturers ("design wins"). The development of these new devices is highly complex, and from time to time the Company has experienced delays in completing the development and introduction of new products. Successful product development and introduction depends on a number of factors, including, among other things, accurate prediction of market requirements and evolving standards, accurate new product definition, timely completion and introduction of new product designs, availability of foundry capacity, achievement of high manufacturing yields and market acceptance of the Company's and its customers' products. Furthermore, there can be no assurance that the Company will be able to introduce new products in a timely and cost-effective manner or in sufficient quantities to meet customer demand or that such products will satisfy customer requirements or achieve market acceptance. In particular, the Company's current MPEG chip is presently produced on an interim basis by another manufacturer. The Company is currently redesigning this chip to be manufactured at its outside foundries. The Company has licensed the MPEG technology from General Instrument and expects to introduce the next generation of this chip during the first half of 1998. If the Company is not able to launch this product successfully, the Company could lose significant sales to one of its key customers, and the Company's business, financial condition and results of operations could be materially and adversely affected. The Company's or its customers' failure to develop and introduce new products successfully and in a timely manner would materially and adversely affect the Company's business, financial condition and results of operations. See "Business--Strategy."

     The Company's new products are generally incorporated into customers' products or systems at the design stage. Achieving a design win often requires significant expenditures by the Company without any assurance of success. Moreover, design wins frequently precede the generation of volume sales, if any, by six months or more. The value of any design win largely depends upon the commercial success of the customer's product and on the extent to which the design of the customer's electronic system accommodates components manufactured by the Company's competitors. There can be no assurance that the Company will continue to achieve design wins or that the products for which the Company achieves design wins will be commercially successful. See "Business--Strategy," "--Customers and Strategic Relationships," "--Products" and "--Research and Development."

     Customer Concentration. A relatively small number of customers has accounted for a significant portion of the Company's total revenue to date, and the Company expects that this trend will continue for the foreseeable future. In particular, sales to General Instrument and 3Com (including sales to their respective manufacturing subcontractors) accounted for approximately 31.9% and 14.6%, respectively, of the Company's total revenue in 1997 and approximately 25.2% and 24.9%, respectively, of the Company's total revenue in the fourth quarter of 1997. Moreover, sales to the Company's five largest customers (including sales to their respective manufacturing subcontractors) represented approximately 61.7% and 71.5% of the Company's total revenue in 1997 and the fourth quarter of 1997, respectively. Accordingly, the Company's future results of operations will continue to be substantially dependent on the success of its largest customers. Any reduction or delay in sales of the Company's products to one or more of these key customers could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will retain its largest customers or that it will be able to recruit additional key customers. The loss of one or more of the Company's largest customers or the inability of the Company to successfully develop relationships with additional key customers could have a material adverse effect on the Company's business, financial condition and results of operations.

     Most of the Company's customers can cease incorporating the Company's products in their own products with limited notice to the Company and with little or no penalty. The Company's agreements with its customers typically do not require minimum purchases. In addition, certain of the Company's customers offer or may offer products (designed by themselves or third parties) that compete with those offered by the Company. Many of the Company's customers have pre-existing relationships with current or potential competitors of the Company, which may affect such customers' purchasing decisions. In addition, the Company's longstanding relationship with certain of its larger customers may affect the purchasing decisions of other potential customers who compete with these customers. The Company's customers face intense competition from other manufacturers that do not use the Company's products. Further, some of the Company's customers have "most favored nation" pricing arrangements, which could materially adversely affect the Company's average selling prices and gross margins in the event of product pricing decisions that trigger such arrangements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Customers and Strategic Relationships."

     Dependence On Key Personnel. The Company's success depends to a significant extent upon the continued service of its executive officers and other key management and technical personnel and on its ability to continue to attract, retain and motivate qualified personnel, particularly experienced mixed-signal circuit designers and systems applications engineers. The competition for such employees is intense. The loss of the services of one or more of the Company's key employees or the Company's failure to attract, retain and motivate qualified personnel could have a material adverse effect on the Company's business, financial condition and results of operations. In particular, the loss of the services of Dr. Henry Nicholas, the Co-Chairman, President and Chief Executive Officer, or Dr. Henry Samueli, the Co-Chairman, Vice President of Engineering and Chief Technical Officer, could materially and adversely affect the Company. The Company has obtained $2.5 million key man life insurance policies covering each of Dr. Nicholas and Dr. Samueli, the proceeds of which would be payable to the Company in the event of death of either of such officers. There are no employment contracts with any of the Company's employees. See "Business--Employees" and "Management--Executive Officers and Directors."

     Dependence on Independent Foundries. The Company does not own or operate a fabrication facility, and substantially all of its semiconductor device requirements are currently supplied by two outside foundries, Taiwan Semiconductor Manufacturing Corporation ("TSMC") in Taiwan and Chartered Semiconductor Manufacturing ("Chartered") in Singapore. There are significant risks associated with the Company's reliance on outside foundries, including the lack of ensured wafer supply, limited control over delivery schedules, quality assurance, manufacturing yields and production costs, and the unavailability of or delays in obtaining access to key process technologies. In addition, the manufacture of integrated circuits ("ICs") is a highly complex and technologically demanding process. Although the Company works closely with its foundries to minimize the likelihood of reduced manufacturing yields, the Company's foundries have from time to time experienced lower than anticipated manufacturing yields, particularly in connection with the introduction of new products and the installation and start-up of new process technologies.

     The Company provides its foundries with rolling forecasts of its production requirements; however, the ability of each foundry to provide semiconductor devices to the Company is limited by the foundry's available capacity. Although the Company has entered into contractual commitments to supply specified levels of products to certain of its customers, the Company does not have a long-term volume purchase agreement or a guaranteed level of production capacity with any of its existing foundries because the Company believes excess foundry capacity is currently available. The Company places its orders on a purchase order basis, and these foundries may allocate capacity to the production of other companies' products while reducing deliveries to the Company on short notice. In particular, foundry customers that are larger and better financed than the Company or that have long-term agreements with the Company's foundries may cause such foundries to reallocate capacity in a manner adverse to the Company. In addition, if the Company chooses to use a new foundry, several months are typically required to complete the qualification process before the Company can begin shipping the new foundry's products. Although the Company currently utilizes two independent foundries, most of the Company's components are not manufactured at both foundries at any given time. Any inability of one of the foundries to provide the necessary components could result in significant delays and could have a material adverse effect on the Company's business, financial condition and results of operations. In the event of a disruption, the Company may not be able to qualify alternative manufacturing sources for existing or new products in a timely manner. Even the Company's current outside foundries would need to have certain manufacturing processes qualified in the event of disruption at another foundry, which the Company may not be able to accomplish in a timely enough manner to prevent an interruption in supply of the affected products. There can be no assurance that any such sources would be able to produce ICs with acceptable manufacturing yields. Furthermore, there can be no assurance that the Company's foundries will continue to deliver sufficient quantities of semiconductor devices on a timely basis, will not experience lower than expected manufacturing yields in the future, or will continue to have excess capacity, any of which could materially and adversely affect the Company's business, financial condition and results of operations. See "Business--Manufacturing."

     Limited Operating History. The Company was incorporated in August 1991 but did not begin shipping products until 1994. Accordingly, the Company has a limited operating history upon which investors may evaluate the Company and its prospects. The Company's recent revenue growth may not be sustainable and should not be considered indicative of future revenue growth, if any. There can be no assurance that the Company will be profitable in any future period. The Company's prospects must be considered in light of the risks, challenges and difficulties frequently encountered by companies in their early stage of development, particularly companies in intensely competitive and rapidly evolving markets such as the semiconductor industry and the broadband communications markets. To address these risks, the Company must, among other things, successfully increase the scope of its operations, respond to competitive and technological developments, continue to attract, retain and motivate qualified personnel and continue to commercialize products incorporating innovative technologies. There can be no assurance that the Company will be successful in addressing these risks and challenges. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Dependence on Third-Party Subcontractors for Assembly and
Test. Substantially all of the Company's products are assembled and tested by one of two third-party subcontractors, ASAT Ltd. ("ASAT") in Hong Kong and ST Assembly Test Services ("STATS") in Singapore. The Company does not have long-term agreements with either of these suppliers and typically procures services from such suppliers on a per order basis. As a result of this reliance on third-party subcontractors for assembly and testing of its products, the Company cannot directly control product delivery schedules, which could lead to product shortages or quality assurance problems that could increase the costs of manufacture, assembly or testing of the Company's products. Due to the amount of time normally required to qualify assemblers and testers, if the Company is required to find alternative manufacturing assemblers or testers of its components, shipments could be delayed. Any problems associated with the delivery, quality or cost of the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing."

     Reliance on Strategic Relationships. The Company has relied on in the past, and intends to continue to form in the future, strategic relationships with certain of its customers who are technology leaders in the Company's target markets. These relationships often involve the proposed development by the Company of new products involving significant technological challenges. Since the proposed product under development may offer potential competitive advantages to the strategic partner, considerable pressure is frequently placed on the limited resources of the Company to meet development schedules. While an essential element of the Company's strategy involves establishing such relationships, these projects utilize substantial amounts of the Company's limited resources, and could materially detract from or delay the completion of other important development projects. Delays in development could impair the relationship between the Company and its strategic partners. Moreover, there can be no assurance that customers of the Company will not develop their own solutions for products currently supplied by the Company, which could have a materially adverse effect on the Company's business, financial condition and results of operations. See "Business--Customers and Strategic Relationships."

     Risks Associated with Intellectual Property Protection. The Company's success and future revenue growth will depend, in part, on its ability to protect its intellectual property. The Company relies primarily on patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods to protect its proprietary technologies and processes. There can be no assurance that such measures will provide meaningful protection for the Company's proprietary technologies and processes. The Company has been issued two United States patents and has filed nine United States patent applications. There can be no assurance that any patent will issue as a result of these applications or future applications or, if issued, that any claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any existing or future patents will not be challenged, invalidated or circumvented, or that any right granted thereunder would provide meaningful protection to the Company. The failure of any patents to provide protection to the Company's technology would make it easier for the Company's competitors to offer similar products. The Company also generally enters into confidentiality agreements with its employees and strategic partners, and generally controls access to and distribution of its documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products, services or technology without authorization, develop similar technology independently or design around the Company's patents. In addition, effective copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries. Certain of the Company's customers have entered into agreements with the Company pursuant to which such customers have the right to use the Company's proprietary technology in the event the Company defaults in its contractual obligations, including product supply obligations, and fails to cure the default within a specified period of time. Moreover, the Company often incorporates the intellectual property of its strategic customers into its designs, and the Company has certain obligations with respect to the non-use and non-disclosure of such intellectual property. There can be no assurance that the steps taken by the Company to prevent misappropriation or infringement of the intellectual property of the Company or its customers will be successful. Moreover, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of proprietary rights of others, including its customers. Such litigation could result in substantial costs and diversion of the Company's resources and could have a material adverse effect on the Company's business, financial condition and results of operations.

     The semiconductor industry is characterized by vigorous protection of and pursuit of intellectual property rights. From time to time, the Company has received, and may continue to receive in the future, notices of claims of infringement of other parties' proprietary rights. The Company has received a letter from counsel for BroadCom, Inc. asserting rights in the "Broadcom" trademark and demanding that the Company cease and desist from any further use of the Broadcom name. The Company has responded to such counsel in a letter asserting ownership of a valid registered trademark for the Broadcom name and requesting further information. In addition, the Company is currently involved in litigation with Stanford Telecommunications, Inc. ("STI") concerning the alleged infringement of one of STI's patents by one of the Company's modem products. There can be no assurance that the Company will prevail in this action, or that other actions alleging infringement by the Company of third-party patents or invalidity of the patents held by the Company will not be asserted or prosecuted against the Company, or that any assertions of infringement or prosecutions seeking to establish the invalidity of Company-held patents will not materially and adversely affect the Company's business, financial condition and results of operations. For example, in a patent or trade secret action, an injunction could issue against the Company requiring that the Company withdraw certain products from the market or necessitating that certain products offered for sale or under development be redesigned; the Company has also entered into certain indemnification obligations in favor of its customers and strategic partners that could be triggered upon an allegation or finding of the Company's infringement of other parties' proprietary rights. Irrespective of the validity or successful assertion of such claims, the Company would likely incur significant costs and diversion of its resources with respect to the defense of such claims, which could also have a material adverse effect on the Company's business, financial condition and results of operations. If any claims or actions are asserted against the Company, the Company may seek to obtain a license under a third party's intellectual property rights. There can be no assurance that under such circumstances a license would be available on commercially reasonable terms, if at all. See "Business--Intellectual Property" and "--Legal Proceedings."

     Lengthy Sales Cycle. The Company's sales cycle involves test and evaluation of its products by the potential customer and design of the customer's equipment to incorporate the Company's products. The sales cycle for the test and evaluation of the Company's products can range from three to six months or more, and it can take an additional six months or more before a customer commences volume production of equipment that incorporates the Company's products. Because of this lengthy sales cycle, the Company may experience a delay between increasing expenses for research and development and sales and marketing efforts and the generation of higher revenues, if any, from such expenditures. In addition, the delays inherent in such lengthy sales cycle raise additional risks of customer decisions to cancel or change product plans, which could result in the loss of anticipated sales by the Company. Achieving a design win provides no assurance that such customer will ultimately ship products incorporating the Company's products. The Company's business, financial condition and results of operations could be materially adversely affected if a significant customer curtails, reduces or delays orders during the Company's sales cycle or chooses not to release products employing the Company's products. See "--Customer Concentration," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Manufacturing."

     Competition. The broadband communications markets and semiconductor industries are intensely competitive and are characterized by rapid technological change, evolving standards, short product life cycles and price erosion. The Company competes with a number of major domestic and international suppliers of equipment in the markets for cable set-top boxes, cable modems, high-speed networking, DBS and terrestrial digital broadcast, and xDSL, which competition has resulted and may continue to result in declining average selling prices for the Company's products. The Company currently competes in the cable television set-top box with Rockwell, Philips, LSI Logic and VLSI Technologies for communication devices and with SGS-THOMSON, LSI Logic and C-Cube in the MPEG segment. The Company expects other major semiconductor manufacturers to enter the market as the digital broadcast television and other digital cable television markets become more established. A number of companies, including LSI Logic, Rockwell and Toshiba, have announced that they are developing and plan to introduce MCNS/DOCSIS compliant products in 1998, which could result in significant competition in the cable modem market. In the high-speed networking market, the Company principally competes with established suppliers including Lucent Technologies, Level One, National Semiconductor and Advanced Micro Devices ("AMD"). The Company's principal competitors in the DBS market include LSI Logic, Philips, SGS-THOMSON and VLSI Technologies, and the Company's principal competitors in the xDSL market include Analog Devices, Alcatel, Motorola and Globespan. The Company also may face competition from suppliers of products based on new or emerging technologies. Many of the Company's competitors operate their own fabrication facilities and have longer operating histories and presence in key markets, greater name recognition, access to larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than the Company. As a result, such competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the promotion and sale of their products than the Company. Current and potential competitors have established or may establish financial or strategic relationships among themselves or with existing or potential customers, resellers or other third parties. Accordingly, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. In addition, the Company's competitors may in the future develop technologies which more effectively address the transmission of digital information through existing analog infrastructures at a lower cost. There can be no assurance that the Company will be able to compete successfully against current or potential competitors, or that competition will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Competition."

     Transition to Smaller Geometry Process Technologies. The Company continuously evaluates the benefits, on a product-by-product basis, of migrating to smaller geometry process technologies in order to reduce costs and has commenced migration of certain products to smaller geometry processes. The Company believes that the transition of its products to increasingly smaller geometries will be important for the Company to remain competitive. Other companies in the industry have experienced difficulty in migrating to new manufacturing processes and, consequently, have suffered reduced yields, delays in product deliveries and increased expense levels. Moreover, the Company is dependent on its relationships with its foundries to migrate to smaller geometry processes successfully. No assurance can be given that the Company's future process migrations will be achieved without difficulties. The Company's business, financial condition and results of operations could be materially and adversely affected if any such transition is substantially delayed or inefficiently implemented. See "Business--Manufacturing."

     Order and Shipment Uncertainties. The Company's sales are generally made pursuant to individual purchase orders that may be canceled or deferred by customers on short notice without significant penalty. Cancellation or deferral of product orders could result in the Company holding excess inventory, which could have a material adverse effect on the Company's profit margins and restrict its ability to fund its operations. The Company recognizes revenue upon shipment of products to the customer. Refusal of customers to accept shipped products or delays or difficulties in collecting accounts receivable could result in significant charges against income, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Cyclicality of the Semiconductor Industry. The Company provides semiconductor devices to the broadband communications markets. The semiconductor industry is highly cyclical and subject to rapid technological change and has been subject to significant economic downturns at various times, characterized by diminished product demand, accelerated erosion of average selling prices and production over-capacity. The semiconductor industry also periodically experiences increased demand and production capacity constraints. As a result, the Company may experience substantial period-to-period fluctuations in future results of operations due to general semiconductor industry conditions, overall economic conditions or other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Risks Associated with Expansion of International Business
Activities. Approximately 15.4% of the Company's total revenue in 1997 was derived from sales to independent customers based outside the United States. In addition, the Company often ships products to its domestic customers' international manufacturing divisions. Further, the Company currently procures a substantial portion of its manufacturing, assembly and test services from suppliers located outside the United States. Accordingly, the Company is subject to risks inherent in international operations, which include, but are not limited to, the imposition of governmental controls, exposure to different legal standards (particularly with respect to intellectual property), burdens of complying with a variety of foreign laws, export license requirements, future import and export restrictions, unexpected changes in regulatory requirements, foreign technical standards, political, social and economic instability, trade restrictions, changes in tariffs, difficulties in staffing and managing operations, difficulties in collecting receivables and potentially adverse tax consequences. In particular, certain of the Company's cable modem products contain encryption features that are subject to various government regulations, pursuant to which the Company has applied for export licenses. If such licenses are not granted, the Company would be unable to either manufacture such products at its foreign foundries or ship such products outside the United States. There can be no assurance that the Company will obtain such licenses or any licenses applied for in the future or that the failure to obtain such licenses will not have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, demand for the Company's products could be adversely affected by seasonality of international sales and economic conditions in the Company's primary overseas markets. All of the Company's international sales to date have been denominated in U.S. dollars. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make the Company's products less competitive in international markets. There can be no assurance that the risks associated with the Company's international operations will not materially adversely affect the Company's business, financial condition and results of operations in the future or require the Company to modify significantly its current business practices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Product Complexity. Products as complex as those offered by the Company frequently contain errors, defects and bugs when first introduced or as new versions are released. The Company has in the past experienced such errors, defects and bugs. Delivery of products with production defects or reliability, quality or compatibility problems could significantly delay or hinder market acceptance of such products, which could damage the Company's reputation and adversely affect the Company's ability to retain its existing customers and to attract new customers. Moreover, such errors, defects or bugs could cause problems, interruptions, delays or a cessation of sales to the Company's customers. Alleviating such problems may require significant expenditures of capital and resources by the Company. There can be no assurance that, despite testing by the Company, its suppliers or its customers, errors, defects or bugs will not be found in new products after commencement of commercial production, resulting in additional development costs, loss of, or delays in, market acceptance, diversion of technical and other resources from the Company's other development efforts, claims by the Company's customers or others against the Company, or the loss of credibility with the Company's current and prospective customers. Any such event could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Core Technologies" and "--Manufacturing."

     Management of Expanded Operations. The Company has experienced a period of rapid growth and expansion which has placed, and continues to place, significant strain on its resources. To accommodate this growth, the Company will be required to implement a variety of new and upgraded operational and financial systems, procedures and controls, including the improvement of its accounting and other internal management systems, all of which may require substantial management effort. There can be no assurance that such efforts can be accomplished successfully. In addition, this growth, as well as the Company's product development and selling, general and administrative activities, has necessitated an increase in the number of the Company's employees, resulting in increased responsibilities for the Company's management. If the Company sustains its growth in the future, it will need to continue to implement and improve its operational, financial and management information systems and to hire, train, motivate and manage its expanding employee base. There can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's operations. Any failure to improve the Company's operational, financial and management information systems, or to hire, train, motivate or manage its employees could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Risks Associated with Government Regulation. The Federal Communications Commission (the "FCC") has broad jurisdiction over each of the Company's target markets. Although the Company's products are not directly subject to current regulations of the FCC or any other federal or state communications regulatory agency, much of the equipment into which the Company's products are incorporated is subject to direct government regulation. Accordingly, the effects of regulation on the Company's customers or the industries in which they operate may, in turn, adversely impact the Company's business, financial condition and results of operations. FCC regulatory policies affecting the ability of cable operators or telephone companies to offer certain services and other terms on which these companies conduct their businesses may impede sales of the Company's products. For example, the Company has in the past experienced delays when products incorporating its chips failed to comply with FCC emissions specifications. In addition, the Company's business, financial condition and results of operations may also be adversely affected by the imposition of certain tariffs, duties and other import restrictions on components that the Company obtains from non-domestic suppliers or by the imposition of export restrictions on products that the Company sells internationally. The Company may also be subject to regulation by countries other than the United States. Changes in current laws or regulations or the imposition of new laws and regulations in the United States or elsewhere, could materially adversely affect the Company's business, financial condition and results of operations.

     Risks Associated with Potential Acquisitions. As part of its business strategy, the Company expects to review acquisition prospects that would complement its existing product offerings, augment its market coverage or enhance its technological capabilities. Although the Company has no current agreements or negotiations underway with respect to any material acquisitions, the Company may make acquisitions of businesses, products or technologies in the future. However, there can be no assurance that the Company will be able to locate suitable acquisition opportunities. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, large one-time write-offs, the incurrence of debt and contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect the Company's results of operations or the price of the Company's Class A Common Stock. Furthermore, acquisitions entail numerous risks, including difficulties in the assimilation of operations, personnel, technologies, products and the information systems of the acquired companies, diversion of management's attention from other business concerns, risks of entering geographic and business markets in which the Company has no or limited prior experience and potential loss of key employees of acquired organizations. Since the Company has not made any material acquisitions in the past, no assurance can be given as to the ability of the Company to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future, and the failure of the Company to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

     Control by Directors, Executive Officers and Their Affiliates. Upon consummation of this offering, the Company's directors and executive officers will beneficially own approximately 55.9% of the outstanding Common Stock and 60.9% of the total voting control of the Company (or 60.6% of the total voting control if the Underwriters' over-allotment option is exercised in full). In particular, upon consummation of this offering, the two founders of the Company, Dr. Henry Nicholas and Dr. Henry Samueli, will beneficially own an aggregate of approximately 50.9% of the outstanding Common Stock and 55.4% of the total voting control of the Company (or 55.2% of the total voting control if the Underwriters' over-allotment option is exercised in full). Accordingly, such persons will have sufficient voting power to control the outcome of matters (including the election of a majority of the Board of Directors, and any merger, consolidation or sale of all or substantially all of the Company's assets) submitted to the shareholders for approval and will also have control over the management and affairs of the Company. As a result of such control, certain transactions may not be possible without the approval of such shareholders. These transactions include proxy contests, mergers involving the Company, tender offers, open market purchase programs or other purchases of Class A Common Stock that could give shareholders of the Company the opportunity to realize a premium over the then prevailing market price for their shares of Class A Common Stock. See "Principal and Selling Shareholders."

     Year 2000 Compliance. Many existing computer systems and applications, and other control devices, use only two digits to identify a year in the date field, without considering the impact of the upcoming change in the century. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can process data related to the year 2000. The Company relies on its systems, applications and devices in operating and monitoring all major aspects of its business, including financial systems (such as general ledger, accounts payable and payroll modules), customer services, infrastructure, embedded computer chips, networks and telecommunications equipment and end products. The Company is in the process of upgrading its software to address the year 2000 issue. Because a large portion of the Company's software is obtained from its vendors on a non-custom basis, the Company believes that upgrades for its commercial programs are currently available. The Company currently estimates that the costs associated with the year 2000 issue, and the consequences of incomplete or untimely resolution of the year 2000 issue, will not have a material adverse effect on the results of operations or financial position of the Company in any given year. The Company also relies, directly and indirectly, on external systems of business enterprises such as customers, suppliers, creditors, financial organizations, and of governmental entities, both domestic and international, for accurate exchange of data. Even if the internal systems of the Company are not materially affected by the year 2000 issue, the Company could be affected through disruptions in the operation of the enterprises with which the Company interacts. Despite the Company's efforts to address the year 2000 impact on its internal systems and business operations, there can be no assurance that such impact will not result in a material disruption of its business or have a material adverse effect on the Company's business, financial condition or results of operations.

     Future Capital Needs; Uncertainty of Additional Funding. The Company anticipates that the net proceeds of this offering, together with cash generated from its operations and funds available under its credit facilities, will be adequate to satisfy its capital requirements for at least the next twelve months. The Company's future capital requirements will depend on many factors, including, but not limited to, the levels at which the Company maintains inventory, the market acceptance of the Company's products, the levels of promotion and advertising required to launch such products and attain a competitive position in the marketplace, the extent to which the Company invests in new technology and improvements to its existing technology and the response of competitors to the products based on the Company's technology. To the extent that the funds generated by this offering, together with existing resources, and any future earnings are insufficient to fund the Company's activities, the Company may need to raise additional funds through public or private financing. No assurance can be given that additional financing will be available or that, if available, any such financing can be obtained on terms favorable to the Company and its shareholders. If adequate funds are not available, the Company may be required to curtail its operations significantly or to obtain funds through arrangements with strategic partners or others that may require the Company to relinquish rights to certain of its technologies or potential markets. If additional funds are raised through the issuance of equity securities, the percentage ownership of the then existing shareholders of the Company, including purchasers of the Class A Common Stock in this offering, would be reduced. Such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     No Prior Market; Stock Price Volatility. Prior to this offering, there has been no public market for the Company's Common Stock. Consequently, the initial public offering price will be determined by negotiations among the Company, the Selling Shareholders and the representatives of the Underwriters based upon factors that may not be indicative of future market performance. There can be no assurance that an active public market for the Class A Common Stock will develop or be sustained after this offering or that the market price of the Class A Common Stock will not decline below the initial public offering price. The trading price of the Company's Class A Common Stock could be subject to wide fluctuations in response to quarter to quarter variations in results of operations, announcements of technological innovations or new products by the Company or its competitors, general conditions in the semiconductor, telecommunications and data communications equipment markets, changes in earnings estimates or buy/sell recommendations by analysts, or other events or factors. In addition, the public stock markets have experienced extreme price and trading volume volatility, particularly in high technology sectors of the market. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Company's Class A Common Stock. See "Underwriters."

     Broad Management Discretion in Use of Proceeds. While the Company expects to use the net proceeds of this offering for general corporate purposes, the Company has not yet identified specific uses for such net proceeds, except that the Company intends to pay approximately $2.5 million to its senior lender to repay in full its term loan. Accordingly, the Company's management will retain broad discretion as to the allocation of the net proceeds of this offering. There can be no assurance that the proceeds will be utilized in a manner that the shareholders deem optimal, or that the proceeds can or will be invested to yield a significant return. See "Use of Proceeds."

     Potential Effect of Anti-Takeover Provisions. The Company's Articles of Incorporation and Bylaws contain provisions that may discourage or prevent certain types of transactions involving an actual or potential change in control of the Company, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices, and may limit the ability of the shareholders to approve transactions that they may deem to be in their best interests. In addition, the Company has outstanding Class B Common Stock, which entitles each holder to ten votes per share on all matters presented for a shareholder vote. The Board of Directors also has the authority to fix the rights and preferences of shares of the Company's Preferred Stock and to issue such shares without a shareholder vote. It is possible that the provisions in the Company's Articles of Incorporation and Bylaws, the existence of super voting rights held by insiders and the ability of the Board of Directors to issue Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company without further action by the shareholders, may discourage bids for the Company's Class A Common Stock at a premium over the market price of the Class A Common Stock and may adversely affect the market price of the Class A Common Stock and the voting and other rights of the holders of Class A Common Stock. See "Description of Capital Stock."


     Dilution. Purchasers of the Class A Common Stock in this offering will suffer an immediate and substantial dilution of $16.92 per share in the net tangible book value of the Common Stock from the initial public offering price. Moreover, to the extent outstanding options or warrants to purchase the Company's Common Stock are exercised in the future, there will be further dilution. See "Dilution."

     Shares Eligible for Future Sale. Sales of substantial amounts of Class A Common Stock in the public market after this offering could adversely affect the market price of the Class A Common Stock. Upon completion of this offering, the Company will have 4,000,000 shares of Class A Common Stock and 39,205,077 shares of Class B Common Stock outstanding. Of this amount, the 3,500,000 shares of Class A Common Stock offered hereby will be available for immediate sale in the public market as of the date of the Prospectus. 39,205,077 additional shares of Class B Common Stock are "restricted securities" as defined in Rule 144 promulgated under the Securities Act, and will be available for sale, subject to compliance with the holding period, volume limitations and other restrictions of Rule 144 and expiration of a 180 day lockup period (unless such lockup obligation is waived earlier by Morgan Stanley & Co. Incorporated in its sole discretion). The holder of 500,000 shares of Class A Common Stock is subject to a one-year lock-up period. In addition, the holders of 31,542,267 shares of Class B Common Stock are entitled to certain rights with respect to registration of such shares for sale in the public market. The Company also intends to file a registration statement covering the sale of shares of Class A Common Stock reserved for issuance under its stock benefit plans. See "Principal and Selling Shareholders," "Shares Eligible for Future Sale" and "Underwriters."

                        SALE OF SHARES TO CISCO SYSTEMS

     Cisco Systems has exercised its option to purchase 500,000 shares of Class A Common Stock concurrent with this offering at a price per share equal to the initial public offering price, net of underwriting discounts and commissions (the "Net Price"). Such option was granted to Cisco Systems in connection with a development agreement entered into between the Company and Cisco Systems effective September 1996. See "Certain Transactions--Development Agreement with Cisco Systems."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 2,750,000 shares of Class A Common Stock offered by the Company hereby, assuming an initial public offering price of $19.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, and the sale of 500,000 shares of Class A Common Stock to Cisco Systems at the Net Price, are estimated to be $56,377,500 ($62,650,350 if the Underwriters' over-allotment option is exercised in full). The primary purposes of this offering are to obtain additional equity capital, create a public market for the Company's Class A Common Stock, facilitate future access by the Company to public equity markets and provide increased visibility for the Company in the marketplace. The Company intends to use up to $2.5 million of the net proceeds of this offering to repay outstanding advances under the Company's Loan and Security Agreement with Silicon Valley Bank ("SVB"). This term loan matures in June 2000 and bears interest at SVB's prime rate as announced from time to time plus 0.5%. See Note 3 of Notes to Financial Statements. The proceeds from the term loan were used for general working capital requirements. The balance of the net proceeds will be used for general corporate purposes, including working capital and capital purchases such as test equipment and leasehold improvements associated with the Company's planned facilities expansion. Pending such uses, the Company intends to invest its net proceeds of this offering in short-term, investment-grade, interest-bearing securities. Management of the Company will have broad discretion concerning the allocation and use of all of the net proceeds of the offering to be received by the Company. The Company may use a portion of the net proceeds of this offering for the acquisition of businesses, products and technologies that are complementary to those of the Company. As of the date of this Prospectus, the Company has not engaged in any agreements or negotiations regarding any material acquisition.


     The Company will not receive any proceeds from the sale of Class A Common Stock by the Selling Shareholders.

                                DIVIDEND POLICY

     The Company has never paid cash dividends on shares of its capital stock. The Company currently intends to retain any future earnings for use in its business and does not anticipate paying cash dividends in the future. Furthermore, the term loan with SVB currently prohibits the payment of cash dividends without the prior consent of SVB.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company at December 31, 1997 (i) on an actual basis, (ii) on a pro forma basis to reflect the automatic conversion of all outstanding shares of Preferred Stock into an aggregate of 8,453,517 shares of Class B Common Stock upon consummation of this offering, and (iii) on a pro forma as adjusted basis to give effect to the sale of 2,750,000 shares of Class A Common Stock by the Company in this offering at an assumed initial public offering price of $19.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, and the sale of 500,000 shares of Class A Common Stock by the Company to Cisco Systems at the Net Price.



                                                                         DECEMBER 31, 1997
                                                              ---------------------------------------
                                                                                          PRO FORMA
                                                              ACTUAL      PRO FORMA      AS ADJUSTED
                                                              -------   --------------   ------------
                                                                        (IN THOUSANDS)
Long-term debt, less current portion(1).....................  $ 1,595      $ 1,595         $    95
                                                              -------      -------         -------
Shareholders' equity:
  Preferred Stock, $.0001 par value; 10,000,000 shares
     authorized; 3,567,839 shares issued and outstanding,
     actual; no shares issued and outstanding, pro forma and
     pro forma as adjusted(2)...............................   28,617           --              --
  Class A Common Stock, $.0001 par value; 200,000,000 shares authorized; no shares issued and outstanding, actual
     and pro forma; 4,000,000 shares issued and outstanding,
     pro forma as adjusted(2)...............................       --           --              --
  Class B Common Stock, $.0001 par value; 100,000,000 shares authorized; 31,501,560 shares issued and outstanding,
     actual; 39,995,077 shares issued and outstanding, pro
     forma; 39,205,077 shares issued and outstanding, pro
     forma as adjusted(2)...................................        3            4               4
  Additional paid-in capital................................    7,126       35,742          92,120
  Notes receivable from employees...........................   (3,362)      (3,362)         (3,362)
  Deferred compensation.....................................   (1,090)      (1,090)         (1,090)
  Retained earnings.........................................    2,098        2,098           2,098
                                                              -------      -------         -------
  Total shareholders' equity................................   33,392       33,392          89,770
                                                              -------      -------         -------
          Total capitalization..............................  $34,987      $34,987         $89,865
                                                              =======      =======         =======


------------

(1) See Note 3 of Notes to Financial Statements.


(2) Based on shares outstanding as of December 31, 1997. Excludes (i) 8,277,815 shares of Class B Common Stock issuable upon exercise of options outstanding at March 31, 1998 at a weighted average exercise price of $5.11 per share and (ii) 10,305,149 shares of Common Stock reserved for issuance under the Company's employee benefit plans. See Notes 1, 5 and 9 of Notes to Financial Statements.

                                    DILUTION


     The net tangible book value of the Company as of December 31, 1997 was approximately $4,775,000, or $0.15 per share of Common Stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the total number of shares of Common Stock outstanding. After giving effect to the conversion of all outstanding Preferred Stock into an aggregate of 8,453,517 shares of Class B Common Stock, the pro forma net tangible book value of the Company as of December 31, 1997 would have been $33,392,000 or $0.84 per share of Common Stock. After giving effect to the sale of the 2,750,000 shares of Class A Common Stock offered by the Company hereby at an assumed initial public offering price of $19.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, and the sale of 500,000 shares of Class A Common Stock to Cisco Systems at the Net Price, the pro forma net tangible book value of the Company, as adjusted, at December 31, 1997 would have been $89,770,000 or $2.08 per share of Common Stock. This amount represents an immediate increase in such net tangible book value of $1.24 per share to existing shareholders and an immediate dilution of $16.92 per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share........              $  19.00
  Pro forma net tangible book value at December 31,
     1997..............................................  $   0.84
  Increase attributable to Cisco Systems...............      0.20
  Increase attributable to new investors...............      1.04
                                                         --------
Adjusted pro forma net tangible book value after this
  offering and the sale of shares to Cisco Systems.....                  2.08
                                                                     --------
Dilution per share to new investors....................              $  16.92
                                                                     ========



     The following table summarizes, on a pro forma basis as of December 31, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company, and the average price per share paid by existing shareholders and to be paid by Cisco Systems and purchasers of the shares offered by the Company hereby (assuming an initial public offering price $19.00 per share before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company).



                               SHARES PURCHASED        TOTAL CONSIDERATION
                             ---------------------    ----------------------    AVERAGE PRICE
                               NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                             ----------    -------    -----------    -------    -------------
Existing shareholders(1)...  39,955,077      92.5%    $35,746,000      36.9%       $ 0.89
Cisco Systems..............     500,000       1.2       8,835,000       9.1         17.67
New investors..............   2,750,000       6.3      52,250,000      54.0         19.00
                             ----------     -----     -----------     -----
          Total............  43,205,077     100.0%    $96,831,000     100.0%
                             ==========     =====     ===========     =====


------------

(1) Sales by the Selling Shareholders in this offering will reduce the number of shares held by existing shareholders to 39,205,077 or 90.7% (or 39,035,077 or 89.6% if the Underwriters' over-allotment option is exercised in full), and will increase the number of shares held by new investors to 3,500,000 or 8.1% (or 4,025,000 or 9.2% if the Underwriters' over-allotment option is exercised in full). See "Principal and Selling Shareholders."


     As of December 31, 1997, options to purchase 5,401,432 shares of Class B Common Stock were outstanding at a weighted average exercise price of $2.12 per share. The computations in the foregoing tables assume no exercise of these options. If all of these options were exercised, the dilution per share to new investors would be $16.92. See "Management--Employee Benefit Plans" and Note 5 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in the Prospectus. The balance sheet data as of December 31, 1996 and 1997 and the statement of operations data for the years ended December 31, 1995, 1996 and 1997 have been derived from the audited financial statements of the Company included elsewhere in this Prospectus. The balance sheet data as of December 31, 1994 and 1995 and the statement of operations data for the year ended December 31, 1994 have been derived from audited financial statements of the Company not included herein. The balance sheet data as of December 31, 1993 and the statement of the Company operations data for the year ended December 31, 1993 have been derived from unaudited financial statements not included herein, which unaudited financial statements were prepared by management of the Company on the same basis as the audited financial statements included elsewhere herein and, in the opinion of the Company, include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth below.

                                                                        YEAR ENDED DECEMBER 31,
                                              ---------------------------------------------------------------------------
                                                 1993           1994           1995            1996             1997
                                              -----------    -----------    -----------    -------------    -------------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:

Revenue:
  Product revenue...........................    $   --         $1,554         $4,317          $18,981          $31,668
  Development revenue.......................     1,138          2,082          1,790            2,389            5,287
                                                ------         ------         ------          -------          -------
Total revenue...............................     1,138          3,636          6,107           21,370           36,955
Cost of revenue.............................        --            707          1,398            7,860           14,926
                                                ------         ------         ------          -------          -------
Gross profit................................     1,138          2,929          4,709           13,510           22,029
Operating expense:
  Research and development..................       875          1,746          2,687            5,662           16,204
  Selling, general and administrative.......       252            944          2,135            3,546            8,063
                                                ------         ------         ------          -------          -------
Total operating expense.....................     1,127          2,690          4,822            9,208           24,267
                                                ------         ------         ------          -------          -------
Income (loss) from operations...............        11            239           (113)           4,302           (2,238)
Interest and other income, net..............        12             41            120              213              290
Net loss on sale of investments.............        (8)           (42)            --               --               --
                                                ------         ------         ------          -------          -------
Income (loss) before income taxes...........        15            238              7            4,515           (1,948)
Provision (benefit) for income taxes........         3              1              3            1,499             (775)
                                                ------         ------         ------          -------          -------
Net income (loss)...........................    $   12         $  237         $    4          $ 3,016          $(1,173)
                                                ======         ======         ======          =======          =======
Basic earnings (loss) per share(1)..........    $  .00         $  .01         $  .00          $   .12          $  (.04)
                                                ======         ======         ======          =======          =======
Diluted earnings (loss) per share(1)........    $  .00         $  .01         $  .00          $   .09          $  (.04)
                                                ======         ======         ======          =======          =======

                                                                        DECEMBER 31,
                                               ---------------------------------------------------------------
                                                1993        1994         1995          1996           1997
                                               -------    ---------    ---------    -----------    -----------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents....................   $  49      $  100       $1,990        $ 4,657        $22,116
Working capital..............................    (223)      1,958        2,247          5,529         26,262
Total assets.................................     473       3,144        4,509         14,367         45,244
Long-term debt, including current portion....      61          85           49            216          2,693
Convertible preferred stock..................      --       2,161        3,150          6,084         28,617
Total shareholders' equity...................      24       2,474        3,475          9,770         33,392

------------

(1) See Note 1 of Notes to Financial Statements for an explanation of the calculation of earnings (loss) per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from those projected in the forward-looking statements as a result of certain factors, including those discussed in "Risk Factors," "Business" and elsewhere in this Prospectus. The Company assumes no obligation to update the forward-looking statements or such factors.

OVERVIEW

     The Company is a leading developer of highly integrated silicon solutions that enable broadband digital data transmission to the home and within the business enterprise. The Company's products enable the high-speed transmission of data over existing communications infrastructures, most of which were not originally intended for digital data transmission. Using proprietary technologies and advanced design methodologies, the Company has designed and developed ICs for some of the most significant broadband communications markets including cable set-top boxes, cable modems, high-speed networking, DBS and terrestrial digital broadcast, and xDSL. From the Company's inception in 1991 through 1994, it was primarily engaged in product development and the establishment of strategic customer and foundry relationships. During this period, the Company generated the majority of its total revenue from development work performed for key customers. The Company began shipping its products in 1994, and subsequently the Company's total revenue has grown predominately through sales of its semiconductor products. The Company intends to continue to enter into development contracts with key customers, but expects development revenue will constitute a decreasing percentage of its total revenue. The Company also generates a small percentage of its product revenue from sales of its system level reference designs.

     The Company recognizes product revenue at the time of shipment. Provision is concurrently made for estimated product returns, which have been immaterial prior to the fourth quarter of 1997. The Company's products typically carry a one year warranty. In the fourth quarter of 1997, the Company experienced product returns in excess of $500,000 due to packaging defects. Such defects were caused by one of the Company's assemblers, which reimbursed the Company for such expenses.

     Development revenue is recognized when earned. Approximately 15.4% of the Company's total revenue in 1997 was derived from independent customers located outside of the United States. All of the Company's revenue to date has been denominated in U.S. dollars. See Note 8 of Notes to Financial Statements.

     From time to time, the Company's key customers have placed large orders causing quarterly revenue to fluctuate significantly, which fluctuations are likely to continue in the future. For example, in the fourth quarter of 1997, sales of the Company's networking products increased to approximately $7.6 million from $759,000 in the previous quarter. More than half of this increase was attributable to sales to a single customer. Sales to the Company's largest five customers (including sales to their respective manufacturing subcontractors) accounted for 61.7% and 67.7% of the Company's total revenue for 1997 and 1996, respectively. The Company expects that these five customers will continue to account for a significant portion of the Company's total revenue for 1998. See "Risk Factors--Customer Concentration" and "Business--Customers and Strategic Relationships."

     Various factors have in the past affected and may continue in the future to affect the Company's gross margin, including, but not limited to, the Company's product mix, the position of the Company's products in their respective life cycles and the mix of the Company's product revenue and development revenue. For example, newly-introduced products generally have higher average selling prices and gross margins, both of which typically decline over product life cycles due to competitive pressures and volume pricing agreements. The Company's gross margin and operating results in the future may continue to fluctuate as a result of these and other factors. See "--Quarterly Results of Operations" and "Risk Factors--Fluctuations in Results of Operations."

     The sales cycle for the test and evaluation of the Company's products can range from three to six months or more, with an additional three to six months or more before a customer commences volume production of equipment incorporating the Company's products. Due to such lengthy sales cycles, the Company may experience a delay between increasing expenses for research and development and selling, general and administrative efforts, and the generation of corresponding revenue, if any. Furthermore, in 1998, the Company intends to increase significantly its investment in research and development, selling, general and administrative functions and inventory as it expands its operations. The Company anticipates that the rate of new orders may vary significantly from month to month. Consequently, if anticipated sales and shipments in any quarter do not occur when expected, expenses and inventory levels could be disproportionately high, and the Company's operating results for that quarter and, potentially, future quarters would be materially and adversely affected. "See Risk Factors--Fluctuations in Results of Operations" and "--Lengthy Sales Cycle."

RESULTS OF OPERATIONS

     YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

     The following table sets forth certain statement of operations data expressed as a percentage of total revenue for the periods indicated.

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                              1995       1996       1997
                                                              -----      -----      -----
Revenue:
  Product revenue...........................................   70.7%      88.8%      85.7%
  Development revenue.......................................   29.3       11.2       14.3
                                                              -----      -----      -----
Total revenue...............................................  100.0      100.0      100.0
Cost of revenue.............................................   22.9       36.8       40.4
                                                              -----      -----      -----
Gross profit................................................   77.1       63.2       59.6
Operating expense:
  Research and development..................................   44.0       26.5       43.9
  Selling, general and administrative.......................   35.0       16.6       21.8
                                                              -----      -----      -----
Total operating expense.....................................   79.0       43.1       65.7
                                                              -----      -----      -----
Income (loss) from operations...............................   (1.9)      20.1       (6.1)
Interest and other income, net..............................    2.0        1.0        0.8
                                                              -----      -----      -----
Income (loss) before income taxes...........................    0.1       21.1       (5.3)
Provision (benefit) for income taxes........................     --        7.0       (2.1)
                                                              -----      -----      -----
Net income (loss)...........................................    0.1%      14.1%      (3.2)%
                                                              =====      =====      =====

     Total Revenue. Total revenue consists of product revenue generated principally by sales of the Company's semiconductor products and development revenue generated under development contracts with the Company's customers. Total revenue for 1997 was $37.0 million, an increase of $15.6 million or 72.9% from 1996. Total revenue for 1996 was $21.4 million, an increase of $15.3 million or 249.9% from $6.1 million in 1995. In each year, the increase was primarily due to the introduction of new products and to a higher volume of shipments of existing products to manufacturers of cable set-top boxes and networking customers selling Fast Ethernet hubs and switches. In particular, the majority of the increase in total revenue in 1997 was derived from sales of new products, including the Company's Fast Ethernet Quad transceivers for the high-speed networking market and its QAM receivers for digital cable set-top boxes.

     Gross Profit. Gross profit represents total revenue less the cost of revenue. Cost of revenue includes the cost of purchasing the finished silicon wafers processed by the Company's independent foundries and costs associated with assembly, test and quality assurance for those products, as well as costs of personnel and equipment associated with contracted development work. Gross profit for 1997 was $22.0 million or 59.6% of total revenue, an increase of $8.5 million or 63.1% from 1996. Gross profit in 1996 was $13.5 million or 63.2% of total revenue, an increase of $8.8 million or 186.9% from $4.7 million or 77.1% of total revenue in 1995. In each year, the increase in absolute dollars was largely due to higher total revenue. Gross margin declined in

1997 from 1996 primarily due to volume pricing concessions made in 1997 for cable set-top box products. Gross margin declined in 1996 from 1995 largely due to a decline in higher margin development revenue as a percentage of total revenue in 1996. The Company anticipates that gross margin will continue to decline in the near future as the Company shifts from introductory pricing for early generation products to volume pricing and due to an anticipated shift towards lower margin products.

     Research and Development Expense. Research and development expense consists primarily of salaries and related costs of employees engaged in research, design and development activities, as well as related subcontracting costs. Research and development expense for 1997 was $16.2 million or 43.9% of total revenue, an increase of $10.5 million or 186.2% from 1996. Research and development expense for 1996 was $5.7 million or 26.5% of total revenue, an increase of $3.0 million or 110.7% from 1995 expense of $2.7 million or 44.0% of total revenue in 1995. In each year, the increase in absolute dollars was primarily due to the addition of personnel for the development of new products and the enhancement of existing products, as well as payments to outside consultants where specific resources were needed in the development process. Research and development expense in absolute dollars increased at a fairly steady rate for each quarter between 1995 and 1997 after taking into consideration the $1.2 million of non-recurring engineering expense paid to General Instrument in the third quarter of 1997 for development support services with respect to the Company's MPEG development program. Such services included the engagement of several engineers from General Instrument on a contract basis and the development of high level descriptions and related documentation. The decline in research and development expense as a percentage of total revenue reflects a significant increase in total revenue during that period. The Company expects that research and development expense in absolute dollars will increase in each year for the foreseeable future.

     Selling, General and Administrative Expense. Selling, general and administrative expense consists primarily of employee related expenses, professional fees, trade show expenses and facilities expenses. Selling, general and administrative expense for 1997 was $8.1 million or 21.8% of total revenue, an increase of $4.5 million or 127.4% from 1996. Selling, general and administrative expense for 1996 was $3.5 million or 16.6% of total revenue, an increase of $1.4 million or 66.1% from $2.1 million or 35.0% of total revenue in 1995. In each year, the increase in absolute dollars principally reflected higher personnel related costs resulting from a net increase in sales and marketing personnel to address each of the Company's target markets. These increases were also due in part to the hiring of senior level management and administrative personnel and increased occupancy, legal and other professional fees. The decline in selling, general and administrative expense as a percentage of total revenue reflects a significant increase in total revenue during that period. As the Company's infrastructure expanded in 1997, selling, general and administrative expense as a percentage of total revenue increased at a more rapid rate than total revenue.

     Deferred Compensation. In connection with the grant of certain stock options to employees during 1997, the Company recorded aggregate deferred compensation of approximately $1.1 million, representing the difference between the deemed value of the Class B Common Stock for accounting purposes and the option exercise price of such options at the date of grant. Such amount is presented as a reduction of shareholders' equity and amortized ratably over the vesting period of the applicable options. Amortization of deferred compensation recorded in 1997 was $66,000. The Company currently expects to record amortization of deferred compensation of approximately $73,000 per quarter through September 30, 2001.

     Interest and Other Income, Net. Interest and other income, net reflects interest earned on average cash, cash equivalents and short-term investment balances, less interest on the Company's term loan. Interest and other income, net for 1997 was $290,000, an increase of $77,000 or 36.2% from 1996. Interest and other income, net for 1996 was $213,000, an increase of $93,000 or 77.5% from $120,000 in 1995. In each year, the increase was primarily due to interest earned on higher levels of short-term investments and cash balances, partially offset by interest expense incurred on higher average debt balances.

     Provision (Benefit) for Income Taxes. The Company accrues a provision for federal and state income tax at applicable statutory rates. The Company's effective tax rates were approximately 40%, 33% and 43% for 1997, 1996 and 1995, respectively. In each year, the difference between the Company's effective tax rate and the federal statutory tax rate of 34% was primarily related to state income taxes and research and development tax credits. The Company utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. See Note 2 of Notes to Financial Statements.

QUARTERLY RESULTS OF OPERATIONS

     The following table presents selected quarterly financial information for each of the eight quarters through December 31, 1997. This information is unaudited but, in the opinion of the Company's management, reflects all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of this information in accordance with generally accepted accounting principles. Such quarterly results are not necessarily indicative of future results of operations.

                                                                            THREE MONTHS ENDED
                                          ---------------------------------------------------------------------------------------
                                          MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                            1996       1996       1996        1996       1997       1997       1997        1997
                                          --------   --------   ---------   --------   --------   --------   ---------   --------
                                                                              (IN THOUSANDS)
Revenue:
  Product revenue.......................   $3,692     $4,565     $4,590      $6,134    $ 3,959    $ 4,210     $ 8,096    $15,403
  Development revenue...................      347        442      1,000         600      1,072      1,185       1,159      1,871
                                           ------     ------     ------      ------    -------    -------     -------    -------
Total revenue...........................    4,039      5,007      5,590       6,734      5,031      5,395       9,255     17,274
Cost of revenue.........................    1,719      2,010      2,215       1,916      2,534      2,276       4,047      6,069
                                           ------     ------     ------      ------    -------    -------     -------    -------
Gross profit............................    2,320      2,997      3,375       4,818      2,497      3,119       5,208     11,205
Operating expense:
  Research and development..............      856      1,048      1,449       2,309      2,686      3,519       5,503      4,496
  Selling, general and administrative...      578        817      1,041       1,110      1,142      1,399       2,670      2,852
                                           ------     ------     ------      ------    -------    -------     -------    -------
Total operating expense.................    1,434      1,865      2,490       3,419      3,828      4,918       8,173      7,348
                                           ------     ------     ------      ------    -------    -------     -------    -------
Income (loss) from operations...........      886      1,132        885       1,399     (1,331)    (1,799)     (2,965)     3,857
Interest and other income (expense),
  net...................................       19         52         45          97         60          3         (41)       268
                                           ------     ------     ------      ------    -------    -------     -------    -------
Income (loss) before income taxes.......      905      1,184        930       1,496     (1,271)    (1,796)     (3,006)     4,125
Provision (benefit) for income taxes....      300        393        309         497       (508)      (718)     (1,202)     1,653
                                           ------     ------     ------      ------    -------    -------     -------    -------
Net income (loss).......................   $  605     $  791     $  621      $  999    $  (763)   $(1,078)    $(1,804)   $ 2,472
                                           ======     ======     ======      ======    =======    =======     =======    =======
Basic earnings (loss) per share(1)......   $ 0.02     $ 0.03     $ 0.02      $ 0.04    $ (0.03)   $ (0.04)    $ (0.07)   $  0.09
                                           ======     ======     ======      ======    =======    =======     =======    =======
Diluted earnings (loss) per share(1)....   $ 0.02     $ 0.02     $ 0.02      $ 0.03    $ (0.03)   $ (0.04)    $ (0.07)   $  0.06
                                           ======     ======     ======      ======    =======    =======     =======    =======

---------------

(1) See Note 1 of Notes to Financial Statements for an explanation of the calculation of earnings (loss) per share.

     The following table sets forth, for the periods indicated, the percentage of total revenue represented by each item in the Company's statement of operations.

                                                                            THREE MONTHS ENDED
                                          ---------------------------------------------------------------------------------------
                                          MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                            1996       1996       1996        1996       1997       1997       1997        1997
                                          --------   --------   ---------   --------   --------   --------   ---------   --------
Revenue:
  Product revenue.......................    91.4%      91.2%      82.1%       91.1%       78.7%      78.0%       87.5%     89.2%
  Development revenue...................      8.6        8.8       17.9         8.9       21.3       22.0        12.5       10.8
                                           ------     ------     ------      ------    -------    -------     -------    -------
Total revenue...........................    100.0      100.0      100.0       100.0      100.0      100.0       100.0      100.0
Cost of revenue.........................     42.6       40.2       39.6        28.5       50.4       42.2        43.7       35.1
                                           ------     ------     ------      ------    -------    -------     -------    -------
Gross profit............................     57.4       59.8       60.4        71.5       49.6       57.8        56.3       64.9
Operating expense:
  Research and development..............     21.2       20.9       26.0        34.3       53.4       65.2        59.5       26.0
  Selling, general and administrative...     14.3       16.3       18.6        16.4       22.7       25.9        28.8       16.6
                                           ------     ------     ------      ------    -------    -------     -------    -------
Total operating expense.................     35.5       37.2       44.6        50.7       76.1       91.1        88.3       42.6
                                           ------     ------     ------      ------    -------    -------     -------    -------
Income (loss) from operations...........     21.9       22.6       15.8        20.8      (26.5)     (33.3)      (32.0)      22.3
Interest and other income (expense),
  net...................................      0.5        1.0        0.8         1.4        1.2         --        (0.5)       1.6
                                           ------     ------     ------      ------    -------    -------     -------    -------
Income (loss) before income taxes.......     22.4       23.6       16.6        22.2      (25.3)     (33.3)      (32.5)      23.9
Provision (benefit) for income taxes....      7.4        7.8        5.5         7.4      (10.1)     (13.3)      (13.0)       9.6
                                           ------     ------     ------      ------    -------    -------     -------    -------
Net income (loss).......................    15.0%      15.8%      11.1%       14.8%      (15.2)%    (20.0)%     (19.5)%    14.3%
                                           ======     ======     ======      ======    =======    =======     =======    =======

     Total Revenue. Quarterly revenue increased throughout 1996 as a result of the introduction of new products and higher unit shipments of the Company's existing products in the cable set-top box, cable modem and high-speed networking markets and generally reflected higher revenue from development programs. The decrease in total revenue from $6.7 million in the fourth quarter of 1996 to $5.0 million in the first quarter of 1997 was primarily due to a reduction of unit shipments of 100Base-T4 high-speed networking products and pricing concessions to a major customer for cable set-top boxes. The increase in total revenue to $9.3 million in the third quarter of 1997 largely resulted from the introduction of new products and increased unit shipments of existing cable set-top box and cable modem products. The increase in total revenue to $17.3 million in the fourth quarter of 1997 was primarily due to the first significant volume shipments of the Company's 100Base-TX high-speed networking products, as well as $2.5 million of revenue from a take or pay contract with a significant customer.

     Gross Profit. As a percentage of total revenue, gross profit increased to 71.5% in fourth quarter 1996 as a result of a favorable product mix and a significant increase in the volume of product shipments over the previous quarters, which allowed fixed manufacturing costs to be spread over a larger product base. In the first quarter of 1997, gross profit decreased to 49.6% of total revenue as a result of an unfavorable product mix and pricing concessions to a major customer for cable set-top boxes. Gross profit increased to 64.9% of total revenue in the fourth quarter of 1997 as a result of volume shipments of high-speed networking products and a significant increase in the volume of product shipments generally.

     Operating Expense. Research and development expense increased in absolute dollars through the third quarter of 1997 to facilitate the expansion of introduction of new products by the Company. Research and development expense in the third quarter of 1997 included a substantial non-recurring engineering expense, which consisted of approximately $1.2 million paid to General Instrument for engineering support related to the Company's MPEG technology and, as a result, research and development expense in the fourth quarter of 1997 was lower than in the prior quarter. Selling, general and administrative expense has also increased in absolute dollars as the Company has expanded its infrastructure to accommodate the Company's expanding operations. In the third and fourth quarters of 1997, the Company also incurred significant legal expenses in conjunction with pending litigation and the negotiation of large customer contracts. See "Business--Litigation."

     The Company's quarterly results of operations have fluctuated significantly in the past and may continue to fluctuate in the future based on a number of factors, not all of which are in the Company's control. In particular, the Company's results of operations have fluctuated in the past due to, among other things, competitive pressures on selling prices; the volume of product sales; the timing and cancellation of significant customer orders; lengthy sales cycles; pricing concessions on volume sales; fluctuations in manufacturing yields; changes in product mix; intellectual property disputes; the Company's ability to develop, introduce and market new products and technologies on a timely basis; introduction of products and technologies by the Company's competitors; market acceptance of the Company's and its customers' products; and the amount and timing of recognition of development revenue. The Company's results of operations may also fluctuate in the future based on a number of factors, including, but not limited to those listed above, as well as general business conditions in the semiconductor industry and the broadband communications markets; availability of foundry capacity and raw materials; the quality of the Company's products; the timing of investments in research and development; the Company's ability to expand and implement its sales and marketing programs; the level of orders received that can be shipped in a quarter; currency fluctuations; and general economic conditions. As a result of the foregoing factors, the Company believes period to period comparisons are not necessarily meaningful and should not be relied upon as indicative of future results.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company has financed its operations through a combination of private sales of equity securities and cash generated by operations. At December 31, 1997, the Company had $26.3 million in working capital and $22.1 million in cash and cash equivalents. The Company's operating activities used cash in the amount of $2.6 million in 1997, and generated cash in the amount of $3.2 million and $1.1 million in 1996 and 1995, respectively.

     Cash used in operating activities in 1997 was primarily attributable to a net loss, growth in accounts receivable and inventory and a decrease in income taxes payable, which more than offset growth in accounts payable and the non-cash impact of depreciation and amortization. Cash provided by operating activities in 1996 was primarily attributable to net income and growth in accounts payable and income taxes payable, which more than offset growth in accounts receivable. Cash provided by operating activities in 1995 was primarily attributable to a decrease in accounts receivable, growth in accounts payable, and the non-cash impact of depreciation and amortization.

     The Company's investing activities used cash of $7.1 million in 1997, $3.7 million in 1996 and $116,000 in 1995, primarily for the purchase of capital equipment. During 1998, the Company may use up to approximately $15.0 million to purchase additional capital equipment to support its expanding operations. The Company may finance these purchases from the proceeds of this offering, existing cash, cash generated from its operations, borrowings under its credit facilities, or a combination thereof. Cash provided by financing activities was $27.1 million in 1997, $3.2 million in 1996 and $949,000 in 1995, primarily from the sale of convertible preferred stock and, in 1997, the establishment of a revolving credit facility and term loan.

     In March 1995, the Company entered into a Loan and Security Agreement with SVB which, as amended, provides for a $3.0 million term loan and a $3.0 million revolving credit facility. This agreement also includes a $500,000 letter of credit, provided that sufficient credit is available under the two facilities. The availability of funds under the revolving credit facility is based on eligible accounts receivable balances. At December 31, 1997, $2.5 million was outstanding under the term loan and no amounts were outstanding under the revolving credit facility or the letter of credit. The term loan matures in June 2000 and bears interest at SVB's prime rate plus 0.5%. The Company intends to use a portion of the proceeds of this offering to repay the term loan. Borrowings under the revolving credit facility and the term loan are secured by substantially all of the Company's assets. The revolving credit facility and the term loan contain significant financial and operating covenants, including limitations on the ability of the Company to incur additional indebtedness and restrictions on, among other things, the Company's ability to pay cash dividends or take certain other corporate actions. See Note 3 of Notes to Financial Statements.

     As of December 31, 1997, the Company had no material commitments other than commitments of approximately $2.1 million for the purchase of test equipment. See Notes 3 and 4 of Notes to Financial Statements.

     The Company believes that the net proceeds of this offering, together with cash generated from its operations and funds available under its credit facilities, will be sufficient to meet its capital requirements for at least the next twelve months. The Company's future capital requirements will depend on many factors, including, but not limited to, the levels at which the Company maintains inventory, the market acceptance of the Company's products, the levels of promotion and advertising required to launch such products and attain a competitive position in the marketplace, volume pricing concessions, the extent to which the Company invests in new technology and improvements to its existing technology and the response of competitors to the products based on the Company's technology. To the extent that the funds generated by this offering, together with existing resources and future earnings, are insufficient to fund the Company's future activities, the Company may need to raise additional funds through public or private financing. No assurance can be given that additional financing will be available or that, if available, it can be obtained on terms favorable to the Company and its shareholders. See "Use of Proceeds."

                                    BUSINESS

     Broadcom is a leading developer of highly integrated silicon solutions that enable broadband digital data transmission to the home and within the business enterprise. The Company's products enable the high-speed transmission of data over existing communications infrastructures, most of which were not originally intended for digital data transmission. Using proprietary technologies and advanced design methodologies, the Company has designed and developed ICs for some of the most significant broadband communications markets, including the markets for cable set-top boxes, cable modems, high-speed networking, DBS and terrestrial digital broadcast, and xDSL. Although the communications infrastructures of these markets are very different, the Company has leveraged its core technologies and introduced silicon solutions for each market that deliver the cost and performance levels necessary to enable the widespread deployment of broadband transmission services. The Company's broadband transmission products consist primarily of high-performance digital signal processing circuits that implement complex communications algorithms, surrounded by precision high-speed analog-to-digital and digital-to-analog converter circuits. The Company's products integrate comprehensive systems solutions into single chips or chip-sets, thereby eliminating costly external components, reducing board space, simplifying the customer's manufacturing process, lowering the customer's system costs and enabling higher performance. Customers currently shipping broadband communications equipment incorporating the Company's products include 3Com, Bay Networks, Cisco Systems, General Instrument, Motorola and Scientific-Atlanta.

INDUSTRY BACKGROUND

     In recent years, there has been a dramatic increase in business and consumer demand for high-speed access to multimedia information and entertainment content, consisting of data, voice and video. This demand is being driven by the growth of desirable information and entertainment content accessible via the Internet and cable and data networks. Demand has also been stimulated by the improved availability and affordability of access devices such as set-top boxes, PCs and other consumer appliances. Computer processor speeds over the last decade have increased dramatically and, as a result, significantly improved the rate at which multimedia data can be processed. However, the rate at which such data can be transmitted has not kept pace. This disparity has become known as the "bandwidth gap" and has frustrated users and challenged solutions providers in a number of markets.

     The bandwidth gap has emerged in a variety of commercial and consumer applications. Businesses are constantly seeking new ways to access and analyze larger amounts of information to improve the quality of management decisions and enhance customer and employee communications. Many businesses have deployed local area networks ("LANs") which are principally based upon 10Base-T Ethernet technology. Dell'Oro Group estimates that the worldwide installed base of 10Base-T Ethernet hub and switch ports was 184.3 million in 1997. The proliferation of LAN usage within corporate networks has resulted in volumes of electronic traffic that are rapidly outgrowing the ability of legacy LAN technologies and infrastructures to readily transmit the traffic and has exacerbated the bandwidth gap for businesses. As such, much of the installed base of Ethernet ports will require upgrading to higher speeds as the infrastructure continues to grow.

     Individuals are also increasingly using their home PCs to access the Internet and to telecommute. Consumer online usage is expected to increase rapidly with the availability and market acceptance of low cost PCs (sub $1,000) and the increased availability and improving quality of content. In addition, the increasing number of next generation television set-top boxes, PCs and other devices that feature integrated Internet access will contribute to the surging demand for rapid access to information. International Data Corporation ("IDC") estimates that between 1995 and 1997 the number of devices that had access to the Internet grew from approximately 15.4 million to 64.4 million and anticipates that the number of such devices will grow to over 232 million by 2000. Similarly, the available content on the Internet is also increasing rapidly. IDC estimates that the number of web pages for Internet devices to access grew from approximately 18.1 million in 1995 to approximately 250.5 million in 1997, and is expected to increase to 2.3 billion by 2000. As the volume of traffic continues to grow, consumers are becoming increasingly frustrated with the low performance of "last mile" remote access connections that are typically limited to data rates of only 28.8 kbps to 56 kbps and require several minutes or hours to download large multimedia intensive files.

     Business and residential PC users have not been the only ones affected by the bandwidth gap. Cable television subscribers seeking more entertainment options including Internet access, and cable service providers seeking higher revenue services beyond basic cable, have generally been frustrated by the limited amount of programming that can be provided over the existing cable infrastructure, as well as the inability of that infrastructure to deliver interactive multimedia content. With the advent of digital television and digital compression technologies such as MPEG, the conversion from analog transmission to digital transmission enables a dramatic increase in the number of channels available to the subscriber. In late 1996, cable television service providers began offering expanded services, including digital programming through new digital set-top boxes as well as high-speed Internet access and telecommuting through cable modems. Dataquest estimates that approximately 1.5 million digital cable set-top boxes were shipped worldwide in 1997 and that approximately 12.5 million will be shipped in 2001. In order to satisfy customer demand for increased programming and other entertainment options, and to capitalize on the revenue growth opportunities associated with these expanded services, service providers will have to deploy a new generation of digital set-top boxes and headend equipment.

     Much of the bandwidth gap is a result of the existing last mile communications infrastructure, which was originally designed for lower speed analog transmission rather than high-speed digital transmission. This infrastructure consists primarily of copper twisted pair wiring, coaxial cable and wireless communication connections. Copper twisted pair wiring was originally intended for the transmission of narrowband analog voice while coaxial cable was intended for delivery of one-way analog video signals. These analog infrastructures have numerous impairments, including limited spectrum, noise, dispersion and multipath reflections, which make broadband transmission (greater than 1.5 Mbps) of digital data very difficult.

     Because it is impractical to replace these communications infrastructures with entirely new infrastructures that are optimized for digital data transmission, the fundamental challenge for service and equipment providers is to enable broadband communications over existing infrastructures. These providers are in a race to introduce new cost-effective technologies and products into the broadband communications marketplace. The principal segments that define this marketplace include:

     Cable Set-Top Boxes. Cable operators are deploying digital cable set-top boxes to facilitate high-speed digital communications between a subscriber's television and the cable network. Cable set-top boxes are currently able to support downstream (to the subscriber) transmission speeds of up to 43 Mbps (North American standard) or 56 Mbps (international standard), thereby enabling several hundred MPEG-2 compressed digital television channels to be delivered to the consumer. Additional applications for digital cable set-top boxes are expected to include Internet access, interactive television and high definition television ("HDTV").

     Cable Modems. Cable modems connect PCs to the cable network and have been designed to achieve downstream transmission speeds of up to 43 Mbps (North American standard) or 56 Mbps (international standard), and upstream (to the network) transmission speeds of up to 20 Mbps. These transmission rates are almost 1,000 times faster than the fastest analog telephone modems (56 kbps downstream and 28.8 kbps upstream) currently available. The high speeds of cable modems should enable an entirely new generation of multimedia-rich content over the Internet and make telecommuting a productive and effective means for work at home.

     High-Speed Networking. As communications bottlenecks have appeared in corporate LANs, technologies such as Fast Ethernet (100 Mbps) and Gigabit Ethernet (1,000 Mbps) are being employed to replace older technologies such as 10Base-T Ethernet (10 Mbps) and Token Ring (16 Mbps). As desktops continue to migrate to Fast Ethernet, the Company believes that Gigabit Ethernet will emerge as the predominant backbone and server communications technology, and will eventually migrate to the desktop.

     Direct Broadcast Satellite and Terrestrial Digital Broadcast. DBS is the primary alternative to cable for providing digital television programming and can be used to transmit information at speeds of up to 90 Mbps. DBS broadcasts video and audio data from satellites directly to set-top boxes in the home via dish antennas. Other broadband wireless technologies include (i) terrestrial digital broadcast television, the upgrade of analog broadcast television to digital which enables the delivery of HDTV, (ii) Multichannel Multipoint Distribution Systems ("MMDS"), which use microwave frequencies (2.5 GHz) to transmit digital video signals over terrestrial digital broadcast channels to digital set-top boxes, and (iii) Local Multipoint Distribution Systems ("LMDS"), which use even higher microwave frequencies (28 to 38 GHz) to transmit video and data to digital set-top boxes over a shorter distance via a cellular-like network.

     Digital Subscriber Lines (xDSL). xDSL represents a family of newer broadband technologies which use the copper twisted pair wiring in the existing telephone local loops to deliver transmission speeds ranging from 128 kbps to 52 Mbps depending on the distance between the central office and the subscriber. These data rates are expected to enable a wide range of new services including high-speed Internet access and digital television.

     The desire by equipment manufacturers and service providers to develop these markets has created the need for new generations of semiconductor solutions. Broadband transmission of digital information over existing infrastructures requires highly integrated mixed-signal semiconductor solutions to perform critical systems functions such as complex signal processing and converting digital data to and from analog signals. Broadband communications equipment requires substantially higher levels of system performance in terms of both speed and precision that typically cannot be adequately addressed by traditional IC solutions developed for low speed transmission applications. Moreover, solutions that are based on multiple discrete analog and digital ICs generally cannot achieve the cost-effectiveness, performance and reliability required by the broadband communications markets. These requirements are best addressed by new generations of highly integrated mixed-signal devices that combine complex analog and digital functions with high performance digital signal processing ("DSP") circuitry that can be manufactured in high volumes using cost-effective semiconductor technologies.

THE BROADCOM SOLUTION

     The Company is a leading developer of highly integrated silicon solutions which enable broadband digital data transmission to the home and within the business enterprise. Using its proprietary communications algorithms and protocols, unique DSP architectures, silicon compiler design methodologies and full-custom, mixed-signal circuit design techniques, the Company has designed and developed ICs for some of the most significant broadband communications markets, which include cable set-top boxes, cable modems, high-speed networking, DBS and terrestrial digital broadcast, and xDSL. The Company's expertise in communications algorithms and its detailed understanding of transmission media enables the implementation of complex systems incorporating signal processing functions such as digital demodulation, adaptive equalization and error correction in a single device. In addition, the Company's comprehensive knowledge of advanced communications protocols enables the Company to design protocol processing ICs that seamlessly interface its mixed-signal transceiver ICs with higher-level networking layers for communications applications. Finally, the Company's systems level communications expertise has enabled it to establish a viable long-term product roadmap that permits its customers to achieve rapid time-to-market over multiple generations of equipment.

     All of the Company's products are implemented in low-cost, highly-manufacturable CMOS technologies which enable the integration of comprehensive systems solutions into single-chip ICs, thereby eliminating costly external components, reducing board space, simplifying the customer's equipment manufacturing process, lowering customer system costs and enabling higher performance. The Company's proprietary technology and advanced design methodologies result in a high likelihood of first pass silicon success, accelerated time-to-market, and ease of porting to multiple foundries. The Company's design methodologies also allow it to rapidly and cost-effectively incorporate proprietary features or intellectual property from its key strategic customers into products that are exclusive to those customers, thereby enabling them to differentiate their products. Customers currently shipping broadband communications equipment that incorporates the Company's products include 3Com, Bay Networks, Cisco Systems, General Instrument, Motorola and Scientific-Atlanta.

STRATEGY

     The Company's objective is to be the leading provider of highly integrated silicon solutions to the worldwide broadband communications markets. Key elements of the Company's strategy include the following:

     Target Multiple High-Growth Broadband Communications Markets. The Company's strategy is to identify rapidly growing broadband digital communications markets and to develop highly integrated silicon solutions for applications in those markets. The Company's initial products were designed for the cable set-top box, cable modem and high-speed networking markets, which require high-performance, feature-rich and highly integrated semiconductor solutions. The Company has recently leveraged the core technologies it developed for these markets to design and develop semiconductor solutions for the DBS and terrestrial digital broadcast, and xDSL markets, which it believes have significant growth potential.

     Strengthen and Expand Strategic Relationships with Industry Leaders. The Company has established strategic relationships with key equipment manufacturers, including 3Com, Bay Networks, Cisco Systems, General Instrument, Motorola and Scientific-Atlanta, which are market and technology leaders within the broadband communications markets. While the Company designs products that can be used by multiple customers, the Company's proprietary design methodologies allow it to rapidly design custom features based on either the Company's or its customers' intellectual property. This capability enables the Company's customers to improve their time-to-market, differentiate their products and address new market opportunities. The Company believes that these strategic relationships are essential to its continued growth and to further development and acceptance of its technologies.

     Extend Technology Leadership and Achieve Rapid Time-to-Market. The Company is aggressively building on its technology leadership by investing substantial development resources in all of its key technology areas. The Company works closely with leading communications systems companies to develop new and enhanced algorithms that address next generation broadband market opportunities. The Company's strategy is to continue to implement these algorithms in highly integrated, full-custom ICs using DSP architectures that optimize performance, efficiency and cost. During product development, the Company leverages its silicon compiler technologies and proprietary circuit libraries and layouts of high-performance analog and digital IC building blocks, thereby accelerating time-to-market for new products. The silicon solutions for each of these markets benefit from the same underlying core technologies, providing the Company significant leverage in its ability to address a diverse set of end user markets with a relatively focused investment in research and development.

     Drive Industry Standards. The Company participates actively in the formulation of critical standards for the broadband communications markets. The Company believes such participation provides it with several significant benefits, including (i) accelerating and expanding the development of markets for the Company's products by encouraging all market participants to focus their efforts on developing products compliant with the standards, and (ii) providing valuable insight and relationships, which assist the Company in being early to market with products incorporating the standards. The Company has established strategic relationships with major networking equipment and cable modem vendors and was a principal participant in formulating and writing the Multimedia Cable Network Systems Data Over Cable Services Interface Specifications ("MCNS/DOCSIS") for the end-to-end delivery of high-speed data services over hybrid fiber coax ("HFC") networks, which facilitate the development of interoperable networking products, including cable modems. The Company's active participation in this process enabled it to be the first provider of transmission and protocol ICs to equipment manufacturers developing MCNS/DOCSIS compliant products. The Company is also currently participating in the formulation and evolution of standards for Fast Ethernet, Gigabit Ethernet and xDSL systems.

     Focus on Highly Integrated Solutions. The Company believes its analog mixed-signal technology and advanced design methodologies enable it to offer silicon solutions that are more highly integrated than competitive alternatives. High levels of integration and aggressive product development roadmaps allow the Company to enhance the value-added benefits of its products in its customers' systems. Integration, which reduces the total component count in the system, provides many fundamental benefits for the

     Company's customers, including streamlining their production flow, improving yields, saving board space, shortening time-to-market, reducing production costs and improving performance and reliability. These benefits have often enabled the Company's customers to achieve faster and broader penetration within their respective markets.

MARKETS

     The increased demand for the high-speed delivery of data and video services is forcing equipment vendors and service providers to race to provide solutions to close the bandwidth gap. The Company's silicon solutions address the bandwidth gap in multiple communications markets. While the communication infrastructures of these markets are very different, the Company has been able to leverage many of its core technologies across multiple markets in various product implementations. Many industry analysts project high growth rates for the markets served by the Company's products even though such markets are at different phases in their evolution. High-speed networking is an established market that is currently going through an upgrade; cable and DBS set-top boxes are, on a global basis, in an early growth phase, and the cable modem and xDSL markets are emerging.

     Cable Set-Top Boxes

     The last decade has seen rapid growth in the quantity and diversity in television programming. Despite ongoing efforts to upgrade the existing cable infrastructure, an inadequate number of channels exist to provide the content demanded by consumers. In an effort to increase the number of channels and to provide picture quality that is comparable to DBS, cable service providers began offering digital programming in 1996 through new digital cable set-top boxes. Paul Kagan Associates, Inc. ("Kagan") estimates that in 1997 only 600,000 of the 65 million cable subscribing homes in the United States had installed digital cable set-top boxes. Dataquest estimates that approximately 1.5 million digital cable set-top boxes were shipped worldwide in 1997, and that approximately 12.5 million will be shipped in 2001. General Instrument, in particular, recently announced its agreement to provide leading multiple cable system operators with an aggregate of 15 million digital cable set-top boxes over the next three to five years. The Company believes a new generation of digital cable set-top boxes will be introduced in the near future to facilitate television Internet access and to support HDTV.

     Cable Modems

     Cable television operators are upgrading their coaxial cable trunk systems (backbones) to fiber to create HFC networks. These upgraded networks are able to support two-way communications, high-speed Internet access and telecommuting through the use of a cable modem. High-speed Internet access services, including @Home, RoadRunner and HighwayOne (the predecessor to MediaOne), were introduced in 1996 in conjunction with several MSOs. Kagan estimates that high-speed Internet service was available to 11.4 million homes in 1997 and predicts that this service will be extended to 45.7 million homes in the United States by 2001. In-Stat estimates that the number of cable modems shipped worldwide will increase from 171,000 units in 1997 to 10.0 million by 2001. The cable industry's adoption of the MCNS/DOCSIS specifications in 1997 for the end-to-end delivery of high-speed data services is anticipated to enable interoperability between different manufacturers' cable modems and headend equipment across different cable networks. This interoperability should facilitate the creation of a retail market for cable modems.

     High-Speed Networking

     The high-speed networking equipment market is undergoing a rapid transition from 10Base-T Ethernet to Fast Ethernet (100Base-T) transceivers, with Gigabit Ethernet (1000Base-T) anticipated to be introduced in 1998. Dell'Oro Group estimates that the number of 100Base-T repeater/hub ports sold worldwide is expected to grow from 5.6 million in 1997 to 23 million by 2001, and the number of switch ports is expected to grow from 5.2 million to 64 million during the same period. IDC predicts the number of 100Base-T network interface cards ("NIC") sold worldwide will grow from 11.5 million units in 1997 to 39 million units by 2001. As the networking market transitions to Fast Ethernet and Gigabit Ethernet, it is anticipated that a significant portion of the installed base of 10Base-T repeater/hub ports, switches and NICs will be upgraded to the faster technologies.

     Direct Broadcast Satellite and Terrestrial Digital Broadcast

     Due to the ability of DBS to provide television programming where no cable infrastructure is in place, it is expected that the U.S. market for DBS may eventually be surpassed by the international market where the cable infrastructure is generally less extensive. Dataquest estimates that approximately 6.7 million digital satellite set-top boxes were shipped worldwide in 1997 and that approximately 17.4 million will be shipped in 2001. Other wireless offerings such as MMDS and LMDS are currently being tested in limited deployments. These new networks, which are able to provide programming in areas that do not have cable, will also require a digital set-top box. Beginning in 1999, the FCC has mandated that the top four affiliated television stations begin digital broadcasting and has required that all current television broadcasters and their affiliates return the old analog spectrum by the year 2006 for FCC auction. ABC, CBS and NBC have announced that they will begin transmitting HDTV in the fall of 1998. This conversion to digital broadcasting will also require new set-top boxes and television receivers.

     Digital Subscriber Lines (xDSL)

     xDSL is a family of technologies for high-speed data transmission over existing copper twisted pair wiring in the telephone local loops. Several Regional Bell Operating Companies ("RBOCs"), including Southwestern Bell, Bell Atlantic, Bell South and U S West, and several international telephone companies, including Bell Canada, British Telecom and Deutsche Telekom, have conducted field trials, deployed or announced plans to conduct trials or deploy xDSL services in select markets for high-speed Internet access and telecommuting. Certain Internet service providers are also embracing xDSL technologies. In January 1998, Compaq, Intel, Microsoft and several RBOCs announced they would coordinate their efforts to create an interoperable xDSL standard for 1.5 Mbps transmission. Dataquest Incorporated estimates that the number of xDSL modems manufactured worldwide will increase from 385,000 units in 1997 to 4.9 million units in 2001. Asymmetric DSL ("ADSL"), which can provide transmission at speeds of up to 8 Mbps, and Very-high-bit-rate DSL ("VDSL"), which can provide transmission at speeds of up to 52 Mbps, represent the xDSL technologies that have recently attracted the most interest from the service providers. VDSL modems are still in the development stage, but represent a promising medium for broadband communications.

CUSTOMERS AND STRATEGIC RELATIONSHIPS

     The Company sells its products to leading manufacturers of data communications equipment in each of the Company's target markets. Because the Company leverages its technology across different markets, certain of the Company's ICs may be incorporated into equipment used in several different markets. Equipment manufacturers from which the Company recognized aggregate revenue of at least $100,000 in 1997 included, among others:

    ---------------------------------------------------------------------------------------
    MARKETS                           CUSTOMERS
    ---------------------------------------------------------------------------------------
      Cable Set-Top Boxes             General Instrument
                                      Scientific-Atlanta
    ---------------------------------------------------------------------------------------
      Cable Modems                    3Com
                                      Bay Networks
                                      Cisco Systems
                                      Com21
                                      Ericsson
                                      General Instrument
                                      Hybrid Networks
                                      Motorola
                                      Scientific-Atlanta
    ---------------------------------------------------------------------------------------
      High-Speed Networking           3Com
                                      Accton Technology
                                      Adaptec
                                      Alantec/Fore
                                      Bay Networks
                                      Cabletron
                                      Cisco Systems
                                      Digital Equipment Corporation
                                      D-Link
                                      Standard Microsystems
    ---------------------------------------------------------------------------------------
      DBS and Terrestrial Digital     General Instrument
         Broadcast                    Italtel
                                      Samsung
    ---------------------------------------------------------------------------------------
      xDSL                            General Instrument (Next Level Communications)
                                      Nortel
    ---------------------------------------------------------------------------------------

     As part of its business strategy, the Company periodically establishes strategic relationships with certain key customers. In September 1997, the Company entered into a Development, Supply and License Agreement with General Instrument, pursuant to which the Company agreed to develop ICs for General Instrument's digital cable set-top boxes and supply such ICs to General Instrument for four years. Pursuant to this agreement, General Instrument agreed to purchase from the Company 100% of its requirements for components containing transmission, communications or video decompression (MPEG) functions for its digital cable set-top box subscriber products in the first year of this agreement, subject to the Company's good faith efforts to maintain its competitive position with respect to such components. The percentage of its product requirements that General Instrument must purchase from the Company declines each year over the term of the agreement to 45% of General Instrument's requirements in 2001. General Instrument also granted the Company a royalty-bearing, perpetual, nonexclusive, worldwide license to use its MPEG and related technology.

     From time to time, the Company has also entered into development agreements with 3Com, Cisco Systems, Nortel and DirecTV, pursuant to which the Company has worked closely with these customers to co-develop products for these customers.

     A small number of customers have historically accounted for a substantial portion of the Company's total revenue. Sales to General Instrument and 3Com (including sales to their respective manufacturing subcontractors) accounted for approximately 31.9% and 14.6%, respectively, of the Company's total revenue in 1997. Sales to General Instrument and 3Com (including sales to their respective manufacturing subcontractors) represented approximately 25.2% and 24.9%, respectively, of the Company's total revenue in the fourth quarter of 1997. Sales to the Company's five largest customers represented approximately 61.7% and 71.5% of the Company's total revenue in 1997 and the fourth quarter of 1997, respectively. The loss of any key customer could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Customer Concentration."

PRODUCTS

     The Company's five primary product lines encompass: (i) high-speed communications and MPEG video/audio devices for the cable television set-top box market, (ii) high-speed data transmission and media access control devices for the cable modem market, (iii) 10/100Base-T Ethernet transceivers and repeater controllers for the high-speed networking market, (iv) receivers and MPEG video/audio devices for the DBS and terrestrial digital broadcast markets, and
(v) broadband twisted pair transceivers for the xDSL market. The Company also develops and sells reference platforms designed around its IC products that represent application examples for incorporation into its customers' equipment. By providing these reference platforms, the Company can assist its customers in achieving easier and faster transitions from initial prototype designs through final production releases. These reference platforms significantly enhance the customer's confidence that the Company's products will meet their market requirements and product introduction schedules.

     Cable Set-Top Boxes

     The Company offers a suite of silicon solutions for digital cable set-top boxes and cable headends which encompass the high-speed transmission, reception and decompression of digital audio and video multimedia signals. These products are also applicable to the terrestrial digital broadcast markets. The Company's QAMLink transmission products integrate the core functionality required of advanced communications transceiver devices including modulators and demodulators for quadrature amplitude modulation ("QAM") and quadrature phase shift keying ("QPSK"), adaptive equalization, forward error correction and high-speed analog-to-digital and digital-to-analog conversion. These products have been designed to meet both international and North American communications standards for cable networks. Several of these products also incorporate additional set-top box functionality such as cable network protocol processing for entitlement and tiered programming access and input/output device control.

     The Company plans to introduce its first single-chip MPEG multimedia device in the first half of 1998 that incorporates all of the processing capabilities necessary to decode and decompress an MPEG-2 digital television data stream and subsequently reconstruct an analog studio quality television signal that can be displayed on a standard television receiver. This IC will integrate MPEG-2 video decompression, Dolby AC3 audio decompression, MPEG-2 transport processing, on-screen display, analog video reconstruction and other necessary MPEG related functions required to deliver video and audio to a television. The combination of the Company's transmission and MPEG silicon solutions will provide all of the significant silicon functionality of most existing digital cable set-top boxes with the exception of the security functions, the general purpose microprocessor and memory.

     Cable Modems

     The Company has leveraged its core transmission technologies that were developed for the cable set-top box market and adapted them to the development of a family of products that enable digital data to be delivered over an HFC cable network at downstream speeds of up to 56 Mbps and upstream speeds of up to 20 Mbps. These products incorporate similar modulation, adaptive equalization and error correction technologies as the set-top box products and thereby achieve robust and reliable transmission, especially in the noisy and interference prone upstream direction. The cable modem product family also includes both a headend and a subscriber media access controller ("MAC") device that controls the upstream and downstream data flow over the HFC network. The Company's cable modem products have been designed to conform to the

MCNS/DOCSIS specifications. The combination of the transmission and MAC ICs provides a complete end-to-end silicon platform for the Company's customers to build headend systems and subscriber modems.

     The Company's principal products for cable set-top boxes and cable modems include the following:

----------------------------------------------------------------------------------------------
 PRODUCT   FUNCTION                                                      INTRODUCTION DATE
----------------------------------------------------------------------------------------------
 BCM3033   Universal headend QAM modulator.                              First Quarter 1997
----------------------------------------------------------------------------------------------
 BCM3036   Universal QPSK/QAM burst modulator.                           Fourth Quarter 1996
----------------------------------------------------------------------------------------------
 BCM3037   Universal QPSK/QAM burst modulator for MCNS/DOCSIS applica-   Fourth Quarter 1997
           tions.
----------------------------------------------------------------------------------------------
 BCM3115   Downstream QAM receiver for North American set-top box        Fourth Quarter 1995
           applications. Includes QPSK control channel receiver.
----------------------------------------------------------------------------------------------
 BCM3116   Downstream QAM receiver for North American set-top box and    Fourth Quarter 1997
           MCNS/DOCSIS applications.
----------------------------------------------------------------------------------------------
 BCM3118   Downstream QAM receiver for international applications.       Fourth Quarter 1996
----------------------------------------------------------------------------------------------
 BCM3120   Universal set-top box transceiver for both North American     First Half 1998*
           and international applications. Includes QAM receiver, QPSK control channel receiver, peripheral device interfaces and
           QPSK/QAM transmitter.
----------------------------------------------------------------------------------------------
 BCM3137   Headend QPSK/QAM burst receiver for MCNS/DOCSIS               First Half 1998*
           applications.
----------------------------------------------------------------------------------------------
 BCM3210   Headend MCNS/DOCSIS MAC for downstream and upstream traffic   First Half 1998*
           flow. Includes data encryption and decryption.
----------------------------------------------------------------------------------------------
 BCM3220   Subscriber MCNS/DOCSIS cable modem MAC for downstream and     Fourth Quarter 1997
           upstream traffic flow. Includes data encryption and
           decryption.
----------------------------------------------------------------------------------------------
 BCM3900   Downstream QAM receiver for North American set-top box        First Quarter 1997
           applications. Includes QPSK control channel receiver and
           peripheral device interfaces.
----------------------------------------------------------------------------------------------
 BCM7010   MPEG system on a chip. Integrates MPEG-2 video                First Half 1998*
           decompression, Dolby AC3 audio decompression, MPEG
           transport, on-screen display, analog video reconstruction
           and other MPEG related functions for delivering video and
           audio to a television.
----------------------------------------------------------------------------------------------

---------------

* Estimated date of initial commercial sampling.

     High-Speed Networking

     The Company's networking products provide the core functionality required for building Fast Ethernet (100Base-T) adapter cards, repeater/hubs and switches. The Company's transceivers, which are the basic elements required for implementing a high-speed Ethernet port, incorporate the Company's embedded DSP algorithms combined with high-speed analog-to-digital and digital-to-analog converters to create a highly-integrated mixed-signal solution. In addition to the DSP based architecture, features of the 100Base-T transceiver products include low power and low voltage operation (3.3 volts) making them suitable for personal computer motherboards and CardBus/PCMCIA adapter cards applications for laptop PCs. The Company also offers a variety of repeater controller and management devices, thereby providing a broad suite of Fast Ethernet products to meet the demands of the adapter card, repeater/hub, switch and router markets.

     The Company's principal networking products include the following:

----------------------------------------------------------------------------------------------
PRODUCT    FUNCTION                                                      INTRODUCTION DATE
----------------------------------------------------------------------------------------------
  BCM5012  100Base-T managed repeater controller. Incorporates 13        Fourth Quarter 1995
           repeater ports, MAC port, microprocessor port, and a port
           for stacking hubs. Interfaces to external transceivers.
----------------------------------------------------------------------------------------------
  BCM5020  100Base-T network management processor. Incorporates          Second Quarter 1997
           statistical analysis of network traffic to enable control of repeating hubs by network management software.
----------------------------------------------------------------------------------------------
  BCM5100  Single-channel 10/100Base-T4 transceiver. Incorporates a      Fourth Quarter 1996
           10Base-T and 100Base-T4 transceiver for Category 3, 4 and 5 twisted pair cabling.
----------------------------------------------------------------------------------------------
  BCM5201  Single-channel 10/100Base-TX transceiver. Incorporates a      First Quarter 1998
           10Base-T and 100Base-TX transceiver for Category 5 twisted pair cabling.
----------------------------------------------------------------------------------------------
  BCM5203  Quad 100Base-TX transceiver. Contains four 100Base-TX Fast    Second Quarter 1997
           Ethernet transceivers.
----------------------------------------------------------------------------------------------
  BCM5205  Quad 100Base-TX integrated repeater. Incorporates four        Second Quarter 1997
           100Base-TX transceivers, MII port, repeater controller and repeater management functions.
----------------------------------------------------------------------------------------------
  BCM5208  Quad 10/100Base-T transceiver. Integrates four                Third Quarter 1997
           10Base-T/100Base-TX transceivers. 100Base-FX is also
           supported at each port through an external fiber optic
           transceiver.
----------------------------------------------------------------------------------------------

     Direct Broadcast Satellite and Terrestrial Digital Broadcast

     The Company's products for the DBS market are designed to meet the needs of satellite set-top box providers and incorporate the functionality necessary to receive, demodulate and decode a broadband QPSK signal, including advanced forward error correction. These products can be programmed to accommodate satellite standards such as DSS (DirecTV), DVB (international) and Primestar, and can operate at any data rate from 2 to 90 Mbps. The Company's MPEG system on a chip (BCM7010) will employ the MPEG-2 standard, which enables it to be used in either cable set-top boxes or DBS set-top boxes.

     The Company's principal DBS products include the following:

-----------------------------------------------------------------------------------------
PRODUCT    FUNCTION                                                   INTRODUCTION DATE
-----------------------------------------------------------------------------------------
  BCM4200  QPSK receiver for DSS (DirecTV) and DVB (international)    First Quarter 1997
           digital satellite reception. Accommodates data rates from
           2 to 90 Mbps.
-----------------------------------------------------------------------------------------
  BCM4201  Universal QPSK receiver for DSS, DVB and Primestar         First Half 1998*
           digital satellite reception. Accommodates data rates from
           2 to 90 Mbps.
-----------------------------------------------------------------------------------------
  BCM7010  MPEG system on a chip. Integrates MPEG-2 video             First Half 1998*
           decompression, Dolby AC3 audio decompression, MPEG
           transport, on-screen display, analog video reconstruction
           and other MPEG related functions for delivering video and
           audio to a television.
-----------------------------------------------------------------------------------------

---------------
* Estimated date of initial commercial sampling.

     Digital Subscriber Lines (xDSL)

     The Company's product for xDSL transmission incorporates the functionality to enable data to be transmitted and received at high speed over the existing copper twisted pair wiring in the telephone local loops. The Company believes it currently offers the industry's only single-chip silicon solution that can be configured to operate at data rates spanning ISDN (128 kbps) to VDSL (52 Mbps), thereby accommodating the needs of a wide variety of xDSL market segments in a single IC. This solution offers network operators the ability to initially install high-speed ADSL data services on the existing local loop plant and subsequently offer higher data rates for video related services on an upgraded plant. The Company has leveraged its mixed-signal and digital signal processing design expertise developed for cable television and wireless products to develop the following QAM transceiver product for the xDSL market.

-----------------------------------------------------------------------------------------
PRODUCT    FUNCTION                                                   INTRODUCTION DATE
-----------------------------------------------------------------------------------------
  BCM6010  Scalable xDSL QAM transceiver for twisted-pair             Third Quarter 1997
           applications. Incorporates ATM Utopia interface and
           programmable rate transmitter and receiver. Can
           accommodate data rates from 128 kbps to 52 Mbps in either
           a symmetric or asymmetric configuration.
-----------------------------------------------------------------------------------------

     The Company's future success will depend upon its ability to develop new silicon solutions for existing and new markets, introduce such products in a timely and cost-effective manner, and achieve design wins. There can be no assurance that the Company will be able to develop or introduce new products in a timely and cost-effective manner or in sufficient quantities to meet customer demand or that such products will satisfy customer requirements or achieve market acceptance. See "Risk Factors--Dependence on Development of New Products."

CORE TECHNOLOGIES

     The Company believes that one of its key competitive advantages is its broad base of core technologies encompassing the complete design space from systems to silicon. The Company has developed and continues to build on four primary technology foundations: (i) proprietary communications systems algorithms and protocols, (ii) advanced digital signal processing hardware architectures, (iii) silicon compiler design methodologies and advanced cell library development for both standard cell and full-custom IC design, and (iv) high performance analog and mixed-signal circuit design using industry standard CMOS processes.

     Communications Algorithms and Protocols

     The Company was an innovator in integrating a high-speed QAM digital demodulator with an adaptive equalizer and forward error correction into a single IC. In addition, the Company has continued to make system advances in the areas of FEC, QAM and QPSK modulation and demodulation, variable rate transmitters and receivers, digital clock and carrier recovery techniques and adaptive equalization algorithms. The Company has also designed and deployed fully integrated, DSP-based transceiver chips for Fast Ethernet LAN applications. The Company has developed a compact core transceiver module that employs high performance 125 MBaud digital equalizers and high-speed analog-to-digital converters and clock recovery circuits. This core module has been used in a number of the Company's single channel and quad transceiver products for Fast Ethernet (100Base-TX) applications including NICs, switches and repeaters. This DSP transceiver expertise is now being extended and applied to the development of a Gigabit copper twisted pair transceiver. In addition to data transmission algorithms, the Company has developed significant expertise in networking protocols which it has applied to the development of MAC devices for cable modems and interactive set-top box applications as well as repeater controllers for Fast Ethernet applications. The Company has introduced the industry's first MCNS/DOCSIS MAC ICs for cable modems.

     Digital Signal Processing Hardware Architectures

     The Company has developed cost-effective, single-chip broadband transceivers by mapping complex communications algorithms into low-complexity DSP hardware architectures. The Company is a technology leader in the area of low-complexity, high-performance "silicon embedded algorithms" whereby the communications algorithms are individually implemented in full-custom logic rather than the conventional approach of running all of the algorithms in firmware on a single general purpose programmable DSP architecture. This design approach is combined with silicon compiler based design methodologies which generate the custom logic functions. This results in ICs that are less complex and less expensive to manufacture than conventional implementations. One particular area where the Company has developed leading DSP technology is in digital adaptive equalization. Equalizers are key components in all of the Company's transceiver products. The

Company believes that the speed and density of its equalizers help to distinguish its products in the marketplace. The Company is currently developing a single-chip, mixed-signal adaptive DSP transceiver for Gigabit Ethernet, which the Company expects will perform in excess of 100 billion operations per second.

     Silicon Compiler Design Methodologies

     The Company has developed proprietary silicon compiler technologies that enable designers to implement ICs using a high level of abstraction yet produce area-efficient IC layouts and achieve short design cycles. The cells that are synthesized from this process can be individually optimized for functionality, performance, topology, electrical characteristics and manufacturing process portability. The Company has designed compilers for standard cells, arithmetic processing, memories and analog building blocks. In addition, the Company has created compilers to manage the implementation of higher level functions such as digital filters, adaptive equalizers, modulators, demodulators, numerically controlled oscillators and direct digital frequency synthesizers. The Company believes that these silicon compiler capabilities accelerate time-to-market by improving designer productivity and by providing functional blocks that can be reused in multiple products. In addition, these compiler techniques significantly reduce errors, thereby frequently resulting in first pass silicon success. The Company has also developed, and continues to improve and expand its own proprietary set of circuit and layout libraries for both standard-cell and full-custom ICs.

     Full-Custom Analog and Mixed-Signal Circuit Design

     The Company has developed significant analog and mixed-signal circuit expertise. The Company has achieved a level of circuit performance in standard CMOS process technologies that is normally associated with more expensive special purpose silicon fabrication technologies. All of the Company's high-performance analog building blocks are implemented in the same low-cost CMOS technologies as the digital IC circuitry. In addition to achieving very high performance, the Company's analog-to-digital and digital-to-analog converters are among the lowest die area devices in the industry, which makes them well suited for integration into high volume mixed-signal products. The Company's 10-bit, 50 Msample/sec analog-to-digital converter received the Best Paper Award of the 1997 International Solid State Circuits Conference, a prestigious semiconductor conference. This converter was integrated onto the same die as the Company's broadband QAM receiver, which the Company believes was the first such mixed-signal QAM receiver product ever demonstrated (BCM3118). The Company has also developed very high-speed 125 MHz analog-to-digital converters for Fast Ethernet transceivers and 200 MHz digital-to-analog converters for cable modulator applications. All of these data converters were designed for integration with high-speed digital circuits in conventional CMOS technologies. The Company has also evaluated experimental IC designs and is in the development phase of producing other analog functions such as low noise RF amplifiers, linear high-gain RF amplifiers, RF mixers, frequency synthesizers, RF phase-locked loops and other building blocks to enable higher levels of system integration.

RESEARCH AND DEVELOPMENT

     The Company has assembled a core team of experienced engineers and technologists, many of whom are leaders in their particular field or discipline. As of February 28, 1998, approximately 80% of the Company's 166 research and development engineers had advanced degrees, including 36 with Ph.D.s. These engineers are involved in advancing the Company's core technologies, as well as applying these core technologies to the Company's product development activities in the areas of broadband communications and digital video technology for cable set-top boxes, cable modems, high-speed networking, DBS and terrestrial digital broadcast, and xDSL. The transmission solutions for each of these markets benefit from the same underlying core technologies, which enables the Company to leverage its ability to address various broadband communications markets with a relatively focused investment in research and development.

     The Company believes that the achievement of higher levels of integration and the introduction of new products in its target markets is essential to its growth. As a result, the Company plans to increase research and development staffing levels in 1998. Research and development expense for 1997, 1996 and 1995 was approximately $16.2 million, $5.7 million and $2.7 million, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MANUFACTURING

     Wafer Fabrication

     The Company's products are manufactured in standard CMOS processes, which permit the Company to engage independent silicon foundries to fabricate its ICs. By subcontracting its manufacturing requirements, the Company is able to focus its resources on design and test applications where the Company believes it has greater competitive advantages and to eliminate the high cost of owning and operating a semiconductor wafer fabrication facility.

     The Company's Operations and Quality Engineering Group closely manages the interface between manufacturing and design engineering. While the Company's design methodology typically creates smaller than average die for a given function, it also generates full-custom IC designs. As a result, the Company is responsible for the complete functional and parametric performance testing of its devices, including quality. The Company employs a fully staffed operations and quality organization similar to a vertically integrated semiconductor manufacturer. The Company arranges with its foundries to have online work-in-progress control, making the manufacturing subcontracting process transparent to the Company's customers.

     The Company's key silicon foundries are TSMC in Taiwan and Chartered in Singapore. While the Company currently uses two independent foundries, few of the Company's components are manufactured at both foundries at any given time. Any inability of one of its foundries to provide the necessary capacity or output could result in significant production delays and could have a material adverse effect on the Company's business, financial condition and results of operations. While the Company currently believes it has adequate capacity to support its current sales levels, the Company continues to work with its existing foundries to obtain more production capacity and it intends to qualify new foundries to provide additional production capacity. There can be no assurance that adequate foundry capacity will be available on acceptable terms, if at all. See "Risk Factors--Dependence on Independent Foundries."

     The Company's foundries currently manufacture all of the Company's products except for the Company's current MPEG chip, which is presently produced on an interim basis by another manufacturer. The Company is presently redesigning this chip to be manufactured at its foundries. The Company has licensed the MPEG technology from General Instrument and expects to introduce the next generation of this chip (BCM7010) beginning in the first half of 1998. See "Risk Factors--Dependence on Development of New Products."

     The Company's devices are currently fabricated using CMOS process technology with 0.5 micron, triple layer metal and 0.35 micron, quad layer metal feature sizes. The Company continuously evaluates the benefits, on a product by product basis, of migrating to a smaller geometry process technology in order to reduce costs. The Company's experience to date with the migration of products to smaller geometry processes has been favorable, but there can be no assurance that future process migration will be achieved without difficulty. Other companies in the industry have experienced difficulty in effecting transitions to new manufacturing processes and, consequently, have suffered reduced yields or delays in product deliveries. The Company believes that the transition of its products to smaller geometries will be important for the Company to remain competitive. The Company's business, financial condition and results of operations could be materially and adversely affected if any such transition is substantially delayed or inefficiently implemented. See "Risk Factors--Transition to Smaller Geometry Process Technologies."

     Assembly and Test

     Wafer probe testing is performed by one of the foundries or by the Company's wafer probe test subcontractors. Following completion of the wafer probe tests, the die are assembled into packages and the finished products are tested by one of the Company's two subcontractors: ASAT in Hong Kong and STATS in Singapore. While the Company has not experienced any material disruption in supply from assembly subcontractors to date, there can be no assurance that assembly problems will not occur in the future. See "Risk Factors--Dependence on Third-Party Subcontractors for Assembly and Test."

     Quality Assurance

     The data communications industry demands high-quality and reliability of the semiconductors incorporated into their equipment. The Company focuses on product reliability from the initial stage of the design cycle through each specific design process, including layout and production test design. In addition, the Company's designs are subjected to in-depth circuit simulation at temperature, voltage and processing extremes before being committed to silicon.

     The Company prequalifies each assembly and foundry subcontractor. This prequalification process consists of a series of industry standard environmental product stress tests, as well as an audit and analysis of the subcontractor's quality system and manufacturing capability. The Company also participates in quality and reliability monitoring through each stage of the production cycle by reviewing electrical and parametric data from its wafer foundry and assembly subcontractors. The Company closely monitors wafer foundry production to ensure consistent overall quality, reliability and yield levels. In cases where the Company purchases wafers on a fixed cost basis, any improvement in yields can reduce the Company's cost per IC.

     As part of its total quality program, the Company plans to apply for ISO 9001 certification, a comprehensive International Standards Organization specified quality system. The Company's objective is to exceed ISO 9001 requirements, especially in the areas of continuous improvements and customer satisfaction. All of the Company's principal independent foundries and package assembly facilities have achieved ISO 9000 certification.

SALES AND MARKETING

     The Company's sales and marketing strategy is to achieve design wins with technology leaders in each of the Company's targeted broadband communications markets by, among other things, providing superior field application and engineering support. The Company markets and sells its products in the United States through a direct sales force, which has largely been established within the last year, based out of four regional sales offices located in Irvine and San Jose, California, Atlanta, Georgia and Garwood, New Jersey. Sales managers are dedicated to principal customers to promote close cooperation and communication. The Company also provides its customers with reference platform designs, which enable its customers to achieve easier and faster transitions from the initial prototype designs through final production releases and significantly enhance the customer's confidence that the Company's products will meet their market requirements and product introduction schedules.

     The Company also markets and sells its products internationally through a direct sales force based out of regional sales offices located in Singapore and the Netherlands, as well as through a network of independent distributors and representatives in France, Israel, Germany, Japan, Taiwan and Korea. The Company selects these independent entities based on their ability to provide effective field sales, marketing communications and technical support to the Company's customers. All international sales to date have been denominated in U.S. dollars.

COMPETITION

     The broadband communications markets and semiconductor industries are intensely competitive and are characterized by rapid technological change, evolving standards, short product life cycles and price erosion. The Company believes that the principal factors of competition for silicon providers to these industries are product capabilities, level of integration, reliability, price, time-to-market, system cost, intellectual property, customer support and reputation. The Company believes it competes favorably with respect to each of these factors.

     The Company competes with a number of major domestic and international suppliers of equipment in the markets for cable set-top boxes, cable modems, high-speed networking, DBS and terrestrial digital broadcast, and xDSL, which competition has resulted and may continue to result in declining average selling prices for the Company's products. The Company currently competes in the cable set-top box market with Rockwell, Philips, LSI Logic and VLSI Technologies for communication devices and with SGS-THOMSON, LSI

Logic and C-Cube in the MPEG segment. The Company expects other major semiconductor manufacturers to enter the market as digital broadcast television and other digital cable television markets become more established. A number of companies, including LSI Logic, Rockwell and Toshiba, have announced that they are developing and will introduce MCNS/DOCSIS compliant products in 1998, which could result in significant competition in the cable modem market. In the high-speed networking market, the Company principally competes with established suppliers including Lucent Technologies, Level One, National Semiconductor and AMD. The Company's principal competitors in the DBS market include LSI Logic, Philips, SGS Thomson and VLSI Technologies. The Company's principal competitors in the xDSL market include Analog Devices, Alcatel, Motorola and Globespan. The Company also may face competition from suppliers of products based on new or emerging technologies.

     Many of the Company's competitors operate their own fabrication facilities and have longer operating histories and presence in key markets, greater name recognition, access to larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than the Company. As a result, such competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the promotion and sale of their products than the Company. Current and potential competitors have established or may establish financial or strategic relationships among themselves or with existing or potential customers, resellers or other third parties. Accordingly, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. In addition, the Company's competitors may in the future develop technologies which more effectively address the transmission of digital information through existing analog infrastructures at a lower cost. There can be no assurance that the Company will be able to compete successfully against current or potential competitors, or that competition will not have a material adverse effect on the Company's business, financial condition and results of operations.

INTELLECTUAL PROPERTY

     The Company's success and future revenue growth will depend, in part, on its ability to protect its intellectual property. The Company relies primarily on patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods to protect its proprietary technologies and processes. There can be no assurance that such measures will provide meaningful protection for the Company's intellectual property. The Company has been issued two United States patents and has filed nine United States patent applications. There can be no assurance that any patent will issue as a result of these applications or future applications or, if issued, that any claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any existing or future patents will not be challenged, invalidated or circumvented, or that any right granted thereunder would provide meaningful protection to the Company. The failure of any patents to provide protection to the Company's technology would make it easier for the Company's competitors to offer similar products. The Company also generally enters into confidentiality agreements with its employees and strategic partners, and generally controls access to and distribution of its documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products, services or technology without authorization, develop similar technology independently or design around the Company's patents. In addition, effective copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries. Certain of the Company's customers have entered into agreements with the Company pursuant to which such customers have the right to use the Company's proprietary technology in the event the Company defaults in its contractual obligations, including product supply obligations, and fails to cure the default within a specified period of time. Moreover, the Company often incorporates the intellectual property of its strategic customers into its designs, and the Company has certain obligations with respect to the non-use and non-disclosure of such intellectual property. There can be no assurance that the steps taken by the Company to prevent misappropriation or infringement of the intellectual property of the Company or its customers will be successful. Moreover, litigation may be necessary in the future to enforce the intellectual property rights of the Company or its customers, to protect the Company's trade secrets or to determine the validity and scope of proprietary rights of others, including its customers. Such litigation could result in substantial costs and diversion of the Company's resources and could have a material adverse affect on the Company's business, financial condition and results of operations.

     The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights. From time to time, the Company has received, and may continue to receive in the future, notices of claims of infringement of other parties' proprietary rights. The Company has received a letter from counsel for BroadCom, Inc. asserting rights in the "Broadcom" trademark and demanding that the Company cease and desist from any further use of the Broadcom name. The Company has responded to such counsel in a letter asserting ownership of a valid registered trademark for the Broadcom name and requesting further information. In addition, the Company is currently involved in litigation with STI concerning the Company's alleged infringement of one of STI's patents by one of the Company's modem products. There can be no assurance that the Company will prevail in this action, or that other actions alleging infringement by the Company of third-party patents or invalidity of the patents held by the Company will not be asserted or prosecuted against the Company, or that any assertions of infringement or prosecutions seeking to establish the invalidity of Company-held patents will not materially and adversely affect the Company's business, financial condition and results of operations. For example, in a patent or trade secret action, an injunction could issue against the Company requiring that the Company withdraw certain products from the market or necessitating that certain products offered for sale or under development be redesigned. The Company has also entered into certain indemnification obligations in favor of its customers and strategic partners that could be triggered upon an allegation or finding of the Company's infringement of other parties' proprietary rights. Irrespective of the validity or successful assertion of such claims, the Company would likely incur significant costs and diversion of its resources with respect to the defense of such claims, which could also have a material adverse effect on the Company's business, financial condition and results of operations. If any claims or actions are asserted against the Company, the Company may seek to obtain a license under a third party's intellectual property rights. There can be no assurance that under such circumstances a license would be available on commercially reasonable terms, if at all. See "--Legal Proceedings."

EMPLOYEES

     As of February 28, 1998, the Company had 238 full-time employees and 19 contract employees, including 172 employees engaged in research and development, 34 engaged in sales and marketing, 26 engaged in manufacturing operations and 25 engaged in general administration activities. The Company's employees are not represented by any collective bargaining agreement, and the Company has never experienced a work stoppage. The Company believes its employee relations are good.

PROPERTIES

     The Company leases three facilities in Irvine, California, which have approximately 17,000 square feet, 26,300 square feet and 15,850 square feet pursuant to three leases which expire in July 2000, December 1998 and February 1999, respectively. The Company also leases an additional 1,700 square feet in Irvine, California on a month-to-month basis. These four facilities comprise the Company's corporate headquarters and include the Company's administration, sales and marketing, and research and development departments. Pursuant to its lease that expires in February 1999, the Company has also agreed to lease an additional 15,850 square feet in Irvine, California by August 1998 to expand its corporate headquarters. In addition to these facilities, the Company is seeking to lease approximately 100,000 additional square feet. The Company believes that suitable additional space will be available on commercially reasonable terms.

     The Company also leases a 9,400 square foot facility in Atlanta, Georgia, which houses the Company's Residential Broadband Business Unit. This lease terminates in May 2002. In addition, the Company leases a 2,600 square foot facility in San Jose, California on a month-to-month basis for the Company's Digital Video Technology Group. The Company believes its current facilities, together with its planned expansion, will be adequate through 1998.

LEGAL PROCEEDINGS

     In December 1996, STI filed an action against the Company in the United States District Court for the Northern District of California alleging that the Company's BCM3036 Universal QPSK/QAM burst modulator used in modems infringed one of STI's patents (the " '352 Patent"). The BCM3036 accounted for approximately 1.2% of the Company's total revenue in 1997. The complaint seeks an injunction directed against one of the Company's modem products, as well as the recovery of monetary damages, including treble damages for willful infringement. The Company has filed an answer and affirmative defenses to STI's complaint, denying the allegations in STI's complaint, and has asserted a counterclaim requesting declaratory relief that the Company is not infringing the '352 Patent and that the '352 Patent is invalid and unenforceable. The Company believes that it has strong defenses to STI's claims on both invalidity and noninfringement grounds. The Company and STI are currently conducting discovery in this case. A claims construction hearing in this case has been scheduled for April 1998. The Company has received an invalidity opinion from outside counsel with respect to the '352 Patent, upon which the Company is relying or may rely to support its defense to STI's allegation of willful infringement. Although the Company believes that it has strong defenses, a finding of infringement by the Company in this action could lead to liability for monetary damages (which could be trebled in the event that the infringement were found to have been willful), the issuance of an injunction requiring that the Company withdraw various modem products from the market, substantial product redesign expenses (assuming that a non-infringing design is feasible and economic) and associated time-to-market delays, and indemnification claims by the Company's customers or strategic partners, each of which events could have a material adverse effect on the Company's business, financial condition and results of operations.

     In April 1997, Sarnoff Corporation and Sarnoff Digital Communications, Inc. (collectively, "Sarnoff") filed a complaint in New Jersey Superior Court against the Company and five former Sarnoff employees now employed by the Company (the "Former Employees") asserting claims against the Former Employees for breach of contract, misappropriation of trade secrets and breach of the covenant of good faith and fair dealing, and against the Company for inducing such actions. These claims relate to the alleged disclosure of certain technology of Sarnoff to the Company. The complaint also asserts claims against the Company and the Former Employees for unfair competition, misappropriation and misuse of trade secrets and confidential, proprietary information of Sarnoff and tortious interference with present and prospective economic advantage, as well as a claim against the Company alleging it "illegally pirated" Sarnoff's employees. The complaint seeks to preliminarily and permanently enjoin the Company and the Former Employees from utilizing any alleged Sarnoff trade secrets, and to restrain the Former Employees from violating their statutory and contractual duties of confidentiality to Sarnoff by precluding them from working for six months in any capacity relating to certain of the Company's programs. The Company has filed an answer and is vigorously defending itself in this action. In May 1997, the Court denied Sarnoff's request for a temporary restraining order.

     In July 1997, the Company commenced an action against Sarnoff in the California Superior Court alleging breach of contract, fraud, misappropriation of trade secrets, false advertising, trade libel, intentional interference with prospective economic advantage and unfair competition. The claims center on Sarnoff's violation of a non-disclosure agreement entered into with the Company with respect to limited use of certain of the Company's technology and on inaccurate comparisons that the Company believes Sarnoff has made in its product advertising and in statements to potential customers and others. This action was removed to the United States District Court, Central District of California, and was stayed pending resolution of the New Jersey action described in the preceding paragraph. Notwithstanding that the California action is currently stayed, the Company believes that it involves facts, circumstances and claims unrelated to those at issue in the New Jersey action, and the Company intends to vigorously prosecute the California action against Sarnoff.

     In December 1997, Rockwell Semiconductor Systems, Inc. ("RSSI") filed a complaint in California Superior Court against the Company asserting misappropriation of trade secrets, breach of duty of loyalty, tortious interference with prospective business advantage, unfair business practices and unfair competition. These alleged claims related to the Company's hiring of several former employees of RSSI. The Company and RSSI have executed a settlement agreement in this action, pursuant to which the Company has agreed not to hire or extend an offer to any employees from RSSI for 30 days following the consummation of this offering.

While the settlement agreement requires RSSI to dismiss this action without prejudice, it does not release any claims that RSSI may assert in the future regarding the actual use or misappropriation by the Company of trade secrets or other proprietary information of RSSI.

     In March 1998, Scott Davis, the Company's former Chief Financial Officer, filed a complaint in California Superior Court against the Company and its Chief Executive Officer, Henry T. Nicholas, III, alleging claims for fraud and deceit, negligent misrepresentation, breach of contract, breach of fiduciary duty, constructive fraud, conversion and breach of the implied covenant of good faith and fair dealing. These claims relate to Mr. Davis' alleged ownership of 26,000 shares of Series D Preferred Stock originally purchased by Mr. Davis in February 1996 (which shares would be convertible into 78,000 shares of Class B Common Stock). The purchase agreement between the Company and Mr. Davis contained a provision permitting the Company to repurchase all 26,000 shares of Series D Preferred Stock at the original price paid per share in the event that Mr. Davis did not continue to be employed by the Company until the later of February 22, 1998 or one year after the consummation of the Company's initial public offering. After Mr. Davis resigned from the Company in June 1997, the Company exercised its repurchase right. Mr. Davis' complaint alleges that the repurchase right should not be enforceable under several legal theories and seeks unspecified damages and declaratory relief. The Company is preparing an answer to Mr. Davis' complaint, which will be filed in the near future. If Mr. Davis is successful in his claim, he may be entitled to certain rights as a holder of Series D Preferred Stock. See Note 5 of Notes to Financial Statements.

     Any results of litigation are inherently uncertain, and there can be no assurance that the Company will prevail in any of these lawsuits. Any suit or proceeding involving the Company or its intellectual property could be costly, could result in a diversion of management's efforts and could prohibit the Company from marketing such technology without a license, which license may not be available on acceptable terms, if at all. Any of these factors could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Intellectual Property" and "Risk Factors--Risks Associated with Intellectual Property Protection."

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

     The executive officers, key employees and directors of the Company, and their ages as of December 31, 1997, are as follows:

                  NAME                    AGE                         POSITION
                  ----                    ---                         --------
Henry T. Nicholas, III, Ph.D. ..........  38    Co-Chairman, President and Chief Executive Officer
Henry Samueli, Ph.D.....................  43    Co-Chairman, Vice President of Engineering and Chief
                                                Technical Officer
William J. Ruehle.......................  55    Vice President, Chief Financial Officer and Secretary
Timothy M. Lindenfelser.................  37    Vice President of Marketing
Martin J. Colombatto....................  39    Vice President and General Manager, Networking
                                                Business Unit
Vahid Manian............................  37    Vice President of Manufacturing Operations
Aurelio E. Fernandez....................  43    Vice President of Worldwide Sales
Nariman Yousefi.........................  35    Director of Engineering, Networking Business Unit
Steve K. Tsubota........................  39    Director of Cable-TV Business Unit
Charles P. Reames, Ph.D.................  40    Director of Cable and Satellite Systems
Myron S. Eichen(2)......................  69    Director
Alan E. Ross(1)(2)......................  63    Director
Werner F. Wolfen(1).....................  67    Director

------------

(1) Member of Audit Committee

(2) Member of Compensation Committee

     Henry T. Nicholas, III, co-founded the Company and has served as its President, Chief Executive Officer and Co-Chairman since the Company's inception. From 1988 through 1991, Dr. Nicholas was first a consultant and then the Director of Microelectronics for PairGain Technologies, Inc. ("PairGain"), a telecommunications equipment manufacturer, and was the founder of PairGain's microelectronics organization. Prior to joining PairGain, Dr. Nicholas held various senior management positions with the Microelectronics Center of TRW, Inc. ("TRW") between 1982 and 1989. Dr. Nicholas attended the United States Air Force Academy, and received a B.S., M.S. and Ph.D. in Electrical Engineering from the University of California, Los Angeles.

     Henry Samueli co-founded the Company and has served as its Co-Chairman, Vice President of Engineering and Chief Technical Officer since the Company's inception. Since 1985, Dr. Samueli has also been a professor in the Electrical Engineering Department at the University of California, Los Angeles, where he supervises advanced research programs in broadband communications circuits and has published more than 100 papers on the subject. Dr. Samueli was the Chief Scientist and one of the founders of PairGain and he consulted for PairGain from 1988 to 1994. From 1980 until 1985, Dr. Samueli was employed in various engineering management positions in the Electronics and Technology Division of TRW. Dr. Samueli received a B.S., M.S. and Ph.D. in Electrical Engineering from the University of California, Los Angeles.

     William J. Ruehle has served as the Company's Vice President and Chief Financial Officer since joining the Company in June 1997. Mr. Ruehle was employed by SynOptics Communications, Inc. as Vice President and Chief Financial Officer from 1987 until the merger with Wellfleet Communications Incorporated in 1994 that created Bay Networks, Inc. ("Bay Networks"), a networking communications company. Following the merger, Mr. Ruehle was promoted to Executive Vice President and served as Chief Financial Officer of Bay Networks until January 1997. Mr. Ruehle received a B.A. in Economics from Allegheny College and an M.B.A. from Harvard Business School.

     Timothy M. Lindenfelser has served as the Company's Vice President of Marketing since joining the Company in February 1994. During the past four years until December 1997, Mr. Lindenfelser also served as

Vice President of Worldwide Sales. Prior to joining the Company, Mr. Lindenfelser was employed by Brooktree Corporation, a semiconductor manufacturer, from November 1988 until February 1994, where he was responsible for all marketing and new business development for the Communications Strategic Business Unit. Mr. Lindenfelser received a B.S.E.E. from the University of Minnesota and an M.B.A. from the University of San Diego.

     Martin J. Colombatto joined the Company in July 1996 as its Director of Marketing for Broadband Access, and became the Vice President and General Manager of the Networking Business Unit in December 1997. Prior to joining the Company, Mr. Colombatto held various sales positions with LSI Logic Corp., a semiconductor manufacturer, including Director, North American Sales Communication Segment, from August 1995 to July 1996; Director, European Sales Communication and Consumer Segment, from April 1992 to July 1995; and Regional Sales Manager from August 1987 to June 1992. Mr. Colombatto received a B.S. from the California Polytechnic University, Pomona.

     Vahid Manian joined the Company in January 1996 as its Director of Operations and became the Vice President of Manufacturing Operations in December 1997. Prior to joining the Company, Mr. Manian served as the Director of Operations at Silicon Systems, Inc. from November 1983 to January 1996, where he led the implementation, production ramp and qualification of advanced PRML-read channel ICs. Mr. Manian received a B.S.E.E. and an M.B.A. from the University of California, Irvine.

     Aurelio E. Fernandez has served as the Vice President of Worldwide Sales since joining the Company in December 1997. From November 1996 to December 1997, Mr. Fernandez served as the Senior Vice President of Sales at Exar Corporation, a semiconductor manufacturer. From November 1994 to November 1996, Mr. Fernandez served as the Senior Vice President of Sales at ICWorks, Inc., a semiconductor manufacturer. Prior to that, Mr. Fernandez served in a number of positions, most recently as Vice President of Telecom Sales, at VLSI Technology, Inc., a semiconductor manufacturer. Mr. Fernandez received a B.S.E.E. from the University of Florida and an M.B.A. from Florida Atlantic University.

     Nariman Yousefi joined the Company in March 1994 as the Director of the Networking Business Unit. Prior to joining the Company, he served as an Engineering Manager at Standard Microsystems Corporation, a networking equipment manufacturer, from 1991 to 1994. From 1988 to 1991, he held various engineering positions at Western Digital Corporation, a disk drive manufacturer, and from 1984 to 1988 he led mixed-signal chip development at Silicon Systems, a semiconductor company. Mr. Yousefi received his B.S.E.E. from the University of California, Davis and an M.S.E.E. from the University of Southern California.

     Steve K. Tsubota joined the Company in March 1995 as its Director of the Cable-TV Business Unit. Prior to joining the Company, Mr. Tsubota served as Director of Product Marketing of Summit Design, Inc., an EDA company, from February 1994 to February 1995. From February 1991 to January 1994, he served as the Marketing Manager for the IC Group of Mentor Graphics Corporation, an EDA company, and from June 1985 to March 1990, Mr. Tsubota held various marketing, sales and engineering positions at Silicon Compiler Systems Corporation, an EDA company. Mr. Tsubota received a B.S.E.E. and M.S.E.E. from the University of California, Los Angeles.

     Charles P. Reames joined the Company in June 1993 as its Director of Modem Technology and most recently as the Director of Cable and Satellite Systems since October 1995. Prior to joining the Company, Dr. Reames served in various engineering positions in the Electronics and Technology Division of TRW from June 1985 through June 1993. Dr. Reames received a B.S. in Engineering from the California Institute of Technology and an M.S. and Ph.D. in Electrical Engineering from the University of California, Los Angeles.

     Myron S. Eichen has served as an advisor to the Board of Directors since 1994. Mr. Eichen has served as a director of the Company since February 1998. Mr. Eichen is presently a director of Rokenbok Toy Company and has founded and served as a director for a number of companies including Brooktree Corporation (now a division of Rockwell International), a semiconductor manufacturer, and Proxima Corporation, an equipment manufacturer.

     Alan E. Ross has been a director of the Company since November 1995. Mr. Ross is a Board member of several companies in the semiconductor industry, including World Wide Semiconductor Manufacturing

Corporation, Gambit Automated Design, Inc. (of which he is also the Chief Executive Officer), Artest Corporation, and ADC Telecommunications, Inc. In addition, Mr. Ross served as President of Rockwell Semiconductor Systems, Inc. from 1988 to 1996.


     Werner F. Wolfen has been a director of the Company since July 1994, when he joined the Board of Directors as the nominee of a group of investors. Mr. Wolfen is a Senior Partner of the law firm of Irell & Manella LLP ("Irell & Manella") and was Co-Chairman of the firm's Executive Committee from 1982 to 1992. Irell & Manella has represented and continues to represent the Company in various transactional and litigation matters. Mr. Wolfen received a J.D. from the University of California Boalt Hall School of Law in 1953.

BOARD COMMITTEES

     The Board of Directors has a Compensation Committee and an Audit Committee.

     Compensation Committee. The Compensation Committee of the Board of Directors reviews and makes recommendations to the Board regarding the Company's compensation policies and all forms of compensation to be provided to executive officers and directors of the Company, including, among other things, annual salaries and bonuses, and stock option and other incentive compensation arrangements. In addition, the Compensation Committee reviews bonus and stock compensation arrangements for all other employees of the Company. As part of the foregoing, the Compensation Committee also administers the Company's 1998 Stock Incentive Plan. The current members of the Compensation Committee are Messrs. Ross and Eichen.

     Audit Committee. The Audit Committee of the Board of Directors reviews and monitors the corporate financial reporting and the internal and external audits of the Company, including, among other things, the Company's internal audit and control functions, the results and scope of the annual audit and other services provided by the Company's independent auditors and the Company's compliance with legal matters that have a significant impact on the Company's financial reports. The Audit Committee also consults with the Company's management and the Company's independent auditors prior to the presentation of financial statements to shareholders and, as appropriate, initiates inquiries into aspects of the Company's financial affairs. In addition, the Audit Committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, the Company's independent auditors. The current members of the Audit Committee are Messrs. Ross and Wolfen.

DIRECTOR COMPENSATION AND OTHER ARRANGEMENTS

     Directors of the Company do not receive cash compensation for their service as directors. Each new nonemployee Director typically will receive an option to purchase 15,000 shares of Class A Common Stock upon joining the Board of Directors. Each incumbent director will be granted an option to purchase an additional 3,000 shares of Class A Common Stock annually. See
"Management--Employee Benefit Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors currently consists of Messrs. Ross and Eichen. No interlocking relationship exists between any member of the Company's Board of Directors or the Compensation Committee and any member of the board of directors or compensation committee of any other company, and no such interlocking relationship has existed in the past.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     None of the Company's executive officers have employment agreements with the Company. Accordingly, the employment of any such executive officer may be terminated at any time at the discretion of the Board of Directors.

EXECUTIVE COMPENSATION

     The following table sets forth for the year ended December 31, 1997 all compensation received for services rendered to the Company in all capacities by the Company's Chief Executive Officer and the only other executive officer of the Company whose salary plus bonus exceeded $100,000 in 1997 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                              ------------
                                                                                 AWARDS
                                                                 ANNUAL       ------------
                                                              COMPENSATION     SECURITIES
                                                              ------------     UNDERLYING
                NAME AND PRINCIPAL POSITIONS                     SALARY         OPTIONS
                ----------------------------                  ------------    ------------
Henry T. Nicholas, III, Ph.D................................    $165,000(1)       375,000
  Co-Chairman, President and
  Chief Executive Officer
Henry Samueli, Ph.D. .......................................     165,000(1)       375,000
  Co-Chairman, Vice President of
  Engineering and Chief Technical Officer

------------

(1) Effective January 1, 1998, the annual salaries of Dr. Nicholas and Dr. Samueli were each reduced to $110,000.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning the grant of stock options to each of the Named Executive Officers during the fiscal year ended December 31, 1997.

                                                   INDIVIDUAL GRANTS                          POTENTIAL REALIZED VALUE
                             --------------------------------------------------------------   AT ASSUMED ANNUAL RATES
                              NUMBER OF       % OF TOTAL                                           OF STOCK PRICE
                             SECURITIES        OPTIONS                                        APPRECIATION FOR OPTION
                             UNDERLYING        GRANTED         EXERCISE                               TERM(1)
                               OPTIONS       TO EMPLOYEES       PRICE         EXPIRATION      ------------------------
           NAME                GRANTED         IN 1997        PER SHARE          DATE             5%           10%
           ----              -----------   ----------------   ----------   ----------------   -----------  -----------
Henry T. Nicholas, III,
  Ph.D.....................   375,000(2)   7.0%                 $1.25(3)          06/22/07      $221,494     $630,348
Henry Samueli, Ph.D........   375,000(2)   7.0                   1.25(3)       06/22/07          221,494      630,348

------------

(1) The 5% and 10% assumed rates of appreciation are prescribed by the rules and regulations of the Securities and Exchange Commission (the "Commission") and do not represent the Company's estimate or projection of the future trading prices of its Common Stock. There can be no assurance that any of the values reflected in this table will be achieved. Actual gains, if any, on stock option exercises are dependent on numerous factors, including the future performance of the Company, overall conditions and the option holder's continued employment with the Company throughout the entire vesting period and option term, which factors are not reflected in this table.

(2) Options were granted on June 23, 1997 under the Company's Amended and Restated 1994 Stock Option Plan and are immediately exercisable. All of the shares of Common Stock that are issuable upon exercise of unvested options are subject to repurchase by the Company. The shares underlying the options vest and the Company's repurchase right lapses in 48 equal monthly installments commencing January 1, 1998.

(3) The exercise price is equal to 110% of the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors.

                      AGGREGATED OPTIONS EXERCISED IN LAST
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table provides information with respect to the Named Executive Officers concerning unexercised options held as of December 31, 1997. No options were exercised during the last fiscal year by any of the Named Executive Officers.

                                               NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                          UNDERLYING UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                                               AT FISCAL YEAR-END(#)             AT FISCAL YEAR-END(1)
                                          -------------------------------    -----------------------------
                  NAME                    EXERCISABLE      UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
                  ----                    ------------     --------------    -----------     -------------
Henry T. Nicholas, III, Ph.D............    375,000                  --      $2,531,250               --
Henry Samueli, Ph.D.....................    375,000                  --       2,531,250               --

------------

(1) Represents the difference between the fair market value of the shares of Common Stock underlying the options at December 31, 1997 ($8.00 per share, as determined by the Board of Directors) and the exercise price of such options ($1.25 per share).

EMPLOYEE BENEFIT PLANS

     1998 Stock Incentive Plan


     The Company's 1998 Stock Incentive Plan (the "1998 Plan"), which became effective on April 8, 1998 (the "Plan Effective Date"), is intended to serve as the successor equity incentive program to the Company's 1994 Amended and Restated Stock Option Plan (the "1994 Plan") and the Company's 1998 Special Stock Option Plan (the "Special Plan"). A total of 15,980,563 shares of Common Stock have been authorized for issuance under the 1998 Plan. Such share reserve consists of (i) the number of shares which remain available for issuance under the 1994 Plan and the Special Plan on the Plan Effective Date, including the shares subject to outstanding options, and (ii) an additional increase of 3,000,000 shares of Class A Common Stock. To the extent any unvested shares of Class B Common Stock issued under the 1994 Plan or the Special Plan are repurchased by the Company after the Plan Effective Date, at the exercise price paid per share, in connection with a shareholder's termination of service, those repurchased shares will be added to the reserve of Class A Common Stock available for issuance under the 1998 Plan. In addition, the number of shares of Class A Common Stock reserved for issuance under the 1998 Plan will automatically increase on the first trading day of each calendar year, beginning in calendar year 1999, by an amount equal to 3% percent of the total number of shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year. In no event, however, may any one participant in the 1998 Plan receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 1,500,000 shares of Class A Common Stock in the aggregate per calendar year.


     On the date the Underwriting Agreement in this offering is executed (the "Underwriting Date"), outstanding options under the 1994 Plan and the Special Plan will be incorporated into the 1998 Plan, and no further option grants will be made under the 1994 Plan or the Special Plan. The incorporated options will continue to be governed by their existing terms, unless the Plan Administrator elects to extend one or more features of the 1998 Plan to those options. Except as otherwise noted below, the incorporated options have substantially the same terms as will be in effect for grants made under the Discretionary Option Grant Program of the 1998 Plan.

     The 1998 Plan is divided into five separate components: (i) the Discretionary Option Grant Program under which eligible individuals in the Company's employ or service (including officers, non-employee Board members and consultants) may, at the discretion of the Plan Administrator, be granted options to purchase shares of Class A Common Stock at an exercise price not less than 85% of their fair market value on the grant date, (ii) the Salary Investment Option Grant Program which may, in the Plan Administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow executive officers and other highly compensated employees the opportunity to apply a portion of their base salary to the acquisition of special below-market stock option grants, (iii) the Stock Issuance Program under which such individuals may, at the Plan Administrator's discretion, be issued shares of Class A Common Stock directly, through the purchase of such shares at a price not less than 100% of their fair market value at the time of issuance or as a bonus tied to the performance of services, (iv) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Class A Common Stock at an exercise price equal to 100% of their fair market value on the grant date and
(v) the Director Fee Option Grant Program which may, in the Plan Administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow non-employee Board members the opportunity to apply a portion of the retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

     The Discretionary Option Grant Program and the Stock Issuance Program will be administered by the Option Committee except with respect to officers and directors subject to Section 16 of the Securities and Exchange Act of 1934 ("Section 16 executives"). The Option Committee as Plan Administrator will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The Compensation Committee will administer the Discretionary Option Grant and Stock Issuance Programs with respect to Section 16 executives and will also have the exclusive authority to select the executive officers and other highly compensated employees who may participate in the Salary Investment Option Grant Program in the event that program is activated for one or more calendar years, but neither the Compensation Committee nor the Option Committee nor the Board will exercise any administrative discretion with respect to the option grants made under the Salary Investment Option Grant Program or under the Automatic Option Grant and Director Fee Option Grant Programs for the non-employee Board members. All grants under those three latter programs will be made in strict compliance with the express provisions of each such program.

     The exercise price for the shares of Class A Common Stock subject to option grants made under the 1998 Plan may be paid in cash or in shares of Class A Common Stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the Plan Administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options or the purchase of their unvested shares by allowing such individuals to deliver a full-recourse promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise or purchase.

     The Plan Administrator will have the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from the 1994 Plan and the Special Plan) in return for the grant of new options for the same or different number of option shares with an exercise price per share based on the fair market value per share of Class A Common Stock on the new grant date.

     Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Class A Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Class A Common Stock. None of the incorporated options from the 1994 Plan or the Special Plan contain any stock appreciation rights.

     In the event that the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. The Plan Administrator will have complete discretion to grant one or more options under the Discretionary Option Grant Program which will become fully exercisable for all the option shares in the event those options are assumed in the acquisition and the optionee's service with the Company or the acquiring entity terminates within a designated period following such acquisition. The vesting of outstanding shares under the Stock Issuance Program may be accelerated upon similar terms and conditions. The Plan Administrator will also have the authority to grant options which will immediately vest upon an acquisition of the Company, whether or not those options are assumed by the successor corporation. The Plan Administrator is also authorized under the Discretionary Option Grant and Stock Issuance Programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in control of the Company (whether by successful tender offer for more than 50% of the outstanding voting stock or a change in the majority of the Board by reason of one or more contested elections for Board membership), with such vesting to occur either at the time of such change in control or upon the subsequent termination of the individual's service within a designated period following such change in control. The options incorporated from the 1994 Plan and the Special Plan will immediately vest in full upon an acquisition of the Company by merger or asset sale, unless those options are assumed by the successor entity.

     In the event the Plan Administrator elects to activate the Salary Investment Option Grant Program for one or more calendar years, each director, executive officer and other highly compensated employee of the Company selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. If such election is approved by the Plan Administrator, the individual will automatically be granted, on the first trading day in January of the calendar year for which that salary reduction is to be in effect, a non-statutory option to purchase that number of shares of Class A Common Stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of Class A Common Stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the amount of salary invested in that option. The option will vest in a series of twelve successive equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting upon certain changes in the ownership or control of the Company.

     Under the Automatic Option Grant Program, each individual on the Board at the Underwriting Date or who first becomes a non-employee Board member at any time after the Underwriting Date will automatically receive an option grant for 40,000 shares of Class A Common Stock at the Underwriting Date or on the date such individual joins the Board, provided such individual has not been in the prior employ of the Company. In addition, on the date of each Annual Shareholders Meeting held after the Plan Effective Date, each non-employee Board member who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 3,000 shares of Class A Common Stock, provided such individual has served on the Board for at least six months.

     Each automatic grant for the non-employee Board members will have a term of ten years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, should the optionee cease Board service prior to vesting in those shares. The shares subject to each initial 40,000 share automatic option grant will vest in a series of four successive equal annual installments upon the individual's completion of each year of Board service over the four year period measured from the option grant date. Each annual 3,000 share automatic option grant will vest upon the individual's completion of one year of Board service measured from the grant date. However, the shares subject to each automatic grant will immediately vest in full upon certain changes in control or ownership of the Company or upon the optionee's death or disability while a Board member.

     Should the Director Fee Option Grant Program be activated in the future, each non-employee Board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of Class A Common Stock on the grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the portion of the retainer fee invested in that option. The option will become exercisable for the option shares in a series of twelve successive equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable for all the option shares upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member.

     The shares subject to each option under the Salary Investment Option Grant, Automatic Option Grant and Director Fee Option Grant Programs will immediately vest upon (i) an acquisition of the Company by merger or asset sale or (ii) the successful completion of a tender offer for more than 50% of the Company's outstanding voting stock or a change in the majority of the Board effected through one or more contested elections for Board membership.

     Limited stock appreciation rights will automatically be included as part of each grant made under the Automatic Option Grant, Salary Investment Option Grant and Director Fee Option Grant Programs and may be granted to one or more officers of the Company as part of their option grants under the Discretionary Option Grant Program. Options with such a limited stock appreciation right may be surrendered to the Company upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of (i) the highest price per share of Class A Common Stock paid in connection with the tender offer over (ii) the exercise price payable for such share.

     The Board may amend or modify the 1998 Plan at any time, subject to any required shareholder approval. The 1998 Plan will terminate on the earliest of
(i) January 31, 2008, (ii) the date on which all shares available for issuance under the 1998 Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of the Company.


     As of March 31, 1998, options to purchase 8,277,815 shares of Class B Common Stock were outstanding under the Predecessor Plan at a weighted average exercise price of $5.11 per share.


  1998 Employee Stock Purchase Plan

     The Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board and approved by the shareholders in February 1998 and will become effective immediately upon the execution of the Underwriting Agreement for this offering. The Purchase Plan is designed to allow eligible employees of the Company and participating subsidiaries to purchase shares of Class A Common Stock, at semi-annual intervals, through their periodic payroll deductions under the Purchase Plan, and a reserve of 750,000 shares of Class A Common Stock has been established for this purpose.

     The Purchase Plan will be implemented in a series of successive offering periods, each with a maximum duration of 24 months. However, the initial offering period will begin on the execution date of the Underwriting Agreement and will end on the last business day in April 2000. The next offering period will commence on the first business day in May 2000, and subsequent offering periods will commence as designated by the Plan Administrator.

     Individuals who are eligible employees (scheduled to work more than 20 hours per week for more than five calendar months per year) on the start date of any offering period may enter the Purchase Plan on that start date or on any subsequent semi-annual entry date. Individuals who become eligible employees after the start date of the offering period may join the Purchase Plan on any subsequent semi-annual entry date within that offering period.

     Payroll deductions may not exceed 15% of total compensation, and the accumulated payroll deductions of each participant will be applied to the purchase of shares on his or her behalf on each semi-annual purchase date (the last business day in April and October each year) at a purchase price per share equal to 85% of the lower of (i) the fair market value of the Class A Common Stock on the participant's entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. In no event, however, may any one participant purchase more than 1,500 shares, nor may all participants in the aggregate purchase more than 150,000 shares on any one semi-annual purchase date.

     Should the fair market value per share of Class A Common Stock on any purchase date be less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day, with all participants in the terminated offering to be automatically transferred to the new offering period.

     In the event the Company is acquired by merger or asset sale, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such acquisition. The purchase price will be equal to 85% of the lower of (i) the fair market value per share of Class A Common Stock on the participant's entry date into the offering period in which such acquisition occurs or (ii) the fair market value per share of Class A Common Stock immediately prior to such acquisition.

     The Purchase Plan will terminate on the earlier of (i) the last business day of April 2008, (ii) the date on which all shares available for issuance under the Purchase Plan shall have been sold pursuant to purchase rights exercised thereunder or (iii) the date on which all purchase rights are exercised in connection with an acquisition of the Company by merger or asset sale.

     The Board may at any time alter, suspend or discontinue the Purchase Plan. However, certain amendments to the Purchase Plan may require shareholder approval.

  401(k) Profit Sharing Plan

     The Company has an employee profit sharing plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). The 401(k) Plan allows eligible employees to defer up to 20% of their pre-tax earnings, subject to the Internal Revenue Service annual contribution limit. At the Company's discretion, the Company may make matching contributions to the 401(k) Plan. To date, the Company has not made any matching contributions under the 401(k) Plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Articles of Incorporation limit the personal liability of its directors for monetary damages to the fullest extent permitted by the California General Corporation Law (the "California Law"). Under the California Law, a director's liability to a company or its shareholders may not be limited (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) under Section 310 of the California Law concerning contacts or transactions between the Company and a director, or (vii) under Section 316 of the California Law concerning directors' liability for improper dividends, loans and guarantees. The limitation of liability does not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation by a director of the director's fiduciary duty to the Company or its shareholders.

     The Company's Articles of Incorporation also include an authorization for the Company to indemnify its "agents" (as defined in Section 317 of the California Law) through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this provision, the Company's Bylaws provide for indemnification of the Company's directors, officers and employees. In addition, the Company may, at its discretion, provide indemnification to persons whom the Company is not obligated to indemnify. The Bylaws also allow the Company to enter into indemnity agreements with individual directors, officers, employees and other agents. These indemnity agreements have been entered into with all directors and executive officers and provide the maximum indemnification permitted by law. These agreements, together with the Company's Bylaws and Articles of Incorporation, may require the Company, among other things, to indemnify these directors or executive officers (other than for liability resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' insurance if available on reasonable terms. Section 317 of the California Law and the Company's Bylaws make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expense incurred) arising under the Securities Act. The Company is not aware of any pending litigation or proceeding involving any director, officer, employee or agent of the Company in which indemnification will be required or permitted. Moreover, the Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. The Company believes that the foregoing indemnification provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

     The Company, with the approval of its Board of Directors, intends to obtain directors' and officers' liability insurance prior to the effectiveness of this offering.

                              CERTAIN TRANSACTIONS

     Since January 1, 1995, there has not been any transaction or series of similar transactions to which the Company was or is a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of any class of the Company's voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below.

     Series D Preferred Stock Financing. In February 1996, the Company issued and sold an aggregate of 493,839 shares of convertible Series D Preferred Stock for an aggregate purchase price of $2,963,034 or $6.00 per share. The investors in such shares included, among others, (1) Werner F. Wolfen, a director of the Company, who purchased 24,644 shares of convertible Series D Preferred Stock,
(2) Alan E. Ross, a director of the Company, who purchased 5,000 shares of convertible Series D Preferred Stock, (3) Myron S. Eichen, a director of the Company, who purchased 24,644 shares of convertible Series D Preferred Stock and
(4) a trust controlled by Leon M. Samueli and Barbara Jane Samueli, relatives of Henry Samueli (the Company's Co-Chairman, Vice President of Engineering and Chief Technical Officer), which purchased 30,000 shares of convertible Series D Preferred Stock. Upon the consummation of this offering, each share of convertible Series D Preferred Stock will automatically convert into three shares of the Company's Class B Common Stock.

     Series E Preferred Stock Financing. In September 1997, the Company issued and sold 1,500,000 shares of convertible Series E Preferred Stock to General Instrument for an aggregate purchase price of $22,725,000 or $15.15 per share (the "Series E Financing"). Upon the consummation of this offering, each share of convertible Series E Preferred Stock will automatically convert into 1.5 shares of the Company's Class B Common Stock. In connection with the Series E Financing, General Instrument and the Company entered into a Development, Supply and License Agreement, pursuant to which, among other things, the Company has agreed to supply to General Instrument, and General Instrument has agreed to purchase from the Company, a specified percentage of General Instrument's silicon requirements for its digital cable set-top box subscriber products. For 1997, the Company's sales to General Instrument (and its subcontractor) were approximately $11.8 million, or 31.9% of total revenue. See "Business--Customers and Strategic Relationships."

     Development Agreement with Cisco Systems. Effective September 1996, the Company entered into a development agreement with Cisco Systems, pursuant to which the Company granted to Cisco Systems an option to purchase shares of the Company's Class A Common Stock at the Net Price. Cisco Systems exercised this option and will purchase 500,000 shares at the closing of this offering in a concurrent non-underwritten registered offering. In addition, Cisco Systems has agreed that it will be subject to certain restrictions following this offering, including (1) a one-year lock-up period during which the shares purchased by Cisco Systems cannot be transferred, (2) a restriction on selling more than a certain number of shares per quarter during the first year following termination of the initial one-year lock-up period, (3) a notification obligation should Cisco Systems desire to sell more than a specified number of shares after the one-year lock-up period, (4) a three-year standstill agreement preventing Cisco Systems from acquiring more than 10% of the Company's Common Stock, and (5) a seven-year voting agreement with respect to certain matters, which agreement includes an obligation to vote its shares in favor of all directors nominated by the Board of Directors of the Company. Some of these restrictions may terminate early upon certain events, such as an acquisition of the Company. For 1997, the Company's sales to Cisco Systems were approximately $2,000,000, or 5.4% of total revenue. See "Business--Customers and Strategic Relationships" and "Sale of Shares to Cisco Systems."

     Sale of Common Stock to Irell & Manella. Pursuant to an agreement dated as of October 31, 1997, the Company issued and sold 225,000 shares of Class B Common Stock to Irell & Manella for an aggregate purchase price of $1,050,000 or $4.67 per share. Werner F. Wolfen, a director of the Company, is a Senior Partner of Irell & Manella.

     Engagement Agreement with Irell & Manella. Irell & Manella has represented and continues to represent the Company in various legal matters pursuant to an engagement agreement dated as of January 1,

1997, and amended as of January 1, 1998. Under the engagement agreement, the Company has agreed to pay Irell & Manella a fixed fee plus costs for the firm's legal services rendered from and after January 1, 1998 with respect to certain litigation matters. Irell & Manella has agreed to render legal services to the Company on most other matters at reduced rates from the firm's standard rates for the two-year period commencing January 1, 1998. During 1997, the Company paid approximately $1.2 million to Irell & Manella for legal services rendered by that firm.

     Officer Promissory Notes. Between March 1995 and December 1997, the Company entered into full-recourse promissory notes with certain of its officers and directors to finance the purchase of Class B Common Stock upon exercise of stock options. See "Management--Executive Compensation" and "Employee Benefit Plans--1998 Stock Incentive Plan." All of the notes are full-recourse, secured by the shares purchased and are due and payable upon the earlier of the stated due date or thirty days (ninety days in the case of Mr. Ruehle) after the termination of such officer's employment with the Company. In July 1997, in connection with the exercise of a stock option, William J. Ruehle, the Chief Financial Officer of the Company, delivered a $467,500 full-recourse promissory note to the Company. Such note bears interest at 6.5% per annum and is due in July 2002. The Company has agreed to pay Mr. Ruehle the amount necessary to compensate him for the interest expense. In December 1997, in connection with the exercise of a stock option, Aurelio E. Fernandez, Vice President of Worldwide Sales, delivered a $1,800,000 full-recourse promissory note to the Company that is due in December 2002. Mr. Fernandez will be deemed to have paid interest with respect to such note at the applicable federal rate, 6.5% per annum at December 31, 1997. In addition, in January 1998, Mr. Fernandez delivered a $130,000 full-recourse promissory note to the Company. Such note bears interest at 6.5% per annum and is due in January 2002. This loan was made to Mr. Fernandez to allow him to pay off a similar loan from his prior employer that became due when he left that company.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information as of December 31, 1997 regarding beneficial ownership of the Company's Common Stock, as adjusted to reflect the sale of 3,500,000 shares of Class A Common Stock offered hereby and 500,000 shares of Class A Common Stock to Cisco Systems concurrent with this offering, by (i) each person (or group of affiliated persons) known by the Company to own beneficially more than 1,000,000 shares of Class B Common Stock or 5% of the Class A Common Stock, (ii) each of the Company's directors and Named Executive Officers, (iii) the Company's directors and executive officers as a group and (iv) all other Selling Shareholders.


                                           SHARES BENEFICIALLY                                  SHARES BENEFICIALLY
                                         OWNED PRIOR TO OFFERING          SHARES OF            OWNED AFTER OFFERING
                                  -------------------------------------    CLASS A     -------------------------------------
                                  NUMBER OF   NUMBER OF     PERCENT OF      COMMON     NUMBER OF   NUMBER OF     PERCENT OF
                                   CLASS A     CLASS B     TOTAL VOTING     STOCK       CLASS A     CLASS B     TOTAL VOTING
   NAME OF BENEFICIAL OWNERS       SHARES       SHARES       POWER(1)     OFFERED(2)    SHARES       SHARES       POWER(1)
   -------------------------      ---------   ----------   ------------   ----------   ---------   ----------   ------------
Henry T. Nicholas, III,
  Ph.D.(3)......................        --    11,475,000(4)     28.5%      290,000           --    11,185,000       28.0%
Henry Samueli, Ph.D.(3)(5)......        --    11,475,000(4)     28.5       290,000           --    11,185,000       28.0
Werner F. Wolfen................        --      550,632(6)      1.4             --           --      550,632         1.4
Myron S. Eichen.................        --      345,351           *             --           --      345,351           *
Alan E. Ross....................        --      105,000           *             --           --      105,000           *
General Instrument
  Corporation(7)................        --    2,250,000         5.6             --           --    2,250,000         5.7
Intel Corporation...............        --    1,576,800         3.9             --           --    1,576,800         4.0
Scientific-Atlanta, Inc.........        --    1,500,000         3.8             --           --    1,500,000         3.8
Cisco Systems, Inc.(8)..........   500,000           --           *             --      500,000           --           *
All executive officers and
  directors as a group (9
  persons)(9)...................        --    25,260,221       61.8        580,000           --    24,680,221       60.9
All other Selling Shareholders
  (3 persons)...................        --      577,500         1.4        170,000           --      407,500         1.0


------------
 (1) The number of shares beneficially owned and the percentage of shares beneficially owned are based on (i) 39,955,077 shares of Class B Common Stock and no shares of Class A Common Stock outstanding as of December 31, 1997, and (ii) 39,205,077 shares of Class B Common Stock and 4,000,000 shares of Class A Common Stock outstanding upon consummation of this offering. Beneficial ownership is determined in accordance with the rules and regulations of the Commission. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of December 31, 1997 are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, such persons have sole and voting investment power with respect to all shares of the Company's Common Stock show as beneficially owned by them.

 (2) Assumes no exercise of the Underwriters' over-allotment option to purchase up to an aggregate of 355,000 shares from the Company and up to an aggregate of 170,000 shares from the Selling Shareholders.

 (3) The address for Dr. Nicholas and Dr. Samueli is 16251 Laguna Canyon Road, Irvine, California 92618. Dr. Nicholas and Dr. Samueli will each sell 85,000 additional shares if the Underwriters' over-allotment option is exercised in full.

 (4) Includes 375,000 shares of Class B Common Stock issuable pursuant to options that are currently exercisable.

 (5) Includes 450,000 shares of Class B Common Stock owned by HS Management, LP, of which Dr. Samueli is the General Partner.

 (6) Includes 45,000 shares of Class B Common Stock owned by the Estate of Lawrence P. Wolfen, of which Mr. Wolfen serves as executor, and 300,000 shares of Class B Common Stock held on behalf of certain current and former partners of Irell & Manella and Mr. Wolfen's two grandchildren. Mr. Wolfen disclaims beneficial ownership of all of these shares. Excludes 225,000 shares of Class B Common Stock issued and sold to Irell & Manella pursuant to an agreement dated as of October 31, 1997, of which Mr. Wolfen's participation in the beneficial ownership therein is less than 5% of such shares. See "Certain Transactions."

 (7) The address for General Instrument Corporation is 2200 Byberry Road, Hatboro, Pennsylvania 19040.

 (8) The address for Cisco Systems, Inc. is 170 West Tasman Drive, San Jose, California 95134. Consists of shares of Class A Common Stock issuable under an option that Cisco Systems has exercised. See "Sale of Shares to Cisco Systems."

 (9) Includes an aggregate of 945,000 shares of Class B Common Stock issuable pursuant to options that are currently exercisable or are exercisable within 60 days of December 31, 1997.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 200,000,000 shares of Class A Common Stock, 100,000,000 shares of Class B Common Stock and 10,000,000 shares of Preferred Stock.

     The following summary of the capital stock of the Company and certain provisions of the Company's Articles of Incorporation and Bylaws does not purport to be complete and is qualified in its entirety by the provisions of the Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK


     The Company is authorized to issue 300,000,000 shares of Common Stock, $0.0001 par value, of which 200,000,000 shares have been designated as Class A Common Stock and 100,000,000 shares have been designated as Class B Common Stock. At December 31, 1997, 39,955,077 shares of Class B Common Stock (including 8,453,517 shares issuable upon conversion of all of the Preferred Stock upon consummation of this offering) were deemed outstanding. Such shares are held of record by approximately 173 holders. At March 31, 1998, 8,277,815 shares of Class B Common Stock were reserved for issuance upon exercise of outstanding options. At March 31, 1998, no shares of Class A Common Stock were outstanding.


     Voting Rights. Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share. Holders of Common Stock will vote together as a single class on all matters submitted to a vote of shareholders, except (i) as otherwise required by law and
(ii) in the case of a proposed issuance of shares of Class B Common Stock, which issuance shall require the affirmative vote of the holders of the majority of the outstanding Class B Common Stock shares voting separately as a class. Under the Company's Articles of Incorporation and Bylaws, holders of Common Stock will not have cumulative voting rights after the Company becomes a "listed corporation" (as defined in California Corporations Code Section 301.5) and, therefore, holders of shares representing a majority of the voting power of Common Stock can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors. The Company anticipates it will qualify as a listed corporation as of its first annual meeting of the shareholders following this offering, provided that the Company has at least 800 holders of its equity securities as of the record date of such meeting.

     Dividends. Holders of record of shares of Common Stock are entitled to receive such dividends when, if and as may be declared by the Board of Directors out of funds legally available for such purposes, subject to the rights of preferred shareholders and the terms of any existing or future agreements between the Company and its debtholders. No dividends may be declared or paid on any share of any class of Common Stock, unless such dividend, at the same rate per share, is simultaneously declared or paid on each share of the other class of Common Stock. In the case of a stock dividend or distribution, holders of Class A Common Stock are entitled to receive the same percentage dividend or distribution as holders of Class B Common Stock and vice versa, except that stock dividends and distributions shall be made in shares of Class A Common Stock to the holders of Class A Common Stock and in shares of Class B Common Stock to the holders of Class B Common Stock unless the Company's Board of Directors determines in its discretion that it is more desirable to distribute shares of Class A Common Stock with respect to Class B Common Stock. The Company presently intends to retain future earnings, if any, for use in the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. In addition, the Company's credit facility prohibits the payment of cash dividends without the prior consent of SVB.

     Convertibility. Each share of Class B Common Stock is convertible, at the option of its holder, into one fully paid and nonassessable share of Class A Common Stock at any time. The Class A Common Stock is not convertible into Class B Common Stock. Each share of Class B Common Stock shall automatically be converted into one share of Class A Common Stock in the event such share shall be transferred (including, without limitation, by way of sale, assignment, exchange, gift, bequest, appointment or otherwise) to any person or entity other than a Permitted Transferee as such term is defined in the Articles of Incorporation. A Permitted Transferee generally includes the following transferees, among others: the shareholder's spouse, the lineal descendants or spouse of such descendants, the trustee of a trust for the benefit of the holder or a charitable organization, a charitable organization, or certain corporations, partnerships or other entities owned by the holder.

     Liquidation Rights. Upon liquidation, dissolution or winding-up of the Company, the holders of Class A Common Stock are entitled to share ratably with the holders of Class B Common Stock in all assets available for distributions after payment in full to creditors and holders of Preferred Stock.

     Other Provisions. The holders of Common Stock are not entitled to preemptive or subscription rights. In any merger, consolidation or business combination, the consideration to be received per share by holders of Class A Common Stock is identical to that to be received by holders of Class B Common Stock. No class of Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless the other class of Common Stock concurrently is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner. All outstanding shares are, and the shares of Class A Common Stock offered hereby will be upon issuance, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Company currently has outstanding convertible Preferred Stock, which consists of 500,000 shares of convertible Series A Preferred Stock, 600,000 shares of convertible Series B Preferred Stock, 500,000 shares of convertible Series C Preferred Stock, 467,839 shares of convertible Series D Preferred Stock and 1,500,000 shares of convertible Series E Preferred Stock. All of the outstanding convertible Preferred Stock will convert into an aggregate of 8,453,517 shares of Class B Common Stock upon consummation of this offering. Each share of convertible Series A, Series B, Series C and Series D Preferred Stock will convert into three shares of Class B Common Stock. Each share of convertible Series E Preferred Stock will convert into 1.5 shares of Class B Common Stock. At the option of the holder, each share of Class B Common Stock is convertible into one share of Class A Common Stock. See Note 5 of Notes to Financial Statements.

     Upon the consummation of this offering, the Company will have authorized 10,000,000 shares of Preferred Stock, $0.0001 par value per share, which may be issued in series from time to time with such designations, relative rights, priorities, preferences, qualifications, limitations and restrictions thereof, to the extent that such qualities are not fixed in the Company's Articles of Incorporation, as the Board of Directors determines. The rights, preferences, limitations and restrictions of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The Board of Directors may authorize the issuance of Preferred Stock with rights senior to the Common Stock with respect to the payment of dividends and the distribution of assets on liquidation. In addition, the Board of Directors is authorized to fix the limitations and restrictions, if any, upon the payment of dividends on Common Stock to be effective while any shares of Preferred Stock are outstanding. The Board of Directors, without shareholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The Company believes that the Preferred Stock will provide the Company with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. Having such authorized shares available for issuance will allow the Company to issue shares of Preferred Stock without the expense and delay of a special shareholders' meeting. Although the Company's Board of Directors has no intention at the present time of doing so, it could issue a series of Preferred Stock, the terms of which, subject to certain limitations imposed by the securities laws, could impede the completion of a merger, tender offer or other takeover attempt. The Company's Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its shareholders at the time of issuance. The Company's Board of Directors, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of such stock.

REGISTRATION RIGHTS


     Upon consummation of this offering, the holders of approximately 31,542,267 shares of Common Stock (the "Registrable Securities") will be entitled to certain rights with respect to the registration of such shares under the Securities Act. In the event that the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other securityholders, the holders of Registrable Securities are entitled to notice of such registration and are entitled to include their Registrable Securities in such registration, subject to certain marketing and other limitations. The Company is generally obligated to bear the expenses, other than underwriting discounts and sales commissions, of these registrations. The Company may in certain circumstances defer such registrations and the underwriters have the right, subject to certain limitations, to limit the number of Registrable Securities included in such registrations.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Class A Common Stock is U.S. Stock Transfer Corporation. Its telephone number is (818) 502-1404.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

     Upon completion of this offering, the Company will have outstanding an aggregate of 43,205,077 shares of Common Stock (based upon shares outstanding at December 31, 1997), assuming no exercise of the Underwriters's over-allotment option. Of these shares, the 3,500,000 shares registered in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are purchased by "Affiliates." The 39,205,077 shares of Common Stock held by existing shareholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Section 4(1) or Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. As a result of the contractual restrictions described below, and subject to the provisions of Rules 144, 144(k) and 701, the 39,205,077 shares which are deemed Restricted Shares will be available for sale in the public market upon expiration of the lock-up agreements 180 days after the date of this Prospectus. In addition, 500,000 shares of Common Stock sold to Cisco Systems concurrently with this offering will be eligible for sale upon expiration of a one-year holding period, subject to certain contractual restrictions on transfer.

     All officers, directors and option holders and substantially all shareholders of the Company have agreed not to sell or otherwise transfer any shares of Common Stock or any other securities of the Company for a period of 180 days after the date of this Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an Affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Class A Common Stock then outstanding (which will equal approximately 40,000 shares immediately after this offering); or (ii) the average weekly trading volume of the Class A Common Stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144; therefore, unless otherwise restricted, "144(k) shares" may therefore be sold immediately upon the completion of this offering. In general, under Rule 701 of the Securities Act as currently in effect, any employee, consultant or advisor of the Company who purchases shares from the Company pursuant to Rule 701 in connection with a compensatory stock or option plan or other written agreement is eligible to resell, unless contractually restricted, such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

     The Company is unable to estimate the number of shares that will be sold under Rule 144, as this will depend on the market price for the Common Stock of the Company, the personal circumstances of the sellers and other factors. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that a significant public market for the Common Stock will develop or be sustained after this offering. Any future sale of substantial amounts of Common Stock in the open market may adversely affect the market price of the Common Stock offered hereby.

     Pursuant to a Registration Rights Agreement among the Company and certain of its shareholders, holders of 31,542,267 shares of Common Stock will be entitled to certain piggy-back registration rights with respect to such shares. See "Description of Capital Stock -- Registration Rights." Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by Affiliates). During the 180-day period after the date of this Prospectus, the Company has agreed not to file any registration statement with respect to the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable into Common Stock, other than a Registration Statement on Form S-8 covering securities issuable under the 1994 Plan, the Special Plan and the 1998 Plan, without the prior written consent of Morgan Stanley & Co. Incorporated.



     The Company intends to file a registration statement on Form S-8 under the Securities Act covering shares of Common Stock reserved for issuance under the 1994 Plan, the Special Plan and the 1998 Plan. See "Management -- Employee Benefit Plans." Such registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates of the Company, be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the lock-up agreements described above. As of March 31, 1998, options to purchase 8,277,815 shares of Class B Common Stock were issued and outstanding. See "Management -- Executive Compensation" and "-- Employee Benefit Plans."

                                  UNDERWRITERS

     Under the terms and subject to the conditions in the Underwriting Agreement (the "Underwriting Agreement"), the Underwriters named below (the "Underwriters") for whom Morgan Stanley & Co. Incorporated, BT Alex. Brown Incorporated, Deutsche Morgan Grenfell Inc. and Hambrecht & Quist LLC are acting as representatives (the "Representatives") have severally agreed to purchase, and the Company and the Selling Shareholders have agreed to sell to them, severally, the respective number of shares of Class A Common Stock set forth opposite the names of such Underwriters below:

                                                                NUMBER OF
                              NAME                               SHARES
                              ----                              ---------
  Morgan Stanley & Co. Incorporated...........................
  BT Alex. Brown Incorporated.................................
  Deutsche Morgan Grenfell Inc................................
  Hambrecht & Quist LLC.......................................

                                                                ---------
            Total.............................................  3,500,000
                                                                =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Class A Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Class A Common Stock offered hereby (other than those covered by the Underwriters' over-allotment option described below) if any such shares are taken.

     The Underwriters initially propose to offer part of the shares of Class A Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a
concession not in excess of $          a share under the public offering price.
Any Underwriter may allow, and such dealers may reallow, a concession not in
excess of $          a share to other Underwriters or to certain dealers. After the initial offering of the shares of Class A Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

     Pursuant to the Underwriting Agreement, the Company and certain Selling Shareholders have granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 525,000 shares of Class A Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, made in connection with this offering of the shares of Class A Common Stock. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Class A Common Stock as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Class A Common Stock set forth next to the names of all Underwriters in the preceding table.

     The Representatives have informed the Company that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Class A Common Stock offered by them.

     The Company, the Selling Shareholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Company has agreed not to offer, pledge, sell or grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exchangeable for Common Stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock, for a period of 180 days after the date of this Prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated, subject to certain limited exceptions.

     See "Shares Eligible for Future Sale" for a description of certain arrangements by which officers, directors, shareholders and option holders of the Company have agreed not to sell or otherwise dispose of Common Stock or convertible securities of the Company for 180 days after the date of this Prospectus without the prior consent of Morgan Stanley & Co. Incorporated.

     At the request of the Company, the Underwriters have reserved for sale, at the initial public offering price, up to ten percent of the shares of Class A Common Stock offered hereby (not including shares subject to the Underwriters' over-allotment option) for certain parties who have expressed an interest in purchasing such shares in this offering. The number of shares of Class A Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as other shares offered hereby.

     In order to facilitate the offering of the Class A Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A Common Stock. Specifically, the Underwriters may overallot in connection with this offering, creating a short position in the Class A Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Class A Common Stock, the Underwriters may bid for, and purchase, shares of Class A Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Class A Common Stock in this offering, if the syndicate repurchases previously distributed Class A Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Class A Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

PRICING OF OFFERING

     Prior to this offering, there has been no public market for the Class A Common Stock. The initial public offering price for the Class A Common Stock will be determined by negotiation among the Company, the Selling Shareholders and the Representatives. Among the factors to be considered in determining the initial public offering price will be an assessment of the future prospects of the Company and its industry in general; sales, earnings and certain other financial and operating information of the Company in recent periods; and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. The estimated initial public offering price range set forth on the cover page of this Prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Shareholders by Brobeck Phleger & Harrison LLP, Newport Beach, California. Certain legal matters relating to this offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

     The financial statements and schedules of the Company at December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act (the "Registration Statement") with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract of other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission in Washington, D.C. and copies of all or any part thereof may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

                          GLOSSARY OF TECHNICAL TERMS

Adaptive Equalization......  Receiver technique for compensating for distortions in a transmission media.

ADSL.......................  Asymmetric Digital Subscriber Line. Twisted-pair modem technology that achieves data rates up to 8 Mbps downstream to the subscriber and 1 Mbps upstream to the network at distances up to 18,000 feet.

Bandwidth..................  A range of signal frequencies, measured in cycles per second or Hertz (Hz). Also refers to the speed at which data is transmitted, measured in bits per second (bps).

Bandwidth Gap..............  The disparity between the computer processor's speed of processing data and the communication infrastructure's speed of transmitting data.

Broadband Communications...  Data transmission at speeds of greater than 1.5
                             Mbps.

CMOS.......................  Complementary Metal Oxide Semiconductor. Technology
                             used to manufacture silicon integrated circuits.

DBS........................  Direct Broadcast Satellite. A broadband communications technology that broadcasts digital television programming from satellites directly to dish antennas.

DSP........................  Digital Signal Processing.

Ethernet (10Base-T)........  Networking standard for the access method widely used in LANs for connecting devices by means of copper twisted pair wiring at speeds of 10 Mbps.

Fast Ethernet
(100Base-T)................  An extension to the 10Base-T Ethernet network access method which operates at 100 Mbps.

FEC........................  Forward Error Correction. A receiver technique for correcting errors in the received data.

Gbps.......................  Gigabits per second. Billion bits per second.

GHz........................  GigaHertz. Billion cycles per second.

Gigabit Ethernet...........  An extension to the 100Base-T Ethernet network access method which operates at 1,000 Mbps or 1
                             Gbps.

Headend....................  The central distribution point in a cable television system. Typically serves tens to hundreds of thousands of homes.

HFC........................  Hybrid Fiber Coax. Upgraded cable plant which uses a combination of fiber optic cable in the backbone and coaxial cable in the subscriber feeder plant.

IC.........................  Integrated Circuit.

kbps.......................  Kilobits per second. Thousand bits per second.

LAN........................  Local Area Network. A private data communications network linking a variety of data devices such as computers and printers within an office or home environment.

LMDS.......................  Local Multipoint Distribution Service. A broadband wireless communications network that uses millimeter wave frequencies around 28 to 38 GHz to transmit video and data to residences over a cellular-like network at distances under a few miles.

MAC........................  Media Access Control. Protocol for controlling the upstream and downstream traffic flow in a local or wide area network.

Mbps.......................  Megabits per second. Million bits per second.

MCNS/DOCSIS................  Multimedia Cable Network System/Data Over Cable
                             Service Interface Specifications. Industry specification that defines the technical requirements for high-speed cable modem and headend equipment.

MMDS.......................  Multichannel Multipoint Distribution Service. A
                             broadband wireless communications network that uses microwave frequencies around 2.5 GHz to transmit video to residences at distances up to tens of miles.

MPEG.......................  Moving Picture Experts Group. Industry standard for compressing and decompressing digital audio and video signals.

NIC........................  Network Interface Card. Plug-in adapter card that enables a computer to connect to a LAN.

QAM........................  Quadrature Amplitude Modulation. A digital modulation technique that allows very efficient transmission of data over media with limited available bandwidth.

QPSK.......................  Quadrature Phase Shift Keying. A digital modulation technique which is widely employed in direct broadcast satellite transmission systems.

VDSL.......................  Very High-Speed Digital Subscriber Line. Twisted
                             pair modem technology that achieves data rates up to 52 Mbps downstream to the subscriber and 6 Mbps upstream to the network at distances up to 4,000 feet.

WAN........................  Wide Area Network. A data communications network, such as the Internet, which links a variety of data devices over a large geographical distance.

xDSL.......................  Generic representation of the entire family of
                             Digital Subscriber Line technology spanning data rates from 128 kbps to 52 Mbps depending on the distance between the central office and the subscriber.

                              BROADCOM CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Auditors..............................  F-2

FINANCIAL STATEMENTS
Balance Sheets at December 31, 1996 and 1997................  F-3
Statements of Operations for the Years Ended December 31,
  1995, 1996 and 1997.......................................  F-4
Statements of Shareholders' Equity for the Years Ended
  December 31, 1995, 1996 and 1997..........................  F-5
Statements of Cash Flows for the Years Ended December 31,
  1995, 1996 and 1997.......................................  F-6
Notes to Financial Statements...............................  F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Broadcom Corporation

     We have audited the accompanying balance sheets of Broadcom Corporation as of December 31, 1996 and 1997, and the related statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Broadcom Corporation at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/  Ernst & Young LLP
Orange County, California
January 16, 1998, except for
Notes 7 and 9, as to which
the date is March 20, 1998

                              BROADCOM CORPORATION

                                 BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                    PRO FORMA
                                                                                  SHAREHOLDERS'
                                                                DECEMBER 31,         EQUITY
                                                              -----------------   DECEMBER 31,
                                                               1996      1997         1997
                                                              -------   -------   -------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 4,657   $22,116
  Accounts receivable (net of allowance for doubtful
     accounts and sales returns of $147 in 1996 and $721 in
     1997)..................................................    3,722     9,913
  Inventory.................................................      854     2,705
  Deferred taxes............................................      519     1,090
  Income taxes receivable...................................       --       433
  Prepaid expenses..........................................      227       262
                                                              -------   -------
          Total current assets..............................    9,979    36,519
Property and equipment, net.................................    4,298     8,449
Other assets................................................       90       276
                                                              -------   -------
          Total assets......................................  $14,367   $45,244
                                                              =======   =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable....................................  $ 2,140   $ 7,380
  Wages and related benefits................................      372       846
  Income taxes payable......................................    1,812        --
  Accrued liabilities.......................................       57       933
  Current portion of long-term debt.........................       69     1,098
                                                              -------   -------
          Total current liabilities.........................    4,450    10,257
Long-term debt, less current portion........................      147     1,595
Commitments and contingencies
Shareholders' equity:
  Convertible Preferred Stock $0.0001 par value:
     Authorized shares -- 10,000,000
       Issued and outstanding shares -- 2,093,839 in 1996
       and 3,567,839 in 1997 (pro forma--none)..............    6,084    28,617      $    --
  Class A Common Stock, $0.0001 par value:
     Authorized shares--200,000,000.........................
     Issued and outstanding shares--none in 1996 and 1997
       (pro forma--none)....................................
  Class B Common Stock, $0.0001 par value:
     Authorized shares--100,000,000
     Issued and outstanding shares--29,403,768 in 1996 and
       31,501,560 in 1997 (pro forma--39,955,077)...........        3         3            4
  Additional paid-in capital................................    1,160     7,126       35,742
  Notes receivable from employees...........................     (748)   (3,362)      (3,362)
  Deferred compensation.....................................       --    (1,090)      (1,090)
  Retained earnings.........................................    3,271     2,098        2,098
                                                              -------   -------      -------
          Total shareholders' equity........................    9,770    33,392      $33,392
                                                              -------   -------      =======
          Total liabilities and shareholders' equity........  $14,367   $45,244
                                                              =======   =======

                            See accompanying notes.

                              BROADCOM CORPORATION

                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                YEARS ENDED DECEMBER 31,
                                                              ----------------------------
                                                               1995      1996       1997
                                                              ------    -------    -------
Revenue:
  Product revenue...........................................  $4,317    $18,981    $31,668
  Development revenue.......................................   1,790      2,389      5,287
                                                              ------    -------    -------
          Total revenue.....................................   6,107     21,370     36,955
Cost of revenue.............................................   1,398      7,860     14,926
                                                              ------    -------    -------
Gross profit................................................   4,709     13,510     22,029

Operating expense:
  Research and development..................................   2,687      5,662     16,204
  Selling, general and administrative.......................   2,135      3,546      8,063
                                                              ------    -------    -------
          Total operating expense...........................   4,822      9,208     24,267
                                                              ------    -------    -------
Income (loss) from operations...............................    (113)     4,302     (2,238)
Interest and other income, net..............................     120        213        290
                                                              ------    -------    -------
Income (loss) before income taxes...........................       7      4,515     (1,948)
Provision (benefit) for income taxes........................       3      1,499       (775)
                                                              ------    -------    -------
Net income (loss)...........................................  $    4    $ 3,016    $(1,173)
                                                              ======    =======    =======
Basic earnings (loss) per share.............................  $ 0.00    $  0.12    $ (0.04)
                                                              ======    =======    =======
Diluted earnings (loss) per share...........................  $ 0.00    $  0.09    $ (0.04)
                                                              ======    =======    =======

                            See accompanying notes.

                              BROADCOM CORPORATION

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                          CONVERTIBLE                                            NOTES
                                        PREFERRED STOCK        COMMON STOCK       ADDITIONAL   RECEIVABLE
                                      -------------------   -------------------    PAID-IN        FROM        DEFERRED     RETAINED
                                       SHARES     AMOUNT      SHARES     AMOUNT    CAPITAL     EMPLOYEES    COMPENSATION   EARNINGS
                                      ---------   -------   ----------   ------   ----------   ----------   ------------   --------
Balance at December 31, 1994........  1,100,000   $ 2,161   22,995,000     $2       $   60      $    --       $    --      $   251
  Issuance of Preferred Stock, net
    of issuance costs of $11........    500,000       989           --     --           --           --            --           --
  Exercise of stock options.........         --        --    5,100,000      1          339         (332)           --           --
  Net income........................         --        --           --     --           --           --            --            4
                                      ---------   -------   ----------     --       ------      -------       -------      -------
Balance at December 31, 1995........  1,600,000     3,150   28,095,000      3          399         (332)           --          255
  Issuance of Preferred Stock, net
    of issuance costs of $29........    493,839     2,934           --     --           --           --            --           --
  Exercise of stock options, net of
    repurchases.....................         --        --    1,308,768     --          761         (416)           --           --
  Net income........................         --        --           --     --           --           --            --        3,016
                                      ---------   -------   ----------     --       ------      -------       -------      -------
Balance at December 31, 1996........  2,093,839     6,084   29,403,768      3        1,160         (748)           --        3,271
  Issuance of Preferred Stock, net
    of issuance costs of $36........  1,500,000    22,689           --     --           --           --            --           --
  Repurchases of Preferred Stock....    (26,000)     (156)          --     --           --           --            --           --
  Issuance of Class B Common
    Stock...........................         --        --      285,000     --        1,050           --            --           --
  Exercise of stock options, net of
    repurchases.....................         --        --    1,812,792     --        3,569       (2,614)           --           --
  Tax benefit from exercise of stock
    options.........................         --        --           --     --          191           --            --           --
  Deferred compensation related to
    grant of stock options..........         --        --           --     --        1,156           --        (1,156)          --
  Amortization of deferred
    compensation....................         --        --           --     --           --           --            66           --
  Net loss..........................         --        --           --     --           --           --            --       (1,173)
                                      ---------   -------   ----------     --       ------      -------       -------      -------
Balance at December 31, 1997........  3,567,839   $28,617   31,501,560     $3       $7,126      $(3,362)      $(1,090)     $ 2,098
                                      =========   =======   ==========     ==       ======      =======       =======      =======


                                          TOTAL
                                      SHAREHOLDERS'
                                         EQUITY
                                      -------------
Balance at December 31, 1994........     $ 2,474
  Issuance of Preferred Stock, net
    of issuance costs of $11........         989
  Exercise of stock options.........           8
  Net income........................           4
                                         -------
Balance at December 31, 1995........       3,475
  Issuance of Preferred Stock, net
    of issuance costs of $29........       2,934
  Exercise of stock options, net of
    repurchases.....................         345
  Net income........................       3,016
                                         -------
Balance at December 31, 1996........       9,770
  Issuance of Preferred Stock, net
    of issuance costs of $36........      22,689
  Repurchases of Preferred Stock....        (156)
  Issuance of Class B Common
    Stock...........................       1,050
  Exercise of stock options, net of
    repurchases.....................         955
  Tax benefit from exercise of stock
    options.........................         191
  Deferred compensation related to
    grant of stock options..........          --
  Amortization of deferred
    compensation....................          66
  Net loss..........................      (1,173)
                                         -------
Balance at December 31, 1997........     $33,392
                                         =======

                            See accompanying notes.

                              BROADCOM CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1995       1996       1997
                                                              -------    -------    -------
OPERATING ACTIVITIES
Net income (loss)...........................................  $     4    $ 3,016    $(1,173)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
     Depreciation and amortization..........................      451        897      3,039
     Amortization of deferred compensation..................       --         --         66
     Deferred taxes.........................................      (48)      (416)      (571)
     Change in operating assets and liabilities:
       Accounts receivable..................................      547     (2,982)    (6,191)
       Inventory............................................     (242)      (461)    (1,851)
       Other assets.........................................      (32)      (251)      (221)
       Accounts payable.....................................      443      1,276      5,240
       Income taxes payable.................................      (23)     1,835     (2,245)
       Other accrued liabilities............................      (43)       285      1,350
                                                              -------    -------    -------
Net cash provided by (used in) operating activities.........    1,057      3,199     (2,557)

INVESTING ACTIVITIES
Purchases of property and equipment.........................   (1,112)    (3,747)    (7,132)
Proceeds from sales of investments available-for-sale.......      996         --         --
                                                              -------    -------    -------
Net cash used in investing activities.......................     (116)    (3,747)    (7,132)

FINANCING ACTIVITIES
Proceeds from bank term loan................................       --         --      3,000
Payments on bank term loan..................................       --         --       (500)
Payments on capital lease obligations.......................      (48)       (64)       (81)
Proceeds from issuance of Preferred Stock...................      989      2,934     22,689
Payments on repurchase of Preferred Stock...................       --         --       (156)
Proceeds from issuance of Class B Common Stock..............        8        345      2,196
                                                              -------    -------    -------
Net cash provided by financing activities...................      949      3,215     27,148
                                                              -------    -------    -------
Increase in cash and cash equivalents.......................    1,890      2,667     17,459
Cash and cash equivalents at beginning of year..............      100      1,990      4,657
                                                              -------    -------    -------
Cash and cash equivalents at end of year....................  $ 1,990    $ 4,657    $22,116
                                                              =======    =======    =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid...............................................  $     8    $    26    $   191
                                                              =======    =======    =======
Income taxes paid...........................................  $   125    $    79    $ 1,850
                                                              =======    =======    =======

                            See accompanying notes.

                              BROADCOM CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

     Broadcom is a leading developer of highly integrated silicon solutions which enable broadband digital data transmission to the home and within the business enterprise. The Company's products enable the transmission of broadband data over existing communications infrastructures, most of which were not originally intended for digital data transmission.

     In anticipation of an initial public offering of the Company's Class A Common Stock, in February 1998, the Board of Directors approved the amendment and restatement of the articles of incorporation to authorize 200,000,000 shares of Class A Common Stock, 100,000,000 shares of Class B Common Stock and 10,000,000 shares of Preferred Stock. Upon consummation of the initial public offering, each share of Series A, B, C and D Preferred Stock will convert into three shares of Class B Common Stock, and each share of Series E Preferred Stock will convert into 1.5 shares of Class B Common Stock. Effective with the amendment of the articles of incorporation, outstanding stock options at December 31, 1997 will be exercisable for shares of Class B Common Stock. The shares of Class A and Class B Common Stock will be substantially identical, except that holders of Class A Common Stock will be entitled to one vote for each share held, and holders of Class B Common Stock will be entitled to ten votes for each share held on all matters submitted to a vote of the shareholders.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates made in preparing the financial statements include the allowance for doubtful accounts, inventory reserves and income tax valuation allowances.

STATEMENT OF CASH FLOWS

     For purposes of the statement of cash flows, the Company considers investment securities with original maturities of three months or less to be cash equivalents.

     The following table sets forth certain non-cash transactions excluded from the statements of cash flows:

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                              1995     1996      1997
                                                              -----    -----    -------
                                                                   (IN THOUSANDS)
Purchase of equipment through capital leases................  $ 12     $231     $   58
Notes receivable from employees issued in connection with
  exercise of stock options.................................   332      416      2,614

REVENUE RECOGNITION

     Revenue from product sales is recognized at the time of shipment. Provision is made currently for estimated product returns. Development revenue is recognized when earned.

INVESTMENTS

     The Company accounts for its investments in marketable securities under Financial Accounting Standards Board (FASB) Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities. Management determines the appropriate classification of such securities at the time of purchase and reevaluates such classification as of each balance sheet date. The Company's investments have been

                              BROADCOM CORPORATION

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) classified as available-for-sale and are carried at fair value. The investments are adjusted for amortization of premiums and discounts to maturity and such amortization is included in interest income. Realized gains and losses and declines in value judged to be other than temporary are determined based on the specific identification method and are reported in the statement of operations.

INVENTORY

     Inventory is stated at the lower of cost (first-in, first-out) or market and consists of the following at December 31:

                                                             1996      1997
                                                            ------    -------
                                                             (IN THOUSANDS)
Work in process...........................................  $  579    $ 2,315
Finished goods............................................   1,024      2,076
                                                            ------    -------
                                                             1,603      4,391
Less reserve for excess and obsolete inventory............    (749)    (1,686)
                                                            ------    -------
                                                            $  854    $ 2,705
                                                            ======    =======

PROPERTY AND EQUIPMENT

     Property and equipment is carried at cost. Depreciation and amortization have been provided on the straight-line method over the assets' estimated useful lives ranging from two to seven years. Property and equipment were comprised of the following at December 31:

                                                            1996       1997
                                                           -------    -------
                                                             (IN THOUSANDS)
Office furniture.........................................  $   176    $   273
Computer equipment.......................................    5,621     12,563
Leasehold improvements...................................      145        296
                                                           -------    -------
                                                             5,942     13,132
Less accumulated depreciation and amortization...........   (1,644)    (4,683)
                                                           -------    -------
                                                           $ 4,298    $ 8,449
                                                           =======    =======

LONG-LIVED ASSETS

     Effective January 1, 1996, the Company adopted FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present. Implementation of Statement No. 121 was immaterial to the financial statements of the Company.

STOCK-BASED COMPENSATION

     The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related
Interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, Accounting for Stock-Based Compensation, requires use of option valuation models that were not developed for use in valuing employee stock options.

                              BROADCOM CORPORATION

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
EARNINGS PER SHARE

     In 1997, the FASB issued Statement No. 128, Earnings Per Share, which replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is similar to fully diluted earnings per share. All earnings per share amounts for all periods have been presented to conform with the Statement No. 128 requirements and the accounting rules set forth in Staff Accounting Bulletin 98 issued by the Securities and Exchange Commission on February 3, 1998.

     The following table sets forth the computation of earnings (loss) per share:

                                                                YEARS ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1995          1996          1997
                                                         ----------    ----------    ----------
                                                           (IN THOUSANDS, EXCEPT SHARE DATA)
Numerator: Net income (loss)...........................  $        4    $    3,016    $   (1,173)
                                                         ==========    ==========    ==========
Denominator:
  Weighted-average shares outstanding..................  25,618,500    28,840,023    30,212,796
  Less: nonvested common shares outstanding............  (3,888,092)   (3,900,591)   (3,761,223)
                                                         ----------    ----------    ----------
Denominator for earnings per common share..............  21,730,408    24,939,432    26,451,573
Effect of dilutive securities:
  Nonvested common shares..............................          --     1,851,132            --
  Stock options........................................          --       194,863            --
  Convertible Preferred Stock..........................   4,550,000     6,158,057            --
                                                         ----------    ----------    ----------
Denominator for diluted earnings per common share......  26,280,408    33,143,484    26,451,573
                                                         ==========    ==========    ==========
  Basic earnings (loss) per share......................  $     0.00    $     0.12    $    (0.04)
                                                         ==========    ==========    ==========
  Diluted earnings (loss) per share....................  $     0.00    $     0.09    $    (0.04)
                                                         ==========    ==========    ==========

RESEARCH AND DEVELOPMENT EXPENDITURES

     Research and development expenditures are expensed in the period incurred.

WARRANTY

     The Company provides a one-year warranty on all products and records a related provision for estimated warranty costs at the date of sale. The Company had no reserve for estimated warranty liability at December 31, 1995 and 1996, and had a reserve of $150,000 at December 31, 1997.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist principally of cash and cash equivalents, receivables, accounts payable, and borrowings. The Company believes all of the financial instruments' recorded values approximate current values.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued Statement No. 130, Reporting Comprehensive Income, which establishes standards for the reporting and display of comprehensive income and its components in financial statements. Comprehensive income generally represents all changes in shareholders' equity except those resulting from

                              BROADCOM CORPORATION

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) investments by distributions to shareholders. Statement No. 130 is effective for fiscal years beginning after December 15, 1997 and requires restatement of earlier periods presented.

     Also in June 1997, the FASB issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, which requires publicly-held companies to report financial and descriptive information about its operating segments in financial statements issued to shareholders for interim and annual periods. The statement also requires additional disclosures with respect to products and services, geographical areas of operations, and major customers. Statement No. 131 is effective for fiscal years beginning after December 15, 1997 and requires restatement of earlier periods presented.

2. INCOME TAXES

     The Company utilizes the liability method of accounting for income taxes as set forth in Statement No. 109, Accounting for Income Taxes. Under the liability method, deferred taxes are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

     A reconciliation of the provision (benefit) for income taxes at the federal statutory rate compared to the Company's effective tax rate follows:

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                              1995      1996       1997
                                                              -----    -------    ------
                                                                    (IN THOUSANDS)
Statutory federal provision (benefit) for income taxes......   $ 2     $1,535     $(662)
Increase (decrease) in taxes resulting from:
  State taxes, net of federal benefit.......................     1        218        40
  Benefit of research and development tax credits...........    (7)      (270)     (229)
  Other.....................................................     7         16        76
                                                               ---     ------     -----
Total provision (benefit) for income taxes..................   $ 3     $1,499     $(775)
                                                               ===     ======     =====

     The federal and state income tax provision (benefit) is summarized as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                             --------------------------
                                                             1995      1996       1997
                                                             -----    -------    ------
                                                                   (IN THOUSANDS)
Current:
  Federal..................................................  $ 50     $1,578     $(205)
  State....................................................     1        337         1
                                                             ----     ------     -----
                                                               51      1,915      (204)
Deferred:
  Federal..................................................   (48)      (409)     (631)
  State....................................................    --         (7)       60
                                                             ----     ------     -----
                                                              (48)      (416)     (571)
                                                             ----     ------     -----
                                                             $  3     $1,499     $(775)
                                                             ====     ======     =====

                              BROADCOM CORPORATION

2. INCOME TAXES (CONTINUED)
     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes are as follows:

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               1995     1996      1997
                                                              ------    -----    -------
                                                                    (IN THOUSANDS)
Deferred tax liabilities:
  Tax depreciation in excess of book depreciation...........  $ (33)    $(54)    $   --
Deferred tax assets:
  Book depreciation in excess of tax depreciation...........     --       --         60
  Research and experimentation tax credit carryforwards.....    164       --        141
  Net operating loss carryforwards..........................     --       --          5
  Reserves and accruals not currently deductible for tax
     purposes...............................................     73      447      1,208
  State tax, net of federal benefit.........................     --      117         --
  Other.....................................................     --        9          9
  Valuation allowance.......................................   (101)      --       (333)
                                                              -----     ----     ------
Net deferred tax assets.....................................  $ 103     $519     $1,090
                                                              =====     ====     ======

     The reduction in the valuation allowance in 1996 was primarily due to the utilization of research and experimentation tax credit carryforwards. The increase in the valuation allowance in 1997 was entirely related to the state deferred tax assets because of the uncertainty of the effect of anticipated stock option exercises on future state taxable income. Any future benefits recognized from any reduction of the valuation allowance will result in a reduction of income tax expense.

     At December 31, 1997, the Company had approximately $91,000 of state net operating loss carryforwards and $141,000 of state research credit carryforwards. These state net operating loss carryforwards and research credit carryforwards will expire in 2002 and 2012, respectively.

3. LONG-TERM DEBT

     In March 1995, the Company entered into a Loan and Security Agreement with Silicon Valley Bank (SVB) which, as amended in June 1997, provides for a $3.0 million term loan and a $3.0 million revolving credit facility. A $500,000 letter of credit facility is also provided in the agreement provided that sufficient credit is available under the other two facilities. During 1997, the full amount of the $3.0 million term loan facility was utilized at an interest rate of SVB's prime rate as announced from time to time plus 0.5%. At December 31, 1997, $2.5 million was outstanding under the term loan facility which matures in June 2000. The borrowing base for the revolving credit facility is equal to 80% of the Company's eligible accounts receivable from United States customers. Interest on this facility is equal to SVB's prime rate announced from time to time. At December 31, 1997, no amounts were outstanding under the revolving credit or letter of credit facilities, which expire on April 5, 1998.

     The Loan and Security Agreement prohibits the payment of cash dividends, limits the amount of additional indebtedness the Company may incur, and contains certain minimum net worth, profitability and various other financial ratio requirements. Substantially all of the Company's assets are collateral under the loan and security agreement.

                              BROADCOM CORPORATION

3. LONG-TERM DEBT (CONTINUED)
     The following is a summary of the Company's long-term debt and other loans at December 31:

                                                              1996     1997
                                                              ----    -------
                                                              (IN THOUSANDS)
Silicon Valley Bank term loan collateralized by
  substantially all of the Company's assets, payable in
  varying monthly installments at a current rate of 9.3%....  $ --    $ 2,500
Capitalized lease obligations payable in varying monthly
  installments at rates from 10.4% to 22.3%.................   216        193
                                                              ----    -------
                                                               216      2,693
Less current portion of long-term debt......................   (69)    (1,098)
                                                              ----    -------
                                                              $147    $ 1,595
                                                              ====    =======

     Principal payments on long-term debt are as follows: $1,098,000 in 1998; $1,041,000 in 1999; $537,000 in 2000; $16,000 in 2001; and $1,000 in 2002.

     Interest expense for the years ended December 31, 1995, 1996 and 1997 was $8,000, $26,000 and $171,000, respectively.

4. COMMITMENTS

     The Company has entered into operating leases for its computer equipment and facilities with varying terms and escalation clauses. Future minimum payments under noncancelable operating leases with initial terms of one year or more are as follows: $656,000 in 1998; $327,000 in 1999; $244,000 in 2000;
$140,000 in 2001; and $48,000 in 2002.

     Rent expense for the years ended December 31, 1995, 1996, and 1997 aggregated $177,000, $325,000 and $739,000, respectively.

     The Company had commitments totaling approximately $2.1 million as of December 31, 1997 for the purchase of test equipment.

5. SHAREHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK

     Preferred Stock consists of the following at December 31, 1997:

                                                   SHARES      SHARES ISSUED    LIQUIDATION
                    SERIES                       AUTHORIZED   AND OUTSTANDING   PREFERENCE
                    ------                       ----------   ---------------   -----------
A..............................................     500,000        500,000      $ 1,000,000
B..............................................     600,000        600,000        1,200,000
C..............................................     500,000        500,000        1,000,000
D..............................................     500,000        467,839        2,807,034
E..............................................   1,800,000      1,500,000       22,725,000
Undesignated...................................   6,100,000             --               --
                                                 ----------      ---------      -----------
                                                 10,000,000      3,567,839      $28,732,034
                                                 ==========      =========      ===========

     Each share of Series A, B, C and D Preferred Stock is convertible into three shares of Class B Common Stock. Each share of Series E Preferred Stock is convertible into 1.5 shares of Class B Common Stock. Such shares may be converted at any time at the option of the holder and automatically convert into Class B

                              BROADCOM CORPORATION

5. SHAREHOLDERS' EQUITY (CONTINUED)
Common Stock in the event of an underwritten public offering of the Company's Common Stock as long as the value of the Company for purposes of the public offering is not less than $45,000,000.

     Holders of the Company's Series A, B, C, D and E Preferred Stock are entitled to noncumulative annual dividends of $0.20 per share in preference to holders of Common Stock when declared by the Board of Directors. No such cash dividends have been declared since the inception of the Company.

     In the event of the liquidation of the Company, holders of Series A, B, C, D and E Preferred Stock are entitled to receive an amount per share equal to the original issuance price plus declared and unpaid dividends, prior and in preference to any distribution of assets to holders of Common Stock.

     The holders of Series A, B, C, D and E Preferred Stock have the right to purchase additional shares of stock in order to maintain their ownership percentage in the event of certain future sales of stock by the Company.

     Holders of Series A, B, C, D and E Preferred Stock are entitled to the same number of votes per share on any and all matters submitted to a shareholders vote as the Class B Common Stock into which the Preferred Stock is convertible.

COMMON STOCK

     Pursuant to an agreement dated as of October 31, 1997, the Company issued and sold an aggregate of 225,000 shares of Class B Common Stock to Irell & Manella LLP for an aggregate purchase price of $1,050,000. Werner F. Wolfen, a director of the Company, is a Senior Partner of Irell & Manella. During 1997, the Company paid approximately $1.2 million to Irell & Manella for legal services rendered by that firm. Irell & Manella has represented and continues to represent the Company in various legal matters.

STOCK OPTIONS

     Under the Company's Amended and Restated 1994 Stock Option Plan (the 1994
Plan), the Board of Directors or a Committee consisting of two or more members of its Board of Directors is authorized to grant options to purchase the Company's Class B Common Stock to its employees, members of the Board of Directors, and certain consultants. Incentive options may be granted at an exercise price equal to or greater than 100% of the fair market value at the date of grant, and non-qualified options may be granted at an exercise price equal to or greater than 85% of the fair market value on the date of grant.

     The options are exercisable immediately upon issuance and generally have a term of ten years. The Company reserves the right to purchase all unvested shares held by the participant upon the participant's termination at the original purchase price. Fully vested shares not purchased by the participant within three months after termination are cancelled and returned to the plan. The vesting schedule is determined by the Board or the Committee at the time of issuance. Stock options generally vest at the rate of 25% after one year and ratably on a monthly basis for three years thereafter. Until the Company's Common Stock is registered with the Securities and Exchange Commission, the Company has the right of first refusal to purchase any shares of Common Stock issued under the 1994 Plan.

     At the discretion of the Board or the Committee, the Company may make secured loans to option holders in amounts up to the exercise price of their options plus related taxes or permit the option holder to pay the exercise price in installments over a determined period. During 1995, 1996 and 1997, the Company loaned $332,000, $416,000 and $2,614,000 to employees for the exercise of options, respectively. These notes are full-recourse, are secured by the shares of stock, are interest bearing with rates ranging from 6.0% to 6.5%, are due between three and five years from the exercise date and must be repaid upon sale of the underlying shares of stock.

                              BROADCOM CORPORATION

5. SHAREHOLDERS' EQUITY (CONTINUED)
     During 1995, 1996 and 1997, the Company's Board of Directors approved an increase in the number of common shares reserved and available for issuance under the 1994 Plan by 1,650,000 shares, 4,500,000 shares and 9,600,000 shares, respectively (or from 3,750,000 shares in 1995 to 19,500,000 shares in 1997).

     Activity under the 1994 Plan is set forth below:

                                                                   OPTIONS OUTSTANDING
                                                      ----------------------------------------------
                                                                                        WEIGHTED-
                                          SHARES                                         AVERAGE
                                        AVAILABLE     NUMBER OF         PRICE            EXERCISE
                                        FOR GRANT       SHARES        PER SHARE           PRICE
                                        ----------    ----------    --------------    --------------
Balance at December 31, 1994..........     492,000     3,258,000    $         0.07        $0.07
  Additional shares reserved..........   1,650,000            --                --           --
  Options granted.....................  (1,942,500)    1,942,500              0.07         0.07
  Options canceled....................       3,000        (3,000)             0.07         0.07
  Options exercised...................          --    (5,100,000)             0.07         0.07
                                        ----------    ----------    --------------        -----
Balance at December 31, 1995..........     202,500        97,500              0.07         0.07
  Additional shares reserved..........   4,500,000            --                --           --
  Options granted.....................  (3,269,250)    3,269,250      0.07 -  1.13         0.73
  Options exercised...................          --    (1,314,300)     0.07 -  1.13         0.51
                                        ----------    ----------    --------------        -----
Balance at December 31, 1996..........   1,433,250     2,052,450      0.07 -  1.13         0.85
  Additional shares reserved..........   9,600,000            --                --           --
  Options granted.....................  (5,330,400)    5,330,400      1.13 -  8.00         2.52
  Options canceled....................      11,061       (11,061)     0.50 -  1.13         0.79
  Options exercised...................          --    (1,970,357)     0.50 -  8.00         1.87
                                        ----------    ----------    --------------        -----
Balance at December 31, 1997..........   5,713,911     5,401,432    $  .07 - $8.00        $2.12
                                        ==========    ==========    ==============        =====

     The weighted average remaining contractual life and weighted average exercise price of options outstanding and of options exercisable as of December 31, 1997 were as follows:

                                                 OUTSTANDING
                              -------------------------------------------------
                                            WEIGHTED AVERAGE                               EXERCISABLE
                               NUMBER OF       REMAINING                          ------------------------------
          RANGE OF              SHARES      CONTRACTUAL LIFE   WEIGHTED AVERAGE     SHARES      WEIGHTED AVERAGE
      EXERCISE PRICES         OUTSTANDING       (YEARS)         EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
      ---------------         -----------   ----------------   ----------------   -----------   ----------------
$0.07 to $1.00..............     698,325          8.37              $0.62            698,325         $0.62
$1.13 to $1.25..............   3,089,707          9.28              $1.16          3,089,707         $1.16
$3.00 to $5.00..............   1,376,400          9.83              $4.04          1,376,400         $4.04
$8.00.......................     237,000          9.99              $8.00            237,000         $8.00

     Additional information relating to the 1994 Plan is as follows at December 31:

                                                     1995         1996          1997
                                                   ---------    ---------    ----------
Nonvested common shares subject to repurchase....  3,888,092    3,900,590     3,572,742
Weighted average repurchase price................      $0.07        $0.21         $1.05
Unvested options outstanding.....................     90,000    1,997,273     5,385,588
Total reserved Class B Common Stock shares for
  stock option plans.............................    300,000    3,485,700    11,115,343

     The Company recorded deferred compensation of $1,156,000 during the year ended December 31, 1997 for the difference between the exercise price and the deemed value of certain of the Company's stock options

                              BROADCOM CORPORATION

5. SHAREHOLDERS' EQUITY (CONTINUED)
granted under the 1994 Plan. These amounts are being amortized by charges to operations over the vesting periods of the individual stock options, which are generally four years. In the year ended December 31, 1997, $66,000 was amortized to expense.

PRO FORMA DISCLOSURES OF THE EFFECT OF STOCK-BASED COMPENSATION PLANS

     Pro forma information regarding results of operations and net income (loss) per share is required by Statement No. 123 for stock-based awards to employees as if the Company had accounted for such awards using a valuation method permitted under Statement No. 123.

     Stock-based awards to employees under the Plan during the years ended December 31, 1995, 1996 and 1997 were valued using the minimum value method, assuming no expected dividends, a weighted-average expected life of 3.5 years and a weighted-average risk-free interest rate of 6.0%. Should the Company complete an initial public offering of its common stock, stock-based awards granted thereafter will be valued using the Black-Scholes option pricing model. Among other things, the Black-Scholes model considers the expected volatility of the Company's stock price, determined in accordance with Statement No. 123, in arriving at an estimated fair value. The minimum value method does not consider stock price volatility. Further, certain other assumptions necessary to apply the Black-Scholes model may differ significantly from assumptions used to calculate the value of stock-based awards under the minimum value method.

     The weighted-average minimum values of options granted to employees during 1995, 1996 and 1997 were $0.01, $0.12 and $0.75, respectively. For pro forma purposes, the estimated minimum value of the Company's stock-based awards to employees is amortized over the vesting period of the underlying instruments. The results of applying Statement No. 123 to the Company's stock-based awards to employees would approximate the following:

                                                           YEARS ENDED DECEMBER 31,
                                                         ----------------------------
                                                         1995       1996       1997
                                                         -----     ------     -------
                                                          (IN THOUSANDS, EXCEPT PER
                                                                 SHARE DATA)
Pro forma:
  Net income (loss)....................................  $  --     $2,947     $(1,755)
  Basic earnings (loss) per share......................  $0.00     $ 0.12     $ (0.07)
  Diluted earnings (loss) per share....................  $0.00     $ 0.08     $ (0.07)

6. EMPLOYEE BENEFIT PLANS

     The Company sponsors a defined contribution 401(k) Savings and Investment Plan which was established in 1996, covering substantially all of the Company's employees, subject to certain eligibility requirements. At its discretion, the Company may make contributions to the plan. No contributions were made by the Company in 1996 or 1997.

7. LITIGATION

     In December 1996, Stanford Telecommunications, Inc. ("STI") filed an action against the Company in the United States District Court for the Northern District of California alleging that the Company's BCM-3036 upstream QPSK/QAM burst transmitter used in cable modems infringed one of STI's patents (the
" '352 Patent"). The complaint seeks an injunction against the Company, as well as the recovery of monetary damages, including treble damages for willful infringement. The Company has filed an answer and affirmative defenses to STI's complaint, denying the allegations in STI's complaint, and has asserted a counterclaim requesting declaratory relief that the Company is not infringing the '352 Patent and that the '352 Patent is invalid and unenforceable. The Company believes that it has strong defenses to STI's claims on both invalidity

                              BROADCOM CORPORATION

7. LITIGATION (CONTINUED)
and noninfringement grounds. Although the Company believes that it has strong defenses, a finding of infringement by the Company in this action could lead to liability for monetary damages (which could be trebled in the event that the infringement were found to have been willful), the issuance of an injunction requiring that the Company withdraw various modem products from the market, substantial product redesign expenses (assuming that a non-infringing design is feasible and economic) and associated time-to-market delays, and indemnification claims by the Company's customers or strategic partners, each of which events could have a material adverse effect on the Company's business, financial condition and results of operations.

     In April 1997, Sarnoff Corporation and Sarnoff Digital Communications, Inc. (collectively, "Sarnoff") filed a complaint in New Jersey Superior Court against the Company and five former Sarnoff employees now employed by the Company (the "Former Employees") asserting claims against the Former Employees for breach of contract, misappropriation of trade secrets and breach of the covenant of good faith and fair dealing, and against the Company for inducing such actions. These claims relate to the alleged disclosure of certain technology of Sarnoff to the Company. The complaint also asserts claims against the Company and the Former Employees for unfair competition, misappropriation and misuse of trade secrets and confidential, proprietary information of Sarnoff and tortious interference with present and prospective economic advantage, as well as a claim against the Company alleging it "illegally pirated" Sarnoff's employees. The complaint seeks to preliminarily and permanently enjoin the Company and the Former Employees from utilizing any alleged Sarnoff trade secrets, and to restrain the Former Employees from violating their statutory and contractual duties of confidentiality to Sarnoff by precluding them from working for six months in any capacity relating to certain of the Company's programs. The Company has filed an answer and is vigorously defending itself in this action. In May 1997, the Court denied Sarnoff's request for a temporary restraining order. The Company commenced its own lawsuit against Sarnoff in the Orange County Superior Court of California alleging breach of contract, fraud, misappropriation of trade secrets, false advertising, trade libel, intentional interference with prospective economic advantage and unfair competition. This action was removed to the United States District Court, Central District of California and was stayed pending resolution of the New Jersey action.

     In December 1997, Rockwell Semiconductor Systems, Inc. ("RSSI") filed a complaint in California Superior Court against the Company asserting misappropriation of trade secrets, breach of duty of loyalty, tortious interference with prospective business advantage, unfair business practices and unfair competition. These alleged claims related to the Company's hiring of several former employees of RSSI. The Company and RSSI have executed a settlement agreement in this action, pursuant to which the Company has agreed not to hire or extend an offer to any employees from RSSI for 30 days following the consummation of this offering. While the settlement agreement requires RSSI to dismiss this action without prejudice, it does not release any claims that RSSI may assert in the future regarding the actual use or misappropriation by the Company of trade secrets or other proprietary information of RSSI.

     In March 1998, Scott Davis, the Company's former Chief Financial Officer, filed a complaint in California Superior Court against the Company and its Chief Executive Officer, Henry T. Nicholas, III, alleging claims for fraud and deceit, negligent misrepresentation, breach of contract, breach of fiduciary duty, constructive fraud, conversion and breach of the implied covenant of good faith and fair dealing. These claims relate to Mr. Davis' alleged ownership of 26,000 shares of Series D Preferred Stock originally purchased by Mr. Davis in February 1996 (which shares would be convertible into 78,000 shares of Class B Common Stock). The purchase agreement between the Company and Mr. Davis contained a provision permitting the Company to repurchase all 26,000 shares of Series D Preferred Stock at the original price paid per share in the event that Mr. Davis did not continue to be employed by the Company until the later of February 22, 1998 or one year after the consummation of the Company's initial public offering. After Mr. Davis resigned from the Company in June 1997, the Company exercised its repurchase right. Mr. Davis' complaint alleges that the repurchase right should not be enforceable under several legal theories and seeks unspecified damages and

                              BROADCOM CORPORATION

7. LITIGATION (CONTINUED)
declaratory relief. The Company is preparing an answer to Mr. Davis' complaint, which will be filed in the near future. If Mr. Davis is successful in his claim, he may be entitled to certain rights as a holder of Series D Preferred Stock.

     The Company is also involved in other legal proceedings, claims and litigation arising in the ordinary course of business.

     The cases involving intellectual property rights involve complex questions of fact and law and could require the expenditure of significant costs and diversion of resources to defend. Although management believes the outcome of the Company's outstanding legal proceedings, claims and litigation will not have a material adverse effect on the Company's financial position, results of operations or liquidity, the results of litigation are inherently uncertain, and such outcome is at least reasonably possible. The Company is unable to make an estimate of the range of possible loss from outstanding litigation, and no amounts have been provided for such matters in the accompanying financial statements.

8. SEGMENT, SIGNIFICANT CUSTOMER AND SUPPLIER INFORMATION

     The Company operates in one industry segment, broadband communications. During 1995, 1996 and 1997, the Company had a total of five customers whose revenue represented a significant portion of total revenue in certain or all years. Revenue from two of these customers was approximately 13.9% and 10.9% of total revenue in 1995. Revenue from another customer represented approximately 13.8% in 1995, 28.0% in 1996, and 31.9% in 1997 of total revenue for the respective year. Revenue from a fourth customer accounted for approximately 16.1% of total revenue in 1996. Revenue from a fifth customer was approximately 15.2% in 1996 and 14.6% in 1997 of total revenue for the respective year.

     No other customer represented more than 10% of the Company's annual revenue.

     The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Credit losses have been within management's expectations and amounts provided for doubtful accounts.

     Export revenue to all foreign customers as a percent of total revenue was as follows:

                                                       YEARS ENDED DECEMBER 31,
                                                       -------------------------
                                                       1995      1996      1997
                                                       -----     -----     -----
Europe...............................................  10.5%      6.1%      5.2%
Asia.................................................  10.1       2.9       6.7
Other................................................   1.9       3.5       3.5
                                                       ----      ----      ----
                                                       22.5%     12.5%     15.4%
                                                       ====      ====      ====

     The Company does not own or operate a fabrication facility, and substantially all of its semiconductor device requirements are currently supplied by two outside foundries in Asia. Any sudden demand for an increased amount of semiconductor devices or sudden reduction or elimination of any existing source or sources of semiconductor devices could result in a material delay in the shipment of the Company's products. In addition, substantially all of the Company's products are assembled and tested by one of two third-party subcontractors in Asia. The Company does not have long-term agreements with any of these suppliers. Any problems associated with the fabrication facilities, and the delivery, quality or cost of the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations.

                              BROADCOM CORPORATION

9. SUBSEQUENT EVENTS

STOCK SPLIT

     On February 3, 1998, the Board of Directors approved a 3-for-2 split, effective March 9, 1998, of the Company's Common Stock. All share and per share amounts in the accompanying financial statements have been retroactively restated to reflect the stock split in the Company's capital structure.

SALE OF SHARES TO CISCO SYSTEMS

     On February 3, 1998, Cisco Systems, Inc. (Cisco) exercised its option to purchase 500,000 shares of Class A Common Stock upon consummation of the Company's initial public offering at a price per share equal to the initial public offering price, net of underwriting discounts and commissions. Such option was granted to Cisco in connection with the Development and License Agreement entered into between the Company and Cisco and effective in September 1996, as amended on February 3, 1998.

1998 STOCK INCENTIVE PLAN

     The 1998 Stock Incentive Plan (the 1998 Plan) was adopted on February 3, 1998 to serve as the successor equity incentive program to the Company's 1994 Plan. A total of 16,115,343 shares of Common Stock have been authorized for issuance under the 1998 Plan. On the 1998 Plan effective date, outstanding options under the 1994 Plan and the 1998 Special Stock Option Plan (the Special
Plan), a plan adopted to permit options to be granted with terms permitted by the 1998 Plan prior to the 1998 Plan becoming effective, will be incorporated into the 1998 Plan, and no further option grants will be made under the 1994 Plan or the Special Plan.

1998 EMPLOYEE STOCK PURCHASE PLAN

     The 1998 Employee Stock Purchase Plan (the Purchase Plan) was adopted on February 3, 1998, which allows employees to designate up to 15 percent of their total compensation to purchase shares of the Company's Class A Common Stock at 85% of fair market value. 750,000 shares of Class A Common Stock have been reserved for issuance under the Purchase Plan.

ENGAGEMENT AGREEMENT WITH IRELL & MANELLA

     Irell & Manella has represented and continues to represent the Company in various legal matters pursuant to an engagement agreement dated as of January 1, 1997, and amended as of January 1, 1998. Under the engagement agreement, the Company has agreed to pay Irell & Manella a fixed fee plus costs for the firm's legal services rendered from and after January 1, 1998 with respect to certain litigation matters. Irell & Manella has agreed to render legal services to the Company on most other matters at reduced rates from the firm's standard for the two-year period commencing January 1, 1998.

                                [BROADCOM LOGO]

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                     [ALTERNATE PAGE FOR CISCO PROSPECTUS]

PROSPECTUS (Subject to Completion)
Issued April 8, 1998

                                 500,000 Shares

                                [BROADCOM LOGO]
                             CLASS A COMMON STOCK.

                            ------------------------

THIS PROSPECTUS RELATES TO THE 500,000 SHARES OF CLASS A COMMON STOCK TO BE SOLD
  BY THE COMPANY TO CISCO SYSTEMS, INC. THE COMPANY HAS TWO CLASSES OF COMMON
STOCK: CLASS A COMMON STOCK AND CLASS B COMMON STOCK (COLLECTIVELY, THE "COMMON STOCK"). THE SHARES OF COMMON STOCK ARE SUBSTANTIALLY IDENTICAL EXCEPT THAT THE
  HOLDERS OF CLASS A COMMON STOCK ARE ENTITLED TO ONE VOTE PER SHARE, AND THE HOLDERS OF CLASS B COMMON STOCK ARE ENTITLED TO TEN VOTES PER SHARE, ON ALL
 MATTERS SUBMITTED TO A VOTE OF THE SHAREHOLDERS. EACH SHARE OF CLASS B COMMON
   STOCK IS CONVERTIBLE AT THE OPTION OF THE HOLDER INTO ONE SHARE OF CLASS A COMMON STOCK, AND GENERALLY WILL AUTOMATICALLY CONVERT INTO ONE SHARE OF CLASS A COMMON STOCK UPON TRANSFER OF THE CLASS B COMMON STOCK FROM ITS ORIGINAL HOLDER.
 SEE "DESCRIPTION OF CAPITAL STOCK." PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK OF THE COMPANY. THE OFFERING PRICE TO CISCO
    SYSTEMS, INC. WILL BE EQUAL TO THE INITIAL PUBLIC OFFERING PRICE OF THE COMPANY'S CLASS A COMMON STOCK, NET OF UNDERWRITING DISCOUNTS AND COMMISSIONS.
IT IS CURRENTLY ESTIMATED THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN
 $18 AND $20 PER SHARE. THE SHARES OF CLASS A COMMON STOCK OFFERED HEREBY HAVE
   BEEN APPROVED FOR QUOTATION ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL
                                    "BRCM."

                            ------------------------

 ALL REFERENCES HEREIN TO "THIS OFFERING," "OFFERED HEREBY," "THE OFFERING MADE
    HEREBY" AND "SELLING SHAREHOLDERS" REFER TO THE COMPANY'S INITIAL PUBLIC
                       OFFERING OF CLASS A COMMON STOCK.

                            ------------------------

        THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                          COMMENCING ON PAGE 5 HEREOF.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
         , 1998

                     [ALTERNATE PAGE FOR CISCO PROSPECTUS]

     NO PERSON IS AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY ANY SELLING SHAREHOLDER OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

     UNTIL           , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                            ------------------------

                               TABLE OF CONTENTS

                                 PAGE
                                 ----
Prospectus Summary.............    3
Risk Factors...................    5
Sale of Shares to Cisco
  Systems......................   16
Use of Proceeds................   16
Dividend Policy................   16
Capitalization.................   17
Dilution.......................   18
Selected Financial Data........   19
Management's Discussion and
  Analysis of Financial
  Condition and Results of
  Operations...................   20
Business.......................   26

                                 PAGE
                                 ----
Management.....................   44
Certain Transactions...........   54
Principal and Selling
  Shareholders.................   56
Description of Capital Stock...   57
Shares Eligible for Future
  Sale.........................   60
Plan of Distribution...........   62
Legal Matters..................   63
Experts........................   64
Additional Information.........   64
Glossary of Technical Terms....   65
Index to Financial
  Statements...................  F-1

                            ------------------------

     The Company intends to furnish its shareholders with annual reports containing financial statements audited by its independent accountants and quarterly reports containing unaudited financial information for the first three quarters of each year.

                            ------------------------

     Broadcom and QAMLink are registered trademarks of the Company. This Prospectus also includes trademarks of companies other than the Company.

                            ------------------------

     Except as otherwise noted herein, information in this Prospectus assumes
(i) the conversion of all outstanding shares of convertible Preferred Stock into an aggregate of 8,453,517 shares of Class B Common Stock upon consummation of this offering, (ii) the recapitalization of the Company on March 9, 1998 to effect the conversion into Class B Common Stock of all shares of the Company's common stock issued and outstanding or reserved for issuance on March 9, 1998,
(iii) no exercise of outstanding options to purchase shares of Class B Common Stock, of which options to purchase 8,277,815 shares were outstanding at March 31, 1998, (iv) the three-for-two stock split of the Company's Class B Common Stock effected on March 9, 1998 and (v) no exercise of the Underwriters' over-allotment option.

                     [ALTERNATE PAGE FOR CISCO PROSPECTUS]

                              PLAN OF DISTRIBUTION

     The shares being registered hereunder are being issued and sold by the Company to Cisco Systems pursuant to a stock purchase agreement entered into upon exercise of an option granted to Cisco Systems in conjunction with a development agreement. This offering is not being underwritten. See "Sale of Shares to Cisco Systems" and "Certain Transactions."

                                 LEGAL MATTERS

     The validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company by Brobeck Phleger & Harrison LLP, Newport Beach, California.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the Securities and Exchange Commission and NASD registration fees. All of the expenses below will be paid by the Company.


                            ITEM
                            ----
Registration fee............................................  $   26,491
NASD filing fee.............................................       5,888
Nasdaq National Market listing fee..........................      60,000
Blue sky fees and expenses..................................      10,000
Printing and engraving expenses.............................     200,000
Legal fees and expenses.....................................     500,000
Accounting fees and expenses................................     200,000
Transfer Agent and Registrar fees...........................      10,000
Miscellaneous...............................................      37,621
                                                              ----------
          Total.............................................  $1,050,000
                                                              ==========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Articles of Incorporation limit the personal liability of its directors for monetary damages to the fullest extent permitted by the California General Corporation Law (the "California Law"). Under the California Law, a director's liability to a company or its shareholders may not be limited (1) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interest of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) under
Section 310 of the California Law concerning contacts or transactions between the Company and a director, or (vii) under Section 316 of the California Law concerning directors' liability for improper dividends, loans and guarantees. The limitation of liability does not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation by a director of the director's fiduciary duty to the Company or its shareholders.

     The Company's Articles of Incorporation also include an authorization for the Company to indemnify its "agents" (as defined in Section 317 of the California Law), through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this provision, the Company's Bylaws provide for indemnification of the Company's directors, officers and employees. In addition, the Company, at its discretion, may provide indemnification to persons whom the Company is not obligated to indemnify. The Bylaws also allow the Company to enter into indemnity agreements with individual directors, officers, employees and other agents. These indemnity agreements have been entered into with all directors and executive officers and provide the maximum indemnification permitted by law. These agreements, together with the Company's Bylaws and Articles of Incorporation, may require the Company, among other things, to indemnify these directors or executive officers (other than for liability resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' insurance if available on reasonable terms. Section 317 of the California Law and the Company's Bylaws make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expense incurred) arising under the Securities Act.

     The Company, with the approval of the Board of Directors, intends to obtain directors' and officers' liability insurance prior to the effectiveness of this offering.

     There is no pending litigation or proceeding involving any director, officer, employee or agent of the Company in which indemnification will be required or permitted. Moreover, the Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. The Company believes that the foregoing indemnification provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

     The Underwriting Agreement (the form of which is filed as Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the Company and its officers and directors, and by the Company of the Underwriters, for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Each share of Class B Common Stock is convertible into one share of Class A Common Stock at any time at the option of the holder, and will automatically convert upon transfer, except to certain Permitted Transferees as defined in the Articles of Incorporation. The following is a summary of transactions by the Registrant since January 1, 1995 involving sales of the Registrant's securities that were not registered under the Securities Act:

     1. In March 1995, the Registrant issued and sold 500,000 shares of Series C Preferred Stock to Scientific-Atlanta, Inc. at a price per share of $2.00. Each share of Series C Preferred Stock will convert into three shares of Class B Common Stock upon consummation of this offering.

     2. In February 1996, the Registrant issued and sold an aggregate of 493,839 shares of Series D Preferred Stock to 22 accredited individual investors and strategic partners at a price per share of $6.00, or an aggregate purchase price of $2,963,000. Each share of Series D Preferred Stock will convert into three shares of Class B Common Stock upon consummation of this offering.

     3. In June 1997, the Registrant issued and sold 60,000 shares of Class B Common Stock to the Regents of the University of New Mexico ("UNM") in connection with a License Agreement between UNM and the Registrant. The shares were issued as part of the Registrant's consideration to UNM in return for a license grant and certain research and development services rendered to the Registrant. The consideration tendered to the Registrant was valued at an aggregate of $67,800 or $1.13 per share.

     4. In September 1997, the Registrant issued and sold 1,500,000 shares of Series E Preferred Stock to General Instrument Corporation at a price per share of $15.15, or an aggregate purchase price of $22,750,000. This transaction was undertaken in connection with a Development, Supply and License Agreement between General Instrument and the Registrant. Each share of Series E Preferred Stock will convert into 1.5 shares of Class B Common Stock upon consummation of this offering.

     5. In October 1997, the Registrant issued and sold 225,000 shares of Class B Common Stock to Irell & Manella LLP at a price per share of $4.67, or an aggregate purchase price of $1,050,000.


     6. Since January 1, 1995, the Registrant has issued non-qualified stock options under its 1994 Plan and Special Plan to certain eligible officers, directors, consultants and employees to the purchase an aggregate of 13,590,325 shares of Class B Common Stock. Such optionees included consultants who rendered bonafide consulting services to the Registrant, which services included engineering support, marketing services and strategic planning and guidance. None of the optionees paid any cash consideration for such options. Such options did not involve a "sale" of securities; and, accordingly, registration was not required. The following table sets forth the grant date, number of options, current exercise price and class of optionees for all of such options:


                        NO. OF      EXERCISE            CLASS OF
     GRANT DATE         OPTIONS      PRICE              OPTIONEES
---------------------  ---------    --------    -------------------------
03/01/95 to 01/31/96   2,212,500     $ 0.07     Employees and Consultants
03/01/96 to 07/08/96   1,507,500     $ 0.50     Employees and Consultants
07/11/96 to 07/31/96     418,500     $ 1.00     Employees and Consultant
08/06/96 to 08/29/97   3,770,250     $ 1.13     Employees and Consultants
06/23/97                 750,000     $ 1.25     Two Officers
09/15/97 to 09/30/97     421,500     $ 3.00     Employees
10/09/97 to 10/31/97     514,200     $ 4.00     Employees
11/03/97 to 11/28/97     485,700     $ 5.00     Employees and a Director
12/01/97 to 12/31/97     462,000     $ 8.00     Employees
01/01/98 to 03/27/98   2,968,175     $10.00     Employees, Consultants
                                                and Officers



     Following March 28, 1998, all options granted by the Company were at an exercise price equal to the Price to Public set forth on the cover page of this Prospectus. Between March 28, 1998 and March 31, 1998 the Company granted options to employees to purchase an aggregate of 80,000 shares of Class B Common Stock. The sale and issuance of securities set forth above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof or Rule 701 adopted thereunder. The recipients of the securities in each of the transactions set forth in above represented their intention to acquire such securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments used in such transactions. All recipients received adequate information about the Registrant at the time of the acquisition of such securities or had access, through employment or other relationships with the Registrant, to such information.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following Exhibits are attached hereto and incorporated herein by reference.


    EXHIBIT
      NO.                             DESCRIPTION
    -------                           -----------
     1.1**    Form of Underwriting Agreement.
     3.1**    Amended and Restated Articles of Incorporation of the
              Registrant.
     3.2**    Bylaws of the Registrant.
     4.1**    Specimen certificate representing shares of Class A Common
              Stock of the Registrant.
     5.1**    Form of Opinion of Brobeck Phleger & Harrison LLP.
    10.1**    Form of Indemnification Agreement for Directors of the
              Registrant.
    10.2**    Form of Indemnification Agreement for Officers of the
              Registrant.
    10.3**    1994 Amended and Restated Stock Option Plan, together with form of Stock Option Agreement, form of Stock Purchase
              Agreement, form of promissory note and form of stock pledge agreement.
    10.4      1998 Stock Incentive Plan, together with form of Stock
              Option Agreement and form of Stock Issuance Agreement.
    10.5**    1998 Employee Stock Purchase Plan.
    10.6**    Loan and Security Agreement dated March 23, 1995 between the
              Registrant and Silicon Valley Bank, as amended.
    10.7**    Standard Form Office Lease dated April 30, 1995 between the
              Registrant and Laguna Canyon, Inc., as amended.

    EXHIBIT
      NO.                             DESCRIPTION
    -------                           -----------
    10.8+**   Development, Supply and License Agreement dated September
              29, 1997 between the Registrant and General Instrument
              Corporation, formerly known as NextLevel Systems, Inc.
    10.9**    Stock Purchase Agreement dated February 3, 1998 between the
              Registrant and Cisco Systems, Inc.
    10.10**   Registration Rights Agreement dated February 26, 1996 among the Registrant and certain of its shareholders, as amended.
    10.11**   Industrial Lease dated February 16, 1998 between the
              Registrant and Irvine Technology Partners.
    10.12**   1994 Special Stock Option Plan, together with form of Stock
              Option Agreement and form of Stock Purchase Agreement.
    10.13**   Stock Purchase Agreement dated October 31, 1997 between the
              Registrant and Irell & Manella LLP.
    10.14+**  Engagement Agreement dated January 1, 1997, as amended, between the Registrant and Irell & Manella LLP.
    11.1**    Statement Regarding Computation of Earnings Per Share
              (contained in Note 1 of Notes to Financial Statements).
    23.1      Consent of Independent Auditors.
    23.2      Consent of Brobeck Phleger & Harrison LLP (contained in
              Exhibit 5.1).
    24.1**    Power of Attorney (contained on signature page on page
              II-5).
    27.1**    Financial Data Schedule.


------------

** Previously filed.


+ Registrant has sought confidential treatment pursuant to Rule 406 of portions of the referenced exhibit.

     (b)   FINANCIAL STATEMENT SCHEDULES

          (1) Report of Independent Auditors on Financial Statement Schedule

          (2) Schedule II--Valuation and qualifying accounts

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 8th day of April, 1998.


                                          BROADCOM CORPORATION

                                          By:  /s/ HENRY T. NICHOLAS, III
                                            ------------------------------------
                                                   Henry T. Nicholas, III
                                                 Co-Chairman, President and
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:



                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

             /s/ HENRY T. NICHOLAS, III                Co-Chairman, President and Chief   April 8, 1998
-----------------------------------------------------          Executive Officer
               Henry T. Nicholas, III                    (principal executive officer)

                  /s/ HENRY SAMUELI                     Co-Chairman, Vice President of    April 8, 1998
-----------------------------------------------------           Engineering and
                    Henry Samueli                           Chief Technical Officer

                /s/ WILLIAM J. RUEHLE                   Vice President, Chief Financial   April 8, 1998
-----------------------------------------------------        Officer and Secretary
                  William J. Ruehle                        (principal financial and
                                                              accounting officer)

                          *                                        Director               April 8, 1998
-----------------------------------------------------
                    Alan E. Ross

                          *                                        Director               April 8, 1998
-----------------------------------------------------
                  Werner F. Wolfen

                          *                                        Director               April 8, 1998
-----------------------------------------------------
                   Myron S. Eichen


*By:  /s/ HENRY T. NICHOLAS, III
     -------------------------------
         Henry T. Nicholas, III
            Attorney-in-Fact

         REPORT OF INDEPENDENT AUDITORS ON FINANCIAL STATEMENT SCHEDULE

Board of Directors
Broadcom Corporation

     We have audited the financial statements of Broadcom Corporation as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated January 16, 1998, except for Notes 7 and 9, as to which the date is March 20, 1998 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/  Ernst & Young LLP
Orange County, California
January 16, 1998, except for
Notes 7 and 9, as to which
the date is March 20, 1998

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                              BROADCOM CORPORATION

                                           BALANCE AT    CHARGED TO   CHARGED TO                BALANCE AT
                                          BEGINNING OF   COSTS AND      OTHER                     END OF
              DESCRIPTION                    PERIOD       EXPENSES     ACCOUNTS    DEDUCTIONS     PERIOD
              -----------                 ------------   ----------   ----------   ----------   ----------
Year ended December 31, 1995:
  Deducted from asset accounts:
     Allowance for doubtful accounts and
       sales returns....................    $ 50,000     $  162,000      $ --       $ 50,000    $  162,000
     Reserve for excess and obsolete
       inventory........................          --         55,000        --             --        55,000
                                            --------     ----------      ----       --------    ----------
          Total.........................    $ 50,000     $  217,000      $ --       $ 50,000    $  217,000
                                            ========     ==========      ====       ========    ==========
Year ended December 31, 1996:
  Deducted from asset accounts:
     Allowance for doubtful accounts and
       sales returns....................    $162,000     $  213,000      $ --       $228,000    $  147,000
     Reserve for excess and obsolete
       inventory........................      55,000      1,055,000        --        361,000       749,000
                                            --------     ----------      ----       --------    ----------
          Total.........................    $217,000     $1,268,000      $ --       $589,000    $  896,000
                                            ========     ==========      ====       ========    ==========
Year ended December 31, 1997:
  Deducted from asset accounts:
     Allowance for doubtful accounts and
       sales returns....................    $147,000     $  574,000      $ --       $     --    $  721,000
     Reserve for excess and obsolete
       inventory........................     749,000      1,028,000        --         91,000     1,686,000
                                            --------     ----------      ----       --------    ----------
          Total.........................    $896,000     $1,602,000      $ --       $ 91,000    $2,407,000
                                            ========     ==========      ====       ========    ==========

                                 EXHIBIT INDEX


    EXHIBIT                                                                    SEQUENTIALLY
      NO.                             DESCRIPTION                                NO. PAGE
    -------                           -----------                           -------------------
     1.1**    Form of Underwriting Agreement..............................
     3.1**    Amended and Restated Articles of Incorporation of the
              Registrant..................................................
     3.2**    Bylaws of the Registrant....................................
     4.1**    Specimen certificate representing shares of Class A Common
              Stock of the Registrant.....................................
     5.1**    Form of Opinion of Brobeck Phleger & Harrison LLP...........
    10.1**    Form of Indemnification Agreement for Directors of the
              Registrant..................................................
    10.2**    Form of Indemnification Agreement for Officers of the
              Registrant..................................................
    10.3**    1994 Amended and Restated Stock Option Plan, together with form of Stock Option Agreement, form of Stock Purchase
              Agreement, form of promissory note and form of stock pledge agreement...................................................
    10.4      1998 Stock Incentive Plan, together with form of Stock
              Option Agreement and form of Stock Issuance Agreement.......
    10.5**    1998 Employee Stock Purchase Plan...........................
    10.6**    Loan and Security Agreement dated March 23, 1995 between the
              Registrant and Silicon Valley Bank, as amended..............
    10.7**    Standard Form Office Lease dated April 30, 1995 between the
              Registrant and Laguna Canyon, Inc., as amended..............
    10.8+**   Development, Supply and License Agreement dated September
              29, 1997 between the Registrant and General Instrument
              Corporation, formerly known as NextLevel Systems, Inc. .....
    10.9**    Stock Purchase Agreement dated February 3, 1998 between the
              Registrant and Cisco Systems, Inc. .........................
    10.10**   Registration Rights Agreement dated February 26, 1996 among the Registrant and certain of its shareholders, as
              amended.....................................................
    10.11**   Industrial Lease dated February 16, 1998 between the
              Registrant and Irvine Technology Partners...................
    10.12**   1994 Special Stock Option Plan, together with form of Stock
              Option Agreement and form of Stock Purchase Agreement.......
    10.13**   Stock Purchase Agreement dated October 31, 1997 between the
              Registrant and Irell & Manella LLP..........................
    10.14+**  Engagement Agreement dated January 1, 1997, as amended, between the Registrant and Irell & Manella LLP..............
    11.1**    Statement Regarding Computation of Earnings Per Share
              (contained in Note 1 of Notes to Financial Statements)......
    23.1      Consent of Independent Auditors.............................
    23.2      Consent of Brobeck Phleger & Harrison LLP (contained in
              Exhibit 5.1)................................................
    24.1**    Power of Attorney (contained on signature page on page
              II-5).......................................................
    27.1**    Financial Data Schedule.....................................


------------

** Previously filed.


+ Registrant has sought confidential treatment pursuant to Rule 406 of portions of the referenced exhibit.